       AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                       PAYLESS SHOESOURCE HOLDINGS, INC.
               (Exact name of registrant as specified in charter)

           DELAWARE                            5661                           43-1813160
 (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
      of incorporation or          Classification Code Number)           Identification No.)
        organization)
                                                                WILLIAM J. RAINEY
                                                         SENIOR VICE PRESIDENT, SECRETARY
                                                               AND GENERAL COUNSEL
         3231 SOUTH EAST SIXTH STREET                      3231 SOUTH EAST SIXTH STREET
             TOPEKA, KANSAS 66607                              TOPEKA, KANSAS 66607
                (785) 233-5171                                    (785) 233-5171
 (Address, including zip code, and telephone         (Name, address, including zip code, and
               number, including                    telephone number, including area code, of
area code, of registrant's principal executive                  agent for service)
                   offices)

                          ---------------------------
                                   COPIES TO:
                            FRANCIS J. AQUILA, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                          ---------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has become effective.
                          ---------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          ---------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
              TITLE OF EACH CLASS                 AMOUNT TO BE      OFFERING PRICE           AGGREGATE           AMOUNT OF
        OF SECURITIES TO BE REGISTERED           REGISTERED(2)       PER UNIT(3)         OFFERING PRICE(3)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
  together with Preferred stock purchase
  rights(1)....................................    37,347,552           $72.44             $2,705,456,667       $798,109.72
------------------------------------------------------------------------------------------------------------------------------

(1) Preferred stock purchase rights are attached to and will trade with the common stock, par value $.01 per share, ("New Payless Common Stock") of Payless ShoeSource Holdings, Inc., a Delaware corporation ("New Payless").

(2) Represents the maximum number of shares of New Payless Common Stock to be issuable upon consummation of the merger (the "Merger") of Payless ShoeSource Merger Corp., a Missouri corporation and a wholly-owned subsidiary of New Payless, with and into Payless ShoeSource, Inc., a Missouri corporation ("Payless"), based on an exchange of one share of New Payless Common Stock, for each outstanding share of common stock, par value $.01 per share, of Payless ("Payless Common Stock").

(2) Pursuant to Rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the shares of Payless Common Stock to be canceled in the Merger and is based upon the average of the reported high and low sales prices of a share of Payless Common Stock on the New York Stock Exchange, Inc. Composite Tape on April 14, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                               PAYLESS SHOESOURCE
                                                                  April 21, 1998

Dear Shareowner:

     On behalf of the Board of Directors and management of Payless ShoeSource, Inc., I cordially invite you to attend the Annual Meeting of the Shareowners at the Washburn University Bradbury Thompson Center (Corner of Jewell and 17th Streets), Topeka, Kansas, on Friday, May 22, 1998, at 10:00 a.m., Central Daylight Time.

     We will have a lot to discuss at the Annual Meeting, including our achievements in 1997 and the proposed corporate reorganization you will be asked to approve. In fiscal 1997, we achieved a 25% increase in basic earnings per share, driven by strong growth in same-store sales and margins. In 1997, we entered our first international market, Canada, and completed our acquisition of the Parade of Shoes women's shoe chain. We also repurchased $150 million of our common stock. During fiscal 1997, the market value of our shares increased approximately 74%.

     At the annual meeting, we will ask you to approve an important change in our corporate structure. If approved, we intend to reorganize our corporate legal structure by forming a new holding company incorporated in Delaware (which will be named Payless ShoeSource, Inc.). Our Board of Directors has unanimously approved this reorganization, and recommends that you approve it for two principal reasons:

     - Corporate planning should be simplified because Delaware corporate law principles are more well established and predictable than those of Missouri.

     -  This reorganization will allow us to reduce certain taxes.

     OUR BOARD HAS UNANIMOUSLY RECOMMENDED THAT YOU HELP US CAPTURE THESE POTENTIAL BENEFITS BY VOTING "FOR" THIS PROPOSAL. YOUR VOTE IS VERY IMPORTANT. HOLDERS OF AT LEAST TWO-THIRDS OF OUTSTANDING PAYLESS COMMON STOCK MUST AFFIRMATIVELY APPROVE THE REORGANIZATION IN ORDER FOR IT TO BE EFFECTED.

     If the reorganization is approved, your existing shares of Payless Common Stock will be automatically converted into shares of the holding company. YOU WILL NOT NEED TO EXCHANGE YOUR EXISTING CERTIFICATES REPRESENTING PAYLESS COMMON STOCK FOR CERTIFICATES REPRESENTING SHARES OF THE HOLDING COMPANY. Our corporate name, management, and strategies will remain substantially the same, and you will continue to find our stock quoted on the New York Stock Exchange under the symbol PSS.

     The reorganization is described in greater detail in the attached Notice of Annual Meeting of Shareowners and Proxy Statement/Prospectus. I urge you to read these documents carefully.

     IT IS IMPORTANT THAT YOUR SHARES OF PAYLESS COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON, AND THAT VOTE WILL SUPERSEDE ANY EARLIER VOTE BY YOU BY PROXY.

                                          Sincerely,

                                          /s/ Steven J. Douglass
                                          Steven J. Douglass
                                          Chairman and Chief Executive Officer

DIRECTIONS TO WASHBURN UNIVERSITY BRADBURY THOMPSON CENTER

     The Bradbury Thompson Center is located on the Washburn University Campus on the southwest corner of 17th and Jewell Streets. The Annual Meeting will be held in the Ruth Garvey Fink Room, First Floor of the Bradbury Thompson Center.

     Parking is available for you in Parking Lots 10 and 11. From the parking lot, you may enter the Bradbury Thompson Center from the south or east entrances.

                                     [MAP]

                               Payless ShoeSource

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                           TO BE HELD ON MAY 22, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareowners (the "Annual Meeting") of Payless ShoeSource, Inc., a Missouri corporation ("Payless"), will be held at the Washburn University Bradbury Thompson Center (Corner of Jewell and 17th Streets), Topeka, Kansas, on Friday, May 22, 1998, at 10:00 a.m., Central Daylight Time, to consider and take action on the following proposals:

     1. Adoption of an Agreement and Plan of Merger dated as of April 20, 1998 (the "Merger Agreement") among Payless, Payless ShoeSource Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Payless ("New Payless"), and Payless Merger Corp., a Missouri corporation and a wholly owned subsidiary of New Payless ("Merger Sub"). A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus. The Merger Agreement provides, among other things, that Merger Sub will be merged with and into Payless (the "Merger") and that each share of common stock, par value $.01 per share, of Payless ("Payless Common Stock"), will be automatically converted into one share of common stock, par value $.01 per share, of New Payless. Following the Merger, Payless Merger 2 Corp., a Missouri corporation and a wholly owned subsidiary of PSS Investment II, Inc., a Nevada corporation (currently a wholly owned subsidiary of Payless), will merge with and into Payless with the result being that Payless will be an indirect wholly owned subsidiary of New Payless;

     2. Election of four directors to the Board of Directors of Payless, three for three-year terms expiring in 2001 and one with a two-year term expiring in 2000;

     3. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for our 1998 fiscal year; and

     4. Such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     The foregoing matters are more fully described in the accompanying Proxy Statement/Prospectus. Only holders of record of Payless Common Stock on April 15, 1998 are entitled to vote on these proposals at the Annual Meeting or any adjournments or postponements thereof.

        SHAREOWNERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.

April 21, 1998
                                          By Order of The Board of Directors,

                                          /s/ WILLIAM J. RAINEY
                                          William J. Rainey
                                          Secretary

                                   IMPORTANT

     EVEN THOUGH YOU MAY EXPECT TO ATTEND THE ANNUAL MEETING, IT IS URGENTLY REQUESTED THAT, WHETHER YOUR HOLDINGS OF PAYLESS COMMON STOCK ARE LARGE OR SMALL, YOU PROMPTLY FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON, AND THAT VOTE WILL SUPERSEDE ANY EARLIER VOTE BY PROXY.

                               PAYLESS SHOESOURCE

PROXY STATEMENT                                                       PROSPECTUS
PAYLESS SHOESOURCE, INC.                       PAYLESS SHOESOURCE HOLDINGS, INC.

     This Prospectus, including the Proxy Statement forming a part hereof (this "Proxy Statement/Prospectus"), is being furnished to shareowners of Payless ShoeSource, Inc., a Missouri corporation ("Payless"), in connection with the solicitation of proxies by the Board of Directors of Payless (the "Payless Board") from holders of outstanding shares of common stock, par value $.01 per share, of Payless ("Payless Common Stock"), for use at the annual meeting (including any adjournments or postponements thereof) of shareowners of Payless (the "Annual Meeting") to be held at the Washburn University Bradley Thompson Center, Topeka, Kansas, on Friday, May 22, 1998 at 10:00 a.m., Central Daylight Time.

     At the Annual Meeting, shareowners of Payless will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of April 20, 1998, (the "Merger Agreement") among Payless, Payless ShoeSource Holdings, Inc. (which will be renamed Payless ShoeSource, Inc. prior to the Merger (as defined below)), a Delaware corporation ("New Payless") and a wholly-owned subsidiary of Payless, and Payless Merger Corp., a Missouri corporation ("Merger Sub") and a wholly owned subsidiary of New Payless. The Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. The Merger Agreement provides for the merger of Merger Sub with and into Payless (the "Merger"), with Payless being the corporation surviving the Merger (sometimes, with respect to the period following the Merger, being referred to as the "Surviving Corporation"). At the Effective Time (as defined herein), New Payless will become the parent corporation of Payless and a holding company governed by the corporate law of the State of Delaware. Following the Effective Time, Payless Merger 2 Corp., a Missouri corporation and a wholly owned subsidiary of PSS Investment II, Inc., a Nevada corporation ("Payless Nevada"), which will be a wholly owned subsidiary of New Payless, will merge with and into Payless (the "Nevada Merger") with Payless being the surviving corporation of the Nevada Merger, and becoming, as result of the Nevada Merger, a wholly owned subsidiary of Payless Nevada (the Merger and the Nevada Merger are collectively referred to as the "Reorganization"). See "Summary -- Illustration of the Steps of the Reorganization". A vote in favor of the adoption of the Merger Agreement will be considered approval of the Reorganization (including the Nevada Merger).

     In addition, at the Annual Meeting, shareowners of Payless will be asked to elect four directors to the Payless Board (three with three-year terms expiring in 2001 and one with a two-year term expiring in 2000) and to ratify the appointment of Arthur Andersen LLP as independent public accountants for the 1998 fiscal year of Payless.

     At the Effective Time and as a result of the Merger, each then issued and outstanding share of Payless Common Stock will automatically be converted into one share of common stock, par value $.01 per share, of New Payless ("New Payless Common Stock") together with one attached right ("Rights") to purchase Series A Preferred Stock, par value $.01 per share, of New Payless.

     The Payless Board has unanimously approved the Merger and the Merger Agreement, believes that the Merger and the Reorganization are in the best interests of Payless and its shareowners, and unanimously recommends that the holders of Payless Common Stock vote in favor of the proposal to adopt the Merger Agreement and, accordingly, to authorize the Reorganization (including the Nevada Merger).

     IF THE MERGER IS EFFECTED, IT WILL NOT BE NECESSARY FOR HOLDERS OF PAYLESS COMMON STOCK TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES ("PAYLESS CERTIFICATES") REPRESENTING SHARES OF PAYLESS COMMON STOCK FOR CERTIFICATES REPRESENTING SHARES OF NEW PAYLESS COMMON STOCK ("NEW PAYLESS CERTIFICATES"). THE PAYLESS CERTIFICATES WILL AUTOMATICALLY REPRESENT SHARES OF NEW PAYLESS COMMON STOCK IMMEDIATELY FOLLOWING THE EFFECTIVE TIME.

     New Payless has filed a Registration Statement on Form S-4 (including exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering approximately 37,347,552 shares of New Payless Common Stock (and accompanying Rights) which are expected to be issuable upon consummation of the Merger. This Proxy Statement/Prospectus constitutes the Proxy Statement of Payless relating to the solicitation of proxies for use at the Annual Meeting and the Prospectus of New Payless filed as part of the Registration Statement. This Proxy Statement/ Prospectus and the accompanying proxy are first being provided to shareowners of Payless on or about April 22, 1998.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           -------------------------

         The date of this Proxy Statement/Prospectus is April 21, 1998.

                             AVAILABLE INFORMATION

     Payless is, and New Payless expects to be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Reports, proxy statements and other information filed by Payless can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Payless. The address of such site is http://www.sec.gov. Payless Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"). As such, reports, proxy statements and other information concerning Payless may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The omitted information can be inspected and copied at the above-described reference facilities maintained by the SEC. For further information, reference is made to such Registration Statement.

     Following the Merger described in this Proxy Statement/Prospectus, New Payless will become subject to the same informational requirements as Payless is prior to the Effective Time, and will file reports, proxy statements and other information with the SEC in accordance with the Exchange Act and with the NYSE pursuant to the Exchange Act and rules of the NYSE. Payless does not expect to be subject to such requirements after the Effective Time.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Payless with the SEC (File No. 1-11633) are incorporated in this Proxy Statement/Prospectus by reference and made a part hereof:

          (i) the Annual Report on Form 10-K for the year ended January 31,
     1998;

          (ii) the description of Payless Common Stock contained in the Registration Statement on Form 10 of Payless dated April 15, 1996; and

          (iii) the description of preferred stock purchase rights of Payless contained in the Registration Statement on Form 10 of Payless dated April 15, 1996.

     All documents subsequently filed by Payless pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Proxy Statement/Prospectus and prior to the date of the Annual Meeting to which this Proxy Statement/Prospectus relates, shall be deemed to be incorporated in this Proxy Statement/Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement/Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. PAYLESS WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT HAVE BEEN OR MAY BE INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROXY STATEMENT/PROSPECTUS INCORPORATES. SUCH REQUESTS SHOULD BE

DIRECTED TO PAYLESS SHOESOURCE, INC., 3231 SE SIXTH STREET, TOPEKA, KANSAS 66607, ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (785) 233-5171. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 15, 1998.
                           -------------------------

     No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus in connection with the offer contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of shares of New Payless Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of Payless or New Payless since the respective dates as of which information is given herein. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of New Payless Common Stock by any person in any jurisdiction or in any circumstance in which such offer would be unlawful.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
AVAILABLE INFORMATION.......................................     i
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........     i
SUMMARY.....................................................     1
  The Companies.............................................     1
  The Reorganization........................................     2
  Comparative Shareowners' Rights...........................     5
  Stock Exchange Listing....................................     5
  Other Matters to be Considered at the Annual Meeting......     5
FORWARD-LOOKING STATEMENTS..................................     6
THE COMPANIES...............................................     7
  Payless ShoeSource, Inc...................................     7
  Payless ShoeSource Holdings, Inc..........................     7
  Payless Merger Corp.......................................     7
THE ANNUAL MEETING..........................................     7
  Date, Place, Time and Purpose.............................     7
  Record Date...............................................     7
  Votes Required; Shares Outstanding........................     8
  Voting and Revocation of Proxies..........................     8
  Solicitation of Proxies...................................     9
PROPOSAL I: ADOPTION OF THE AGREEMENT AND PLAN OF MERGER....    10
  General...................................................    10
  Reasons for the Reorganization............................    10
  The Merger Agreement......................................    11
  New Payless Capital Stock.................................    13
  Possible Antitakeover Effect of Certain Provisions of the
     New Payless Charter, the New Payless Bylaws and the
     DGCL...................................................    15
  Comparison of Certain Rights of the Holders of New Payless
     Common Stock and Payless Common Stock..................    17
  Interests of Certain Persons in the Reorganization........    23
  Listing of New Payless Common Stock.......................    23
  Certain Federal Income Tax Consequences...................    23
  Dissenters' Rights........................................    24
  Accounting Treatment......................................    25
  Board of Directors and Management of New Payless After the
     Merger.................................................    25
  Independent Public Accountants of New Payless.............    26
  Issuances of New Payless Common Stock.....................    26
  New Payless Charter.......................................    26
PROPOSAL II: ELECTION OF DIRECTORS..........................    27
  Directors and Nominees for Directors......................    27
  The Payless Board and Committees of the Payless Board.....    29
  Compensation Committee Interlocks and Insider
     Participation..........................................    30
  Compensation and Nominating Committee Report..............    30
  Stock Price Performance...................................    34

                                                               PAGE
                                                               ----
  Executive Compensation....................................    35
  Beneficial Stock Ownership of Directors, Nominees,
     Executive Officers and Persons Owning More Than Five
     Percent of Common Stock................................    40
PROPOSAL III: RATIFICATION OF INDEPENDENT
PUBLIC ACCOUNTANTS OF PAYLESS...............................    41
VALIDITY OF SHARES..........................................    41
EXPERTS.....................................................    41
OTHER MATTERS...............................................    41
  Section 16 Filings........................................    41
  1999 Shareowners Proposal.................................    42
  Additional Information....................................    42
ANNEX A
AGREEMENT AND PLAN OF MERGER
ANNEX B
FORM OF RESTATED CERTIFICATE OF INCORPORATION OF PAYLESS
  SHOESOURCE, INC.
ANNEX C
FORM OF AMENDED AND RESTATED BY-LAWS OF PAYLESS SHOESOURCE,
  INC.
ANNEX D
FORM OF STOCKHOLDER PROTECTION RIGHTS AGREEMENT OF PAYLESS
  SHOESOURCE HOLDINGS, INC.
ANNEX E
SECTION 351.455 OF THE MISSOURI GENERAL AND BUSINESS
  CORPORATION LAW

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger and the Reorganization fully and for a more complete description of the legal terms of the Merger and the Reorganization, you should read carefully this entire document and the documents referred to in this document. See "Available Information" and "Incorporation of Certain Information by Reference."

                                 THE COMPANIES

PAYLESS SHOESOURCE, INC.
3231 South East Sixth Street
Topeka, Kansas 66607
(785) 233-5171

     Payless was founded in Topeka, Kansas in 1956 with a strategy of selling low cost, high quality family footwear on a self-service basis. In 1979, Payless was acquired by The May Department Stores Company ("May Company") of St. Louis, Missouri. In 1996, Payless became an independent company as a result of its spin-off from May Company.

     Payless is North America's largest family footwear retailer. Payless sold approximately 210 million pairs of shoes to approximately 150 million customers in 1997. Sales for the year totaled approximately $2.6 billion. Payless' core business, the Payless ShoeSource chain, features fashionable, quality footwear for women, men and children sold at affordable prices in a self-service shopping format. Under the Payless ShoeSource name, as of January 31, 1998, Payless operated 4,256 stores in the United States, Puerto Rico, the U.S. Virgin Islands, Guam and Canada located in regional malls, shopping centers, central business districts and free-standing buildings. Payless also operates Parade of Shoes, a 175-store division (as of January 31, 1998) offering fashionable women's leather footwear at moderate prices. Payless buys footwear manufactured to its specifications in 14 foreign countries and the United States and sells it under Payless ShoeSource and Parade of Shoes brand names.

PAYLESS SHOESOURCE HOLDINGS, INC.
3231 South East Sixth Street
Topeka, Kansas 66607
(785) 233-5171

     New Payless is a company incorporated under the laws of the State of Delaware and was formed for the sole purpose of effecting the Reorganization. After the consummation of the Reorganization, Payless will be an indirect wholly owned subsidiary of New Payless and shareowners of Payless will become shareowners of New Payless. Prior to the Effective Time, New Payless will be renamed Payless ShoeSource, Inc.

PAYLESS MERGER CORP.
3231 South East Sixth Street
Topeka, Kansas 66607
(785) 233-5171

     Merger Sub is a corporation incorporated under the laws of Missouri and was formed for the sole purpose of effecting the Reorganization. In the Merger, Merger Sub will merge with and into Payless and the separate corporate existence of Merger Sub will thereupon cease.

                               THE REORGANIZATION

     The Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus. Shareowners of Payless are encouraged to read the Merger Agreement in its entirety as it is the legal document that governs the Merger. The Restated Certificate of Incorporation of New Payless and the Amended and Restated Bylaws of New Payless are attached as Annexes B and C to this Proxy Statement/Prospectus. Shareowners of Payless are encouraged to read the Restated Certificate of Incorporation of New Payless and the Amended and Restated Bylaws of New Payless as they are legal documents that will govern their rights as shareowners of New Payless following the Merger.

RECORD DATE: VOTING POWER; ANNUAL MEETING

     The Annual Meeting will be held at the Washburn University Bradley Thompson Center (Corner of Jewell and 17th Streets), Topeka, Kansas, on Friday, May 22, 1998 at 10:00 a.m., Central Daylight time.

     Shareowners of Payless are entitled to vote at the Annual Meeting if they owned shares of Payless Common Stock as of the close of business on April 15, 1998 (the "Record Date").

     On the Record Date, there were 37,317,811 shares of Payless Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Payless Common Stock will have one vote at the Annual Meeting for each share of Payless Common Stock they own as of the Record Date.

VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT

     The favorable vote of the holders of at least two-thirds of the total number of issued and outstanding shares of Payless Common Stock on the Record Date is required to adopt the Merger Agreement and, accordingly, to authorize the Reorganization. YOUR FAILURE TO VOTE YOUR SHARES OF PAYLESS COMMON STOCK WILL HAVE THE EFFECT OF A VOTE AGAINST THE ADOPTION OF MERGER AGREEMENT AND, ACCORDINGLY, AGAINST AUTHORIZATION OF THE REORGANIZATION.

     A vote in favor of the adoption of the Merger Agreement will be considered approval of the Reorganization (including the Nevada Merger).

REASONS FOR THE REORGANIZATION

     The Payless Board believes that the Reorganization will benefit Payless by having New Payless be subject to the more certain and well established principles of the Delaware corporate law as it makes legal and business decisions in the future. In addition, the Payless Board believes that the Reorganization will allow Payless to manage state tax matters in a manner that may result in cost savings. Accordingly, the Payless Board has unanimously approved the Merger Agreement and the Reorganization. The Payless Board believes that the Merger and the Reorganization are in the best interests of Payless and its shareowners and unanimously recommends that shareowners of Payless vote FOR the proposal to adopt the Merger Agreement and, accordingly, to authorize the Reorganization (including the Nevada Merger). The Payless Board does not believe that, from an operational standpoint, significant changes will occur as a result of forming the holding company structure. There can be no assurance that the Reorganization will result in the benefits which the Payless Board believes will be obtained in the Reorganization.

ILLUSTRATION OF THE STEPS OF THE REORGANIZATION

     The following figures illustrate the material steps involved in the Reorganization and the entities in Payless' consolidated group which will be parties to the various steps in the Reorganization. Figure 1 illustrates the present corporate structure of Payless prior to the Merger. Figure 2 illustrates the corporate structure of New Payless following the Merger. Following the Merger, the shareowners of Payless will become shareowners of New Payless. After the Effective Time, Payless will transfer all of the outstanding shares of common stock of Payless Nevada to New Payless. Figure 3 illustrates the proposed corporate structure of New Payless after such share transfer. Figure 4 illustrates the proposed corporate structure of New Payless after the Nevada Merger. Shareowners of New Payless will continue to be shareowners of New Payless after the Nevada Merger.

                              [Figures 1, 2, 3, 4]

WHAT SHAREOWNERS OF PAYLESS WILL RECEIVE

     As a result of the Merger, holders of Payless Common Stock will, following the Effective Time, become the holders of one share of New Payless Common Stock for each share of Payless Common Stock they own at the Effective Time.

     PAYLESS SHAREOWNERS ARE NOT REQUIRED TO SEND IN THEIR PAYLESS CERTIFICATES FOR EXCHANGE. THE EXCHANGE WILL BE AUTOMATIC AND NO EXCHANGE OF PAYLESS CERTIFICATES FOR NEW PAYLESS CERTIFICATES WILL BE MADE UNTIL SUCH CERTIFICATES ARE SUBMITTED TO THE REGISTRAR AND TRANSFER AGENT OF NEW PAYLESS IN THE ORDINARY COURSE.

CONDITIONS TO THE MERGER

     The completion of the Merger depends upon the satisfaction or waiver of the following conditions: (i) the Merger Agreement having been duly approved by holders of at least two-thirds of the issued and outstanding shares of Payless Common Stock and having been duly approved by the sole stockholder of Merger Sub in accordance with applicable law and the certificate of incorporation and Bylaws of each such corporation; (ii) the shares of New Payless Common Stock issuable to the holders of Payless Common Stock pursuant to the Merger Agreement having been authorized for listing on the New York Stock Exchange (the "NYSE") upon official notice of issuance; and (iii) the date being after May 4, 1998. The parties to the Merger Agreement have acknowledged and agreed in the Merger Agreement that the condition set forth in (iii) above may not be waived.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT

     The parties to the Merger Agreement have agreed in the Merger Agreement that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by shareowners of Payless of the Merger Agreement, by mutual written consent of Payless and New Payless by action of their respective Boards of Directors. At any time prior to the Effective Time, whether before or after adoption by shareowners of Payless of the Merger Agreement, the boards of directors of the parties may modify or amend the Merger Agreement, except that the condition that the Effective Time be after May 4, 1998 may not be amended and except that, after the Merger Agreement has been adopted by shareowners of Payless, no amendment may alter or change the amount or kind of shares to be received by shareowners of Payless in exchange for their shares of Payless Common Stock or otherwise alter or change any of the terms and conditions of the Merger Agreement so as to adversely affect shareowners of Payless.

BOARD OF DIRECTORS OF AND MANAGEMENT OF NEW PAYLESS FOLLOWING THE MERGER

     The Board of Directors of New Payless (the "New Payless Board") presently consists of the same persons comprising the Payless Board and it is expected that the New Payless Board will remain the same after the Effective Time. Payless expects that Thomas A. Hays, Michael E. Murphy and Daniel Boggan Jr will continue to be assigned to Class III of the New Payless Board, whose terms will expire in 2001. Payless expects that Richard A. Jolosky, Mylle B. Mangum, and Robert L. Stark will continue to be assigned to Class II of the New Payless Board, whose terms will expire in 2000. Payless expects that Steven J. Douglass and Howard R. Fricke will continue to be assigned to Class I of the New Payless Board, whose terms will expire in 1999.

     New Payless expects that the management of New Payless at the Effective Time will be substantially the same as that of Payless immediately prior to the Effective Time.

ACCOUNTING TREATMENT

     The Payless Board expects the Merger to qualify as a corporate reorganization under common control, similar to a pooling of interests. Pursuant to this type of accounting, as of the Effective Time, the recorded balances for consolidated assets, liabilities, total shareowners' equity and results of operations of New Payless will be the same as those of Payless.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The Merger has been structured so that none of Payless, New Payless, Merger Sub or the shareowners of Payless will recognize gain or loss for federal income tax purposes as a result of the Merger. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO SHAREOWNERS OF PAYLESS WILL DEPEND ON THE FACTS OF EACH SHAREOWNER'S SITUATION. SHAREOWNERS SHOULD CONSULT THEIR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO THEM.

DISSENTERS' RIGHTS

     Under the MGCL (as defined below), Payless shareowners will have the right to a judicial determination of the value of their shares of Payless Common Stock in connection with the Merger, if they do not vote in favor of adoption of the Merger Agreement and if they follow the procedures summarized under the caption "Proposal I: Adoption of the Agreement and Plan of Merger -- Dissenters' Rights."

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

     The members of the Payless Board may have certain interests in the Reorganization which are different from or in addition to the interests of shareowners of Payless generally. These interests relate to the provisions of the DGCL relating to indemnification and exculpation from certain liabilities. The Payless Board took these interests into account in reaching its decision to recommend that shareowners of Payless vote FOR the proposal to adopt the Merger Agreement and, accordingly, to authorize the Reorganization (including the Nevada Merger). See "Proposal I: Adoption of the Agreement and Plan of
Merger -- Comparison of Certain Rights of the Holders of New Payless Common Stock and Payless Common Stock -- Limitation of Directors' Liability" and
"-- Indemnification of Directors and Officers."

                        COMPARATIVE SHAREOWNERS' RIGHTS

     Prior to the Effective Time, the New Payless Board and Payless, as the sole shareowner of New Payless, will adopt a Restated Certificate of Incorporation of New Payless (the "New Payless Charter") and Amended and Restated Bylaws of New Payless (the "New Payless Bylaws"). The New Payless Charter is attached hereto as Annex B, and is incorporated herein by reference. The New Payless Bylaws are attached hereto as Annex C and are incorporated herein by reference.

     At the Effective Time, holders of Payless Common Stock will become holders of New Payless Common Stock, and their rights as shareowners will be governed by the New Payless Charter, the New Payless Bylaws and the General Corporation Law of the State of Delaware (the "DGCL") instead of the Restated Certificate of Incorporation of Payless (the "Payless Charter"), the Bylaws of Payless (the "Payless Bylaws") and the Missouri General and Business Corporation Law (the "MGCL").

                             STOCK EXCHANGE LISTING

     New Payless will apply to list the shares of New Payless Common Stock on the NYSE. It is expected that such listing will become effective at the Effective Time. The stock exchange ticker symbol of New Payless Common Stock is expected to remain the same as Payless' ticker symbol, "PSS".

     Following the Merger, it is expected that the shares of Payless Common Stock will be delisted and will no longer be registered pursuant to Section 12 of the Exchange Act.

              OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, shareowners of Payless will also vote on proposals
(i) to elect four Directors to the Payless Board, three with three-year terms expiring in 2001 and one with a two-year term expiring in 2000 and (ii) to ratify the appointment of Arthur Andersen LLP as the independent public accountants of Payless (the "Accountant Proposal").

     The Payless Board recommends that you vote FOR these proposals.

                           FORWARD-LOOKING STATEMENTS

     This document includes various forward-looking statements about Payless and the combined company that are subject to risks and uncertainties. Forward-looking statements include information concerning anticipated financial performance of Payless and the combined company. Also, statements including the words "expects," "anticipates," "intends," "plans," "believes," "estimates," or variations of such words and similar expressions are forward-looking statements. Shareowners should note that a variety of known and unknown risks, uncertainties and other factors, some of which are discussed elsewhere in this document and in the documents that are incorporated by reference, could cause the actual financial performance of Payless or the combined company to differ materially from the anticipated financial performance set forth in or contemplated by such forward-looking statements. Such risks, uncertainties and other factors that may affect Payless' or the combined company's financial performance include, but are not limited to, the following: changes in consumer spending patterns; changes in consumer preferences; the impact of competition and pricing; changes in weather patterns; the financial condition of suppliers and merchandisers from whom Payless sources, and New Payless expects to source, its merchandise; changes in existing or potential duties, tariff or quotas; changes in relationships between the United States and foreign countries, economic and political instability in foreign countries or restrictive actions by the governments of foreign countries in which suppliers and merchandisers from whom Payless sources are located; changes in trade and foreign tax laws; fluctuations in currency exchange rates; availability of suitable store locations and appropriate terms; ability to hire and train associates; general economic, business and social conditions; and changes in or applications of tax laws or the DGCL which affect the benefits Payless is seeking to achieve in the Reorganization.

                                 THE COMPANIES

PAYLESS SHOESOURCE, INC.

     Payless was founded in Topeka, Kansas in 1956 with a strategy of selling low cost, high quality family footwear on a self-service basis. In 1979, Payless was acquired by May Company. In 1996, Payless became an independent company as a result of its spin-off from May Company.

     Payless is North America's largest family footwear retailer. Payless sold approximately 210 million pairs of shoes to approximately 150 million customers in 1997. Sales for the year totaled approximately $2.6 billion. Payless' core business, the Payless ShoeSource chain, features fashionable, quality footwear for women, men and children sold at affordable prices in a self-service shopping format. Under the Payless ShoeSource name, as of January 31, 1998, Payless operated 4,256 stores in the United States, Puerto Rico, the U.S. Virgin Islands, Guam and Canada located in regional malls, shopping centers, central business districts and free-standing buildings. Payless also operates Parade of Shoes, a 175-store division (as of January 31, 1998) offering fashionable women's leather footwear at moderate prices. Payless buys footwear manufactured to its specifications in 14 foreign countries and the United States and sells it under Payless ShoeSource and Parade of Shoes brand names.

PAYLESS SHOESOURCE HOLDINGS, INC.

     New Payless is a company incorporated under the laws of the State of Delaware and was formed for the sole purpose of effecting the Reorganization. After the consummation of the Reorganization, Payless will be an indirect wholly owned subsidiary of New Payless and shareowners of Payless will become shareowners of New Payless. Prior to the Effective Time, New Payless will be renamed Payless ShoeSource, Inc.

PAYLESS MERGER CORP.

     Merger Sub is a corporation incorporated under the laws of Missouri and was formed for the sole purpose of effecting the Reorganization. In the Merger, Merger Sub will merge with and into Payless and the separate corporate existence of Merger Sub will thereupon cease.

                               THE ANNUAL MEETING

DATE, PLACE, TIME AND PURPOSE

     This Proxy Statement/Prospectus is being furnished to holders of Payless Common Stock in connection with the solicitation of proxies by the Payless Board for use at the Annual Meeting, to be held at the Washburn University Bradley Thompson Center (Corner of Jewell and 17th Streets), Topeka, Kansas, on Friday, May 22, 1998 at 10:00 a.m., Central Daylight Time, and any adjournments or postponements thereof, to consider and vote upon the adoption of the Merger Agreement, the proposal to elect the nominees for director nominated by the Payless Board to the Payless Board and the Accountant Proposal and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. A vote in favor of the adoption of the Merger Agreement will be considered approval of the Reorganization (including the Nevada Merger).

     Each copy of this Proxy Statement/Prospectus mailed to holders of Payless Common Stock is accompanied by a form of proxy for use at the Annual Meeting.

     This Proxy Statement/Prospectus is also being furnished to holders of Payless Common Stock as a prospectus in connection with the issuance by New Payless of shares of New Payless Common Stock pursuant to the Merger Agreement.

RECORD DATE

     Holders of Payless Common Stock on the Record Date will be entitled to receive notice of and to vote on the proposals to be voted on at the Annual Meeting or at any adjournments or postponements thereof.

VOTES REQUIRED; SHARES OUTSTANDING

     As of the Record Date, there were approximately 37,317,811 shares of Payless Common Stock issued and outstanding. Each share of Payless Common Stock outstanding on the Record Date is entitled to one vote upon each matter properly submitted at the Annual Meeting.

     The presence, in person or by proxy, at the Annual Meeting of holders of a majority of the votes represented by the Payless Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the majority of the votes represented by the Payless Common Stock present and entitled to vote at the Annual Meeting is necessary to elect each of the nominees for election to the Payless Board as a director and to approve the Accountant Proposal, and the affirmative vote of at least two-thirds of the votes represented by all shares of Payless Common Stock outstanding on the Record Date is required to adopt the Merger Agreement.

     THE DIRECTORS AND EXECUTIVE OFFICERS OF PAYLESS HAVE INDICATED THEIR INTENTION TO VOTE THEIR SHARES OF PAYLESS COMMON STOCK IN FAVOR OF APPROVAL OF THE ADOPTION OF THE MERGER AGREEMENT AND THE ACCOUNTANT PROPOSAL AND FOR THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE PAYLESS BOARD AS A DIRECTOR.

VOTING AND REVOCATION OF PROXIES

     Shares of Payless Common Stock represented by a proxy properly signed and received at or prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxy. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF PAYLESS COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, FOR EACH OF THE NOMINEES FOR ELECTION TO THE PAYLESS BOARD NOMINATED BY THE PAYLESS BOARD AND FOR THE ACCOUNTANT PROPOSAL.

     With respect to the election of each of the nominees for director, votes may be cast in favor or withheld; votes that are withheld will have the effect of a vote against the director or directors for whom authority is withheld.

     Abstentions may be specified on the proposals to be voted upon at the Annual Meeting, other than the election of directors. A properly executed proxy marked "ABSTAIN" with respect to any such proposal will be counted as present for purposes of determining whether there is a quorum. A proxy marked "ABSTAIN" will not be counted for purposes of determining the number of shares represented and entitled to vote at the Annual Meeting with respect to the Accountant Proposal. Accordingly, a proxy marked "ABSTAIN" with respect to the Accountant Proposal will only have the effect of reducing the total number of votes on the Accountant Proposal. However, since the affirmative vote required for adoption of the Merger Agreement is based upon the aggregate number of shares of Payless Common Stock outstanding, a proxy marked "ABSTAIN" with respect to such proposal will have the effect of a vote against such proposal. In addition, the failure to return a proxy will have the effect of a vote against adoption of the Merger Agreement.

     Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals, such as the election of directors and the Accountant Proposal, when they have not received instructions from beneficial owners. Under NYSE rules, however, such brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposal for the shareowners to adopt the Merger Agreement and thus, absent specific instructions from the beneficial owners of shares, brokers are not empowered to vote such shares with respect to such proposal (i.e., "broker non-votes").

     SINCE THE AFFIRMATIVE VOTE OF TWO-THIRDS OF ALL OUTSTANDING SHARES OF PAYLESS COMMON STOCK IS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT AND TO, ACCORDINGLY, APPROVE THE REORGANIZATION (INCLUDING THE NEVADA MERGER), A BROKER NON-VOTE WITH RESPECT TO SUCH PROPOSAL WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER AGREEMENT AND, ACCORDINGLY, AGAINST THE AUTHORIZATION OF THE REORGANIZATION (INCLUDING THE NEVADA MERGER).

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing a duly executed revocation with the Corporate Secretary of Payless, prior to the voting of such proxy, or by the execution of a subsequent proxy. Attendance at the Annual Meeting will not have the effect of revoking a properly executed proxy unless the shareowner delivers a written revocation to the Corporate Secretary of Payless before the proxy is voted. To avoid confusion both as to how you want your shares of Payless Common Stock voted or not voted, all written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Payless ShoeSource, Inc., 3231 S.E. Sixth Street, Topeka, Kansas 66607, Attention: Corporate Secretary.

     The Payless Board does not currently expect to bring any business to be acted upon at the Annual Meeting other than as described in this Proxy Statement/Prospectus. If, however, other matters are properly brought before the Annual Meeting by the Payless Board, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. No shareowner has given notice of its intent to bring any other matter before the Annual Meeting. A proxy also confers discretionary authority on the persons named therein to approve minutes of the 1997 annual meeting of shareowners, to vote on matters incident to the conduct of the Annual Meeting and to vote on the election of any person as director if a nominee herein named should decline or become unable to serve as a director for any reason.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be paid by Payless. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and Payless will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. Payless has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitations and expects to pay such firm approximately $30,000 plus expense reimbursement, for such services. To the extent necessary in order to ensure sufficient representation at the Annual Meeting, directors, officers and employees of Payless may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareowners are urged to send in their proxies without delay.

            PROPOSAL I: ADOPTION OF THE AGREEMENT AND PLAN OF MERGER

PROPOSAL I ON THE ACCOMPANYING PROXY CARD.

GENERAL

     The Payless Board and management of Payless unanimously believe that it is in the best interest of Payless and its shareowners for Payless to reorganize itself into a holding company structure. In order to effect the Reorganization, Payless, New Payless and Merger Sub have entered into the Merger Agreement pursuant to which the Merger will occur and Payless will be the Surviving Corporation. Following the Effective Time, Payless will engage in the Nevada Merger pursuant to which Payless will become an indirect wholly owned subsidiary of New Payless. Pursuant to the terms of the Merger Agreement, each share of Payless Common Stock will be automatically converted into one share of New Payless Common Stock at the Effective Time. The Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. The Payless Board unanimously recommends you vote "FOR" the proposal to adopt the Merger Agreement and, accordingly, authorize the Reorganization (including the Nevada Merger).

     New Payless is not expected to hold significant assets, other than stock of its subsidiaries. Immediately following the Merger, the Surviving Corporation will hold substantially all of the assets and be responsible for substantially all of the liabilities and obligations of Payless and its subsidiaries prior to the Merger. New Payless will review its holding company structure on an ongoing basis and based on such review may make such internal restructuring changes as management considers appropriate. The management of the Surviving Corporation following the Merger is expected to be substantially the same as the management of Payless prior to the Merger (other than changes that would have occurred through the lapse of time whether or not the Reorganization were to be effected).

REASONS FOR THE REORGANIZATION

     General. The Payless Board has determined that the Merger and the Reorganization are in the best interests of Payless and the shareowners of Payless and has unanimously recommended that shareowners of Payless vote FOR the proposal to adopt the Merger Agreement and, accordingly, authorize the Reorganization (including the Nevada Merger), on two primary bases. First, by becoming subject to the corporate laws of the State of Delaware, corporate planning should be simplified, and, second, by reorganizing into a holding company structure and forming New Payless, Payless may obtain tax savings that it would not have obtained if it had not formed the holding company structure. The Reorganization has been divided into its two component transactions (the Merger and the Nevada Merger) in order to attempt to achieve each of the primary bases for the Reorganization and to clearly delineate the steps of the Reorganization. Payless believes that the two component transactions are an efficient structure for effecting the Reorganization.

     Delaware Corporate Law. As Payless plans for its future, the Payless Board and Payless management believe that it is essential to be able to draw upon well established principles of corporate governance in making legal and business decisions. The prominence and certainty of Delaware corporate law should provide New Payless with a reliable foundation on which its governance decisions can be based, and the Payless Board believes that shareowners will benefit from the responsiveness of the DGCL to the needs of corporations, like Payless.

     The Payless Board believes that for many years Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware in a manner similar to that proposed by Payless. Because of Delaware's prominence as the state of incorporation for many major corporations, it is expected that many complex decisions affecting corporations with multi-billion dollar market capitalizations will be dealt with efficiently by the Delaware legal system. Both the Delaware legislature and Delaware courts have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and established public policies with respect to corporate legal affairs.

     Against these reasons the Payless Board considered the less tested nature of the MGCL and determined that Payless' ability to make decisions and plans will be better served if governed by the DGCL.

     Tax Benefits. The Payless Board believes, and has been advised by Payless management, that by reorganizing Payless into a holding company structure tax savings may be obtained with respect to the state taxes paid by Payless. The Payless Board expects that some of these savings will become realizable beginning shortly after the Reorganization. Payless believes that (i) by causing Payless Nevada to be the direct parent corporation of Payless, New Payless will be able to achieve these tax savings and (ii) such tax savings, if obtained, may not be achievable to the same extent if Payless were a direct wholly-owned subsidiary of New Payless. However, there can be no assurance that tax laws will remain in effect so as to permit New Payless to continue to receive these benefits in the future or that a taxing authority will not disallow certain of the tax benefits that Payless is seeking, whether Payless is a direct or indirect subsidiary of New Payless. The Payless Board does not believe that, from an operational standpoint, significant changes will occur as a result of forming the holding company structure.

             THE PAYLESS BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS
                    OF PAYLESS COMMON STOCK VOTE IN FAVOR OF
                   THE PROPOSAL TO ADOPT THE MERGER AGREEMENT

THE MERGER AGREEMENT

     The Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into Payless and the separate corporate existence of Merger Sub will thereupon cease. Payless will continue as the Surviving Corporation in the Merger, but will be a subsidiary of New Payless.

     As soon as practicable following the satisfaction of the conditions set forth in the Merger Agreement, Payless and Payless Merger Corp. have agreed to cause Articles of Merger (the "Missouri Articles of Merger") to be executed in duplicate as provided in Section 351.430 of the MGCL and delivered to the Secretary of State of Missouri as provided in Section 351.435 of the MGCL. The Merger will become effective at the time when the Secretary of State of Missouri issues a Certificate of Merger attaching to it the Missouri Articles of Merger (the "Effective Time").

     Conditions. The respective obligation of each party to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions: (i) the Merger Agreement having been duly approved by holders of at least two-thirds of the issued and outstanding shares of Payless Common Stock and having been duly approved by the sole stockholder of Merger Sub in accordance with applicable law and the certificate of incorporation and by-laws of each such corporation; (ii) the shares of New Payless Common Stock issuable to the stockholders of Payless pursuant to the Merger Agreement having been authorized for listing on the NYSE upon official notice of issuance; and (iii) the date being after May 4, 1998. Payless, New Payless and Merger Sub have acknowledged and agreed in the Merger Agreement that the condition set forth in (iii) above may not be waived.

     Termination; Amendment. Payless, New Payless and Merger Sub have agreed in the Merger Agreement that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareowners of Payless of the Merger Agreement, by mutual written consent of Payless and New Payless by action of their respective Boards of Directors. At any time prior to the Effective Time, whether before or after adoption by shareowners of Payless of the Merger Agreement, the Boards of Directors of the parties may modify or amend the Merger Agreement, except that the condition that the Effective Time be after May 4, 1998 may not be amended and except that, after the Merger Agreement has been adopted by shareowners of Payless, no amendment may alter or change the amount or kind of shares to be received by shareowners of Payless in exchange for their shares of Payless

Common Stock or otherwise alter or change any of the terms and conditions of the Merger Agreement so as to adversely affect shareowners of Payless.

     Exchange of Certificates. The Merger Agreement provides that at the Effective Time, as a result of the Merger and without any action on the part of Payless, New Payless or Merger Sub or the holder of any capital stock of
Payless: (i) each share of Payless Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Payless Common Stock owned by any direct or indirect subsidiary of Payless not held on behalf of third parties or shares of Payless Common Stock that are owned by shareowners exercising dissenters' rights pursuant to the provisions of the MGCL (collectively, "Excluded Shares")) will be converted into, one share of New Payless Common Stock together with one attached Right. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Payless Common Stock will, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of New Payless Common Stock together with attached Rights. No holder of shares of Payless Common Stock dissenting from the Merger will be entitled to shares of New Payless Common Stock or any dividends or other distributions thereon unless and until the holder fails to perfect or effectively withdraws or loses such holder's right to dissent from the Merger Agreement under the MGCL, and any holder of shares of Payless Common Stock dissenting from the Merger will be entitled to receive only the payment provided by Section 351.455 of the MGCL with respect to shares of Payless Common Stock owned by such holder. If any person who otherwise would be deemed a holder of shares of Payless Common Stock dissenting from the Merger fails to properly perfect or effectively withdraws or loses the right to dissent with respect to any shares of Payless Common Stock, such shares of Payless Common Stock will be treated as though such shares of Payless Common Stock had been converted into shares of New Payless Common Stock pursuant to the provisions of the Merger Agreement.

              HOLDERS OF PAYLESS COMMON STOCK ARE NOT REQUIRED TO
                DELIVER THEIR PAYLESS CERTIFICATES IN CONNECTION
               WITH THE MERGER. OUTSTANDING PAYLESS CERTIFICATES
                    WILL REPRESENT NEW PAYLESS COMMON STOCK

     Compensation and Benefit Plans and Severance and Employment
Agreements. The Merger Agreement provides that New Payless and Payless will at or prior to the Effective Time, execute, acknowledge and deliver an assumption agreement pursuant to which New Payless will, from and after the Effective Time, assume and agree to perform, or cause Payless to perform, all obligations of Payless pursuant to the Payless Plans (as defined below) and all other employee benefit plans and all severance and employment agreements. New Payless expects to evaluate these arrangements from time to time in determining what it believes to be an efficient way of performing these obligations.

     Payless Plans. If the Merger is consummated, Payless' 1996 Stock Incentive Plan, Stock Purchase Plan, Stock Ownership Plan, Profit Sharing Plans, Restricted Stock Plan for Non-Management Directors, Spin Off Stock Plan, Profit Sharing Plan, Profit Sharing Plan for Puerto Rico Associates, Deferred Compensation Plan, Deferred Compensation Plan for Non-Management Directors and Stock Appreciation and Phantom Stock Unit Plan for International Employees (together, the "Payless Plans") will be amended without further action by shareowners to provide, if set forth in the agreement entered into between Payless and New Payless, that all references in such plans to Payless will become references to New Payless, if provided in the assumption agreement referred to above under "Compensation and Benefit Plans and Severance and Employment Agreements," that shares of New Payless Common Stock will be issued instead of shares of Payless Common Stock pursuant to such plans and that such plans will be assumed by New Payless. Shares of Payless Common Stock then held under those plans holding shares of Payless Common Stock will be converted into shares of New Payless Common Stock. All outstanding options to purchase Payless Common Stock under the Payless Plans pursuant to which options are granted will be converted into options to acquire, under the same terms and conditions as were applicable under such options immediately prior to the Effective Time, the number of shares of New Payless Common Stock as the holder of such stock options would have been entitled to receive in the Merger had such holder exercised such holder's stock options immediately prior to the Effective Time, at a price per share of New Payless Common Stock equal to the exercise price per share of Payless Common Stock pursuant to such option at such time. In addition, each right or obligation to receive payment of an amount based on shares of Payless Common Stock under the Payless Plans and any other employee or director compensation plan of Payless or its subsidiaries will be converted, without further shareowner action, into the right or obligation to receive payment based on New Payless Common Stock on the same terms as the right or obligation to receive payment based on shares of Payless Common Stock existed under any of such plans immediately prior to the Effective Time.

NEW PAYLESS CAPITAL STOCK

     The following description of the New Payless Common Stock is based on the provisions of the New Payless Charter and New Payless Bylaws, in the forms in which they are expected to be adopted prior to the Effective Time, and the DGCL. A copy of the New Payless Charter, substantially in the form expected to be in effect immediately prior to the Effective Time, is attached as Annex B hereto, and is incorporated herein by reference and a copy of the New Payless Bylaws, substantially in the form expected to be in effect immediately prior to the Effective Time, is attached as Annex C hereto, and is incorporated herein by reference.

     New Payless Common Stock. New Payless is authorized to issue 240,000,000 shares of New Payless Common Stock. Each share of New Payless Common Stock is, subject to any rights available to New Payless Preferred Stock (as defined below) in any future issuance of New Payless Preferred Stock, entitled to participate pro rata in distributions upon liquidation and to one vote on all matters submitted to a vote of shareowners. The holders of New Payless Common Stock may receive cash dividends as declared by the New Payless Board out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The outstanding shares of New Payless Common Stock offered by the Registration Statement when issued will be fully paid and nonassessable. Holders of New Payless Common Stock will not have preemptive or similar equity preservation rights, and shares of New Payless Common Stock will not be cumulatively voted in the election of directors of New Payless. The New Payless Board will have the authority to issue additional shares of New Payless Common Stock without shareowner approval, other than such approval as may be required by the applicable rules of the NYSE.

     Preferred Stock. New Payless is authorized to issue 25,000,000 shares of Preferred Stock, $.01 par value per share, of New Payless ("New Payless Preferred Stock"). New Payless Preferred Stock may be issued from time to time in series as the New Payless Board may determine, and the respective dividend rates, redemption terms (if any), amounts payable on liquidation, voting rights (if any), conversion or exchange rights (if any), voting rights (if any) and other terms not inconsistent with the New Payless Charter will be fixed by the New Payless Board with respect to any such series prior to issuance.

     Transfer Agent. The transfer agent and registrar for the shares of New Payless Common Stock will be UMB Bank, N.A.

     New Payless Rights Agreement. New Payless Board, has declared a dividend payable on May 21, 1998 of one Right for each outstanding share of New Payless Common Stock held of record as of the close of business on such date (the "Rights Record Date"), or issued thereafter and prior to the Separation Time (as defined below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of April 20, 1998 (the "New Payless Rights Agreement"), between New Payless and UMB Bank, N.A., as Rights Agent. The Form of New Payless Rights Agreement is attached hereto as Annex D and is incorporated herein by reference. An amendment has been made to the Rights Agreement, dated as of April 2, 1996 between Payless and The Bank of New York, (the "Payless Rights Agreement") to cause the rights issued under the Payless Rights Agreement to be terminated immediately prior to the Effective Time. The anti-takeover effect of the Payless Rights Agreement and the New Payless Rights Agreement are substantially similar.

     The Rights will be evidenced by the New Payless Certificates until the close of business on the earlier of (either, the "Separation Time") (i) the tenth business day (or such later date as the New Payless Board may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any person commences a tender or exchange offer which, if consummated, would result in such person's becoming an Acquiring Person (as defined below), and
(ii) the first date (or such later date as the New Payless Board may from time to time fix) (the "Flip-in Date") of public announcement by New Payless that any Person has become an Acquiring Person (the date of such public announcement being, the "Stock Acquisition Date"); provided that if a tender or exchange offer referred to in clause (i) is canceled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of stock pursuant thereto, such offer will be deemed never to have been made. An "Acquiring Person" is defined in the New Payless Rights Agreement to be any Person having Beneficial Ownership (as defined in the New Payless Rights Agreement) of 15% or more of the outstanding shares of New Payless Common Stock. The definition of the term Acquiring Person specifies that it does not include
(i) New Payless, Payless, any wholly-owned subsidiary of New Payless or any employee stock ownership or other employee benefit plan of New Payless, (ii) any person who (A) is the Beneficial Owner of 15% or more of the outstanding New Payless Common Stock as of the Effective Time or who (B) becomes the Beneficial Owner of 15% or more of the outstanding New Payless Common Stock solely as a result of an acquisition of New Payless Common Stock by New Payless, until such time as such person acquires additional New Payless Common Stock, other than through a dividend or stock split, (iii) any person who becomes the Beneficial Owner of 15% or more of the outstanding New Payless Common Stock without any plan or intent to seek or affect control of New Payless if such person, promptly divests sufficient securities such that such 15% or greater Beneficial Ownership ceases or (iv) any person who Beneficially Owns shares of New Payless Common Stock consisting solely of (A) shares acquired pursuant to the grant or exercise of an option granted by New Payless in connection with an agreement to merge with, or acquire, New Payless entered into prior to a Flip-in Date, (B) shares owned by such person and its Affiliates and Associates at the time of such grant and (C) shares, amounting to less than 1% of the outstanding New Payless Common Stock, acquired by Affiliates and Associates of such person after the time of such grant. The New Payless Rights Agreement provides that, until the Separation Time, the Rights will be transferred with and only with the New Payless Common Stock. New Payless Certificates issued after the Record Time but prior to the Separation Time will evidence one Right for each share of New Payless Common Stock represented thereby and will contain a legend incorporating by reference the terms of the New Payless Rights Agreement (as such may be amended from time to time). Promptly following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of New Payless Common Stock at the Separation Time.

     The Rights will not be exercisable until the Business Day (as defined in the New Payless Rights Agreement) following the Separation Time. The Rights will expire on the earliest of (i) the Exchange Time (as defined below), (ii) the close of business on the date that is the tenth anniversary of the date of the New Payless Rights Agreement, (iii) the date on which the Rights are redeemed as described below and (iv) upon the merger of New Payless into another corporation pursuant to an agreement entered into prior to a Stock Acquisition Date (in any such case, the "Expiration Time").

     In the event that prior to the Expiration Time a Flip-in Date occurs, New Payless will take such action as shall be necessary to ensure and provide that each Right (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights will become void) will constitute the right to purchase from New Payless, upon the exercise thereof in accordance with the terms of the New Payless Rights Agreement, that number of shares of New Payless Common Stock having an aggregate market price, on the Stock Acquisition Date that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price. In addition, the New Payless Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of New Payless Common Stock, elect to exchange all (but not less than all) the then outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for shares of New Payless Common Stock at an exchange ratio of one share of New Payless Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time.

     Whenever New Payless becomes obligated, as described in the preceding paragraph, to issue shares of New Payless Common Stock upon exercise of or in exchange for Rights, New Payless, at its option, may substitute therefor shares of New Payless Preferred Stock at a ratio of one one-hundredth of a share of New

Payless Preferred Stock for each share of New Payless Common Stock so issuable. One share of the New Payless Preferred Stock to be issued pursuant to the New Payless Rights Agreement would be designed to represent 100 shares of New Payless Common Stock.

     In the event that prior to the Expiration Time New Payless enters into, consummates or permits to occur a transaction or series of transactions after the time an Acquiring Person has become such in which, directly or indirectly, New Payless (i) consolidates or merges or participates in a binding share exchange with any other person if, at the time of the consolidation, merger or share exchange or at the time New Payless enters into an agreement with respect to such consolidation, merger or share exchange, the Acquiring Person controls the New Payless Board and (A) any term of or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of New Payless Common Stock or (B) the person with whom such transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate thereof or (ii) shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of New Payless and its subsidiaries (taken as a whole) to any other person (other than New Payless or one or more of its wholly owned subsidiaries) or to two or more such persons which are affiliated or otherwise acting in concert, if, at the time of such sale or transfer of assets or at the time New Payless (or any such subsidiary) enters into an agreement with respect to such sale or transfer, the Acquiring Person controls the New Payless Board (a "Flip-over Transaction or Event"), New Payless will take such action as will be necessary to ensure, and will not enter into, consummate or permit to occur such Flip-over Transaction or Event until it has entered into a supplemental agreement with the person engaging in such Flip-over Transaction or Event or the parent corporation thereof (the "Flip-over Entity"), for the benefit of the holders of the Rights, providing, that upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right will thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms of the New Payless Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price (as defined in the New Payless Rights Agreement) for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of New Payless pursuant to the New Payless Rights Agreement. The New Payless Rights Agreement provides that for purposes of the foregoing description, the term "Acquiring Person" includes any Acquiring Person and its Affiliates and Associates counted together as a single Person.

     The New Payless Board may, at its option, at any time prior to the Flip-in Date, redeem all (but not less than all) the then outstanding Rights at a price of $.01 per Right.

POSSIBLE ANTITAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE NEW PAYLESS CHARTER, THE NEW PAYLESS BYLAWS AND THE DGCL

     The Reorganization is not being proposed in order to prevent any known attempt to acquire control of Payless by means of a merger, tender offer, solicitation in opposition to management or otherwise; to obtain representation on the Payless Board or to take any significant action affecting Payless. Moreover, it is not the intention of the Payless Board to discourage legitimate offers to enhance shareowner value. However, certain provisions of the New Payless Charter, the New Payless Bylaws, and the DGCL may have the effect of discouraging unilateral tender offers or other attempts to takeover and acquire New Payless. These provisions, many of which are also contained in one or more of the Payless Charter, the Payless Bylaws or the MGCL or otherwise apply to Payless, might discourage a potentially interested purchaser from attempting a unilateral takeover bid for New Payless on terms which some shareowners might favor. By discouraging potential takeover bids, these provisions might limit the opportunity for New Payless' shareowners to sell their shares at a premium over then prevailing market prices. Certain of the provisions which may have an anti-takeover effect are described below.

     Cumulative Voting. Under the DGCL shares of stock will be cumulatively voted in the election of directors if a certificate of incorporation so provides. The New Payless Charter does not provide for cumulative voting. Cumulative voting permits shareowners to multiply the number of votes to which they may be entitled by the total number of directors to be elected in the same election by the holders of the class or classes of shares of which their shares are a part and to cast their whole number of votes for one candidate or to distribute them among any two or more candidates. Under the MGCL, cumulative voting in the election of directors is mandatory unless otherwise provided in a corporation's articles of incorporation or bylaws. The Payless Charter also denies shareowners cumulative voting rights.

     With cumulative voting it is possible for representation on a board of directors to be obtained by an individual or group of individuals who own less than a majority of the voting stock of such corporation. Such a shareowner or group may have interests and goals which are not consistent with, and indeed might be in conflict with, those of a majority of the shareowners. The Payless Board believes that each director should represent all shareowners, rather than the interests of any special constituency, and that the presence on the New Payless Board of one or more directors representing such a constituency could disrupt and impair the efficient management of New Payless. The lack of cumulative voting could discourage the accumulation of blocks of New Payless Common Stock and therefore could tend to make temporary increases in the market price of New Payless Common Stock, which could result therefrom, less likely to occur. Shareowners may not, therefore, in these limited instances, be able to sell their shares of New Payless Common Stock at a market price temporarily influenced by this type of activity.

     Advance Notice of Business to be Brought Before Shareowner Meetings. Under the New Payless Bylaws, shareowners must provide New Payless with prior written notice of the business (including nomination of directors) to be brought before an annual meeting or special meeting of shareowners, in order for it to be considered at such meeting. The New Payless Bylaws require the written notice in accordance with the New Payless Bylaws to be received by the Secretary of New Payless no earlier than 90 days or later than 75 days prior to such meeting. This provision provides a more orderly procedure for conducting shareowner meetings and provides the New Payless Board with a meaningful opportunity prior to shareowner meetings to inform shareowners, to the extent deemed necessary or desirable by the New Payless Board, of any business proposed to be conducted at such meetings, together with any recommendation of the New Payless Board. Also, by requiring advance notice of nominations of directors by shareowners, these provisions afford the New Payless Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the New Payless Board, to inform shareowners about such qualifications. The Payless Bylaws also contain advance notice provisions which are substantially the same as those contained in the New Payless Bylaws.

     The advance notice provision of the New Payless Bylaws may provide sufficient time for New Payless to institute litigation or take other steps to respond to such business, or to prevent such business from being acted upon, if such response or prevention is thought to be necessary or desirable for any reason. With respect to the electing of directors, these provisions may tend to inhibit shareowners who do not have any intention of controlling New Payless or the Payless Board from participating in the nomination process; such provisions may also provide sufficient time for New Payless to institute litigation or take other steps to prevent the nominee from being elected or serving if such prevention is thought to be necessary or desirable for any reason.

     "Blank-Check" Preferred and Unissued Payless Common Stock. The New Payless Charter authorizes the issuance of 25,000,000 shares of New Payless Preferred Stock. In addition, after the Merger, there will be 240,000,000 authorized shares of New Payless Common Stock. An effect of the existence of unissued New Payless Common Stock or New Payless Preferred Stock may be to enable the New Payless Board to render more difficult or discourage a transaction to obtain control of New Payless. Such shares might be issued by the New Payless Board without shareowner approval in transactions that might prevent or render more difficult or costly the completion of the takeover transaction, as by diluting voting or other rights of the proposed acquirer. In this regard, the New Payless Charter grants the New Payless Board broad power to establish the rights and preferences of the authorized and unissued preferred stock, one or more classes or series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert such stock into a large number of shares of New Payless Common Stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change of control, or to exercise other rights designed to impede a takeover. The Payless Charter also authorizes the issuance of up to 25,000,000 shares of blank check preferred stock and authorizes the issuance of 120,000,000 shares of Payless Common Stock.

     Section 203 of the DGCL. Section 203 of the DGCL is a "moratorium" statute that prevents certain business combinations between a Delaware corporation and a holder of at least 15% or more of the corporation's outstanding voting stock for three years following the date such holder acquired such ownership status. See "Comparison of Certain Rights of the Holders of New Payless Common Stock and Payless Common Stock -- 'Moratorium' Statutes."

     New Payless Rights Agreement. The Rights issued pursuant to the New Payless Rights Agreement which is described above may have the effect of making it more difficult to take control of New Payless. See "-- New Payless Capital Stock -- New Payless Rights Agreement."

     Other Provisions of the New Payless Charter and Bylaws. Certain other provisions of the New Payless Charter and the New Payless Bylaws may also tend to discourage potential offers to takeover or acquire the securities of New Payless. The New Payless Charter and the New Payless Bylaws divide the New Payless Board into three classes, with directors in each class generally being elected to serve a three-year term and such directors may not be removed by shareowners without cause. Also, meetings of shareowners may be called only by the Chairman of the New Payless Board or by the New Payless Board or by the President of New Payless. Certain provisions of the New Payless Charter may be amended only by the affirmative vote of at least two-thirds of all the outstanding shares entitled to vote thereon. The New Payless Charter has a "fair price" provision relating to certain business combinations. In addition, the New Payless Charter fixes the number of directors between three and 15 and authorizes the New Payless Board to fill any vacancy. Provisions similar to each of the foregoing are presently contained in either or both of the Payless Charter and the Payless Bylaws.

COMPARISON OF CERTAIN RIGHTS OF THE HOLDERS OF NEW PAYLESS COMMON STOCK AND PAYLESS COMMON STOCK

     General. As a result of the Merger, holders of Payless Common Stock will become holders of New Payless Common Stock and the rights of all such former holders of Payless Common Stock will thereafter be governed by the New Payless Charter, the New Payless Bylaws and the DGCL. The rights of the holders of Payless Common Stock are presently governed by the Payless Charter, the Payless Bylaws and the MGCL. The following is a summary of the material differences between the current rights of holders of Payless Common Stock and the rights that they will have as holders of New Payless Common Stock following the Merger. It does not purport to be complete and is qualified in its entirety by reference to the relevant provisions of the DGCL, the New Payless Charter, the New Payless Bylaws, the MGCL, the Payless Charter and the Payless Bylaws. Copies of the New Payless Charter, the New Payless Bylaws, the Payless Charter and the Payless Bylaws are incorporated by reference into the Registration Statement and will be sent to holders of shares of Payless Common Stock upon request. See "Additional Information" and "Incorporation of Certain Information By Reference."

     Shareowner Vote for Mergers and for Dispositions of Assets. With respect to mergers or other corporate reorganizations, and dispositions of corporate assets, the DGCL differs from the MGCL in several respects. Under the DGCL the affirmative vote (except as indicated below) of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon must be obtained to approve (i) a merger of the corporation with or into another corporation,
(ii) a sale or other disposition of all, or substantially all, of the corporation's assets or (iii) a voluntary dissolution of the corporation. In these situations, the MGCL requires the approval of two-thirds of the outstanding shares entitled to vote thereon. In addition, the DGCL requires the approval and recommendation of the board of directors of a corporation for a merger or for a sale or other disposition of all, or substantially all, of a corporation's assets. The MGCL requires the approval of a board of directors for a merger or a dissolution unless, in the case of a dissolution, such board determines it should not recommend dissolution because of a conflict of interest or other special circumstances. The MGCL does not require approval of a board of directors for a sale of substantially all of a corporation's assets, and a proposal for such action could be directly submitted to the shareowners of a corporation.

     The DGCL does not require a shareowner vote of the surviving corporation to approve a merger if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each outstanding share of the surviving corporation before the merger is unchanged, and (iii) the number of shares to be issued in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance. The MGCL does not have a similar exception.

     Dissenters' Rights. Generally, the MGCL affords dissenters' rights in a broader range of situations than does the DGCL. Both the DGCL and the MGCL provide such rights to shareowners entitled to vote in mergers or consolidations (except as indicated below). The MGCL also provides for such rights in a sale of all, or substantially all, of the assets of a corporation when shareowner approval is required, whereas the DGCL does not.

     Under the DGCL, dissenters' rights are not available in connection with a merger or consolidation if the dissenting shares of the corporation are either listed on a national securities exchange or held of record by more than 2,000 shareowners, or if the corporation is the surviving corporation and no vote of its shareowners is required, subject to certain exceptions. The MGCL does not have a comparable provision. Dissenters' rights will be available to Payless shareowners in connection with the Reorganization if they do not vote in favor of the Merger Agreement and comply with the procedures set forth in the MGCL. See "The Reorganization -- Appraisal Rights."

     Except in limited circumstances, neither the DGCL nor the MGCL provides for dissenters' rights of appraisal in a merger of a parent corporation with a wholly-owned subsidiary. The Merger qualifies as one of the limited circumstances under the MGCL.

     Control Share Acquisition Statute. The MGCL contains a control share acquisition statute, which generally provides that any person or group of persons that acquires the power to vote more than certain specified levels (one-fifth to one-third, one-third to a majority or a majority or more) of the shares of certain corporations incorporated in Missouri in transactions not approved by the corporation's board of directors will not have the right to vote such shares unless voting rights are granted by the affirmative vote of a majority of shares entitled to vote, excluding "interested shares." Interested shares generally are those shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. The control share acquisition statute applies to issuing public corporations in Missouri which meet certain tests regarding a corporation's presence in Missouri. Payless does not meet these tests and is thus not an issuing public corporation in Missouri. A corporation may also exempt itself from the application of the control share acquisition statute by expressly electing not to be covered by the control share acquisition statute in its articles of incorporation or bylaws. The Payless Charter and the Payless Bylaws do not "opt out" of the control share acquisition statute.

     The DGCL does not contain a control share acquisition statute.

     "Moratorium" Statutes. Both the MGCL and the DGCL contain a business combination "moratorium" statute. Section 203 of the DGCL prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a Delaware corporation's outstanding voting stock (a "Delaware Interested Stockholder")) from engaging in a business combination (as defined therein) with a Delaware corporation for three years following the date such person became a Delaware Interested Stockholder unless:

     (i) before such person became a Delaware Interested Stockholder, the board of directors of the Delaware corporation approved the transaction in which the Delaware Interested Stockholder became a Delaware Interested Stockholder or approved the business combination;

     (ii) upon consummation of the transaction which resulted in the Delaware Interested Stockholder becoming a Delaware Interested Stockholder, the Delaware Interested Stockholder owned at least 85% of the outstanding voting stock of the target corporation (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     (iii) following the transaction in which such person became a Delaware Interested Stockholder, the business combination is approved by the board of directors of the Delaware corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Delaware Interested Stockholder.

     Section 203 of the DGCL provides that during such three-year period the corporation may not merge or consolidate or engage in similar transactions with a Delaware Interested Stockholder or any affiliate thereof, including the sale or transfer of more than 10% of the assets of the corporation, the issuance of stock to the Delaware Interested Stockholder, transactions that increase the proportionate share of the equity held by the Delaware Interested Stockholder and the receipt by the Delaware Interested Stockholder of certain financial benefits.

     Similar to the business combination moratorium statute of the DGCL, the business combination moratorium statute of the MGCL generally prohibits a Missouri corporation that is a "resident domestic corporation" from engaging in mergers or other business combinations with any person who is the beneficial owner of 20% or more of the outstanding voting stock of the corporation (a "Missouri Interested Shareholder"). Pursuant to this statute, a Missouri "resident domestic corporation" may not engage in a business combination (as defined in the MGCL) with a Missouri Interested Shareholder or any affiliates thereof unless:

     (i) prior to the date on which the Missouri Interested Shareholder became such, the board of directors of the corporation approves either the business combination or the transaction which resulted in the shareholder becoming a Missouri Interested Shareholder;

     (ii) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by the Missouri Interested Shareholder or any affiliates thereof at a meeting called no earlier than five years after the date on which the Missouri Interested Shareholder became such; or

     (iii) a business combination that satisfies certain detailed fairness and procedural requirements of the MGCL no earlier than five years after the date on which the Missouri Interested Shareholder became such. Generally these requirements are that the business combination meets all of the following conditions: (a) the aggregate consideration to be received by holders of outstanding shares of stock is at least equal to the highest of (A) the highest per share price paid by the Missouri Interested Shareholder at a time when it was the beneficial owner of at least five percent of the outstanding voting stock of the corporation, for any shares of stock acquired by it within the five year period immediately prior to or on the announcement date of the business combination (the "Announcement Date") or within the five-year period immediately prior to the date such person became a Missouri Interested Shareholder (the "Missouri Interested Shareholder Date"), whichever is higher, plus interest and less the aggregate amount of cash dividends paid; (B) the market value per share of stock on the Announcement Date or the Missouri Interested Shareholder Date, whichever is higher, plus interest and less the amount of cash dividends paid; and (C) the highest preferential amount per share to which the holders of shares of such class or series are entitled, plus the amount of any preference dividend; (b) the consideration to be received by holders of outstanding stock is in cash or is in the same form of consideration as the Missouri Interested Shareholder used to acquire the largest number of shares previously acquired by him or her, with such consideration distributed promptly; (c) the holders of all outstanding shares of stock of the corporation not beneficially owned by the Missouri Interested Shareholder immediately prior to the consummation of the business combination are entitled to receive cash or other consideration in compliance with the provisions listed above; and (d) after the Missouri Interested Shareholder Date and prior to the consummation date of the business combination, the Missouri Interested Shareholder has not, with certain specified exceptions, become the beneficial owner of additional shares of voting stock of the corporation.

     Resident domestic corporations are corporations that meet certain tests with respect to their presence in Missouri. Payless does not presently meet these tests and therefore the business combination moratorium statute of the MGCL does not presently apply to Payless.

     Fair Price Provision. The New Payless Charter includes a "fair price" provision. Under this provision, certain price parameters must be met in a business combination or transactions between New Payless and a person holding 15% or more of New Payless Common Stock (an "Interested Stockowner") or its affiliates, if the New Payless Board has not, prior to the date on which such Interested Stockowner became an Interested Stockowner, approved such business combination or stock acquisition. Generally, fair price means that price paid for the New Payless Common Stock in such a business combination is at least equal to highest price paid by the Interested Stockholder within the three years prior to the business combination or self-dealing transaction and not less than the market value of New Payless Common Stock on the date of the announcement of the business combination or the date on which the Interested Stockowner became an Interested Stockowner. A similar provision is included in the Payless Charter.

     Other Constituency Statute. Section 351.347 of the MGCL expressly authorizes directors to consider "non-monetary factors" when analyzing takeover bids. The factors that a board of directors is authorized to consider include the adequacy of the consideration offered, compared not only to such board's estimate of the value of the corporation in a freely-negotiated sale or the liquidation value of the corporation, but also the future value of the corporation over a period of years as an independent entity, discounted to current value; current political, economic and other factors bearing on security prices; whether the bid might violate federal, state or local laws; social, legal and economic effects on employees, suppliers, customers and others with the corporation and the communities in which the corporation conducts its business; the financial conditions and earnings prospects of the bidder; and the competence, experience and integrity of the bidder.

     The DGCL does not contain similar provisions.

     Amendment of Charter. The MGCL provides that a proposed amendment to a corporation's articles of incorporation need not be adopted by the corporation's board of directors and may be submitted directly to a meeting of shareowners. Such proposed amendment generally will be adopted upon receiving the affirmative vote of a majority of the outstanding shares then entitled to vote thereon. The Payless Charter provides that a proposed amendment to the Payless Charter which is not recommended by a majority of the Payless Board will only be adopted if adopted by the affirmative vote of at least two-thirds of the outstanding shares of the Payless Common Stock.

     Under the DGCL, a proposed amendment to a corporation's certificate of incorporation must first be adopted by the corporation's board of directors and only the board of directors can submit the proposed amendment to an annual or special meeting of the shareowners. With respect to the requisite vote of shareowners, the New Payless Charter provides that certain provisions of the New Payless Charter (including provisions relating to the ability to call special meetings of shareowners, number, classification and removal of directors and the fair price provision for business combinations) can only be amended by the affirmative vote of not less than two-thirds of the shares of capital stock then entitled to vote at a meeting of shareowners. Other provisions of the New Payless Charter may be amended by a majority of the shares of capital stock then entitled to vote.

     Voting for Directors; Filling Vacancies. Under the DGCL, unless a corporation's certificate of incorporation or bylaws provide otherwise, directors are elected by a plurality vote. Under the MGCL, unless a corporation's certificate of incorporation provides otherwise or cumulative voting applies, directors are elected by a majority vote. The Payless Bylaws specifically provide that directors are elected by a majority vote.

     The DGCL provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of directors then in office, although less than a quorum, or by the sole remaining director, and provides that a director so chosen of a corporation whose board is divided into classes shall serve until the next election of the class for which such director has been chosen. The Payless Bylaws provide that directors appointed to fill a vacancy will serve until the next election of directors by shareowners. The New Payless Charter and the New Payless Bylaws provide that directors elected to fill a vacancy will serve until the next election for the class of directors into which such director has been elected and until such director's successor has been duly elected and qualified.

     Shareowner Action by Written Consent. The DGCL permits shareowners to act without a meeting, without prior notice and without a vote, if a consent in writing setting forth the actions so taken is signed by the holders of outstanding stock having the minimum number of votes that would be necessary to authorize such actions at a meeting at which all shares entitled to vote with respect to the subject matter thereof were present and voted. The New Payless Charter prohibits shareowner action by written consent. The MGCL and the Payless Bylaws generally permit such action without a meeting if a consent in writing setting forth the action so taken is signed by all of the shareowners entitled to vote with respect to the subject matter thereof.

     Amendment of Bylaws. Under the MGCL, the bylaws of a corporation may be made, altered, amended, suspended or repealed by the shareowners, unless and to the extent that such power is vested in the board of directors by the articles of incorporation. The Payless Charter provides that the Payless Bylaws may only be amended, altered, changed or rescinded by a two-thirds vote of the Payless Board. Under the DGCL, the authority to amend or repeal bylaws is placed exclusively in the shareowners of a corporation, unless the corporation's certificate of incorporation confers the authority on the directors as well.

     The New Payless Bylaws provide that they may be amended by a vote of two-thirds of the issued and outstanding shares of Payless entitled to vote thereon.

     Quorum. Both the MGCL and the DGCL allow a corporation to set, in its organizational documents, the minimum percentage of the outstanding shares entitled to vote at any meeting of shareowners that must be represented, in person or by proxy, for a quorum to be present at such meeting. The MGCL provides that a quorum must consist of at least a majority of all the outstanding shares entitled to vote, while the DGCL permits a quorum consisting of one-third of all the outstanding shares entitled to vote.

     Both the MGCL and the DGCL provide that unless otherwise provided in the organizational documents of a corporation, a majority of the outstanding shares entitled to vote constitutes a quorum. None of the Payless Charter, the Payless Bylaws, the New Payless Charter, or the New Payless Bylaws so provide.

     Inspection of Shareowners' List. The MGCL provides for a right of inspection of the shareowners' list and books of the corporation by a shareowner subject to such regulations as may be prescribed by the corporation's bylaws. The DGCL allows any shareowner to inspect the shareowners' list and books of the corporation for a purpose reasonably related to such person's interest as a shareowner.

     Payment of Dividends. Under the MGCL, the board of directors of a corporation may declare and the corporation may pay dividends so long as the net assets of the corporation are not less than its stated capital and the payment of the dividend would not reduce the net assets of the corporation below its stated capital. Under the DGCL, generally a corporation may pay dividends out of the corporation's surplus net profits for the fiscal year in which the dividend is declared or from the preceding fiscal year, even if the corporation has no available surplus.

     Removal of Directors. The New Payless Charter permits the removal of directors only for cause and then only by the affirmative vote of the holders of a majority of the shares then entitled to vote in the election of directors, while the Payless Charter also only permits removal of directors for cause, and then only by the affirmative vote of two-thirds of the outstanding shares then entitled to vote in the election of directors.

     Limitation of Directors' Liability. Section 102(b)(7) of the DGCL permits the inclusion in the certificate of incorporation of a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit liability (1) for any breach of the director's duty or loyalty to the corporation or its stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for the unlawful payment of a dividend or the unlawful purchase or redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. The MGCL does not have such provisions. The Payless Charter does not contain any provision limiting the personal liability of a director for monetary damages for breach of fiduciary duty as a director. The

New Payless Charter contains a provision limiting the personal liability of its directors to the fullest extent provided under Delaware law. New Payless believes that the members of the New Payless Board should be entitled to avail themselves of the full protections of the DGCL. Payless has been informed by the SEC that in the SEC's opinion the limitations set forth in the New Payless Charter apply only to claims under state law and not to any liabilities which may arise under the federal securities laws.

     The inclusion of this provision in the New Payless Charter provides a benefit to the members of the New Payless Board which was not provided to the members of the Payless Board. In certain circumstances, this provision could cause New Payless to incur expenses that Payless would not have incurred, although the forms of liability covered under this provision of the New Payless Charter are forms that Payless believes would be covered by the directors and officers insurance policy which New Payless expects to have in place. By including this provision in the New Payless Charter, certain claims which Payless might have been able to assert and be successful on against its directors may not be available to New Payless. New Payless is not proposing to include the limitation provisions permitted by Section 102(b)(7) of the DGCL in the New Payless Charter because it believes that it will have difficultly recruiting qualified members for the New Payless Board in the future, but instead, as referred to above, New Payless believes that it should be able to permit directors to avail themselves of the protections available under the DGCL. The Payless Board is not currently aware of any pending or threatened litigation against any of the members of the Payless Board to which the exculpation provisions of the New Payless Charter pursuant to Section 102(b)(7) of the DGCL would be applicable if such provision existed in the Payless Charter.

     Indemnification of Directors and Officers. Both the Payless Charter and the New Payless Charter provide that Payless and New Payless, respectively, shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a party to or otherwise involved in any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of such corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

     The MGCL and the DGCL permit indemnification of officers, directors and others on substantially similar terms. Generally, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by such person in connection with such legal proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful. The foregoing notwithstanding, no indemnification may be made in respect of any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled. If authorized by articles of incorporation or by bylaws or an agreement approved by shareholders, the MGCL empowers a Missouri corporation to grant further indemnity beyond that provided in the MGCL, provided no indemnification is permitted for conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     The New Payless Charter provides that expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by New Payless promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The Payless Charter does not contain such a provision; however, Payless has entered into indemnification agreements with directors and executive officers providing for the advancement of expenses under similar circumstances and generally for indemnification to the fullest extent permitted by law except where the indemnitee's conduct has been finally adjudged to have been knowingly fraudulent, deliberately dishonest or wilful misconduct. New Payless expects that it will enter into similar agreements with its directors and certain officers.

     The indemnification provisions contained in the New Payless Charter may be more favorable to the directors of New Payless than the indemnification provisions contained in the Payless Charter. With respect to certain litigation this could have the effect of causing New Payless to be responsible for certain payments for which Payless would not be responsible. Payless expects that New Payless will have adequate directors and officers indemnification insurance to cover any potential additional expenses. In the event that adequate insurance were not available or deemed inapplicable to either Payless or New Payless to cover an indemnification claim, each such company could be liable for substantial payments as a result of its obligations to indemnify its officers and directors. If such payments were substantial, the value of either company could be materially adversely affected. There can be no assurance that either company will have adequate insurance or that insurance will be applicable to any claims for which either such company may have an indemnification obligation to its officers or directors. The Payless Board is not currently aware of any pending or threatened litigation against any of the members of the Payless Board to which the indemnification provisions of the New Payless Charter would be applicable.

     The SEC has informed Payless that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling an issuer, that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

     The members of the Payless Board may have certain interests in the Reorganization which are different from or in addition to the interests of shareowners of Payless generally. These interests relate to the provisions of the DGCL relating to indemnification and exculpation from certain liabilities. The Payless Board took these interests into account in reaching their decision to recommend that shareowners of Payless vote FOR the proposal to adopt the Merger Agreement and, accordingly, to authorize the Reorganization (including the Nevada Merger). See "The Reorganization -- Comparison of Certain Rights of the Holders of New Payless Common Stock and Payless Common Stock -- Limitation of Directors' Liability" and "-- Indemnification of Directors and Officers."

LISTING OF NEW PAYLESS COMMON STOCK

     New Payless will apply to have the New Payless Common Stock listed on the NYSE. It is expected that such listing will become effective at the Effective Time. New Payless reserves the right to terminate its listing on the NYSE or any exchange in the future, upon notice to shareowners, in compliance with its listing agreements or other arrangements with the NYSE or such other exchange. It is expected that following the Effective Time the New Payless Common Stock will trade under the ticker symbol "PSS."

     Following the Merger, it is expected that Payless Common Stock will be delisted and will no longer be registered pursuant to Section 12 of the Exchange Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal United States federal income tax consequences of the Merger. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareowners in light of their personal investment or tax circumstances, or to certain types of shareowners (including dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Payless Common Stock as other than capital assets or persons that hold Payless Common Stock as part of a hedge, straddle or conversion transaction) subject to special treatment under the United States federal income tax laws.

     Payless expects that the Federal income tax consequences of the Merger will be as follows:

          (1) no gain or loss will be recognized by a holder of Payless Common Stock upon the exchange of such holder's Payless Common Stock for New Payless Common Stock;

          (2) the basis of shares of New Payless Common Stock received by a former holder of shares of Payless Common Stock in an exchange described in
     (1) above in the aggregate will equal the basis of such former holder's shares of Payless Common Stock exchanged therefor, and the holding period for such shares of New Payless Common Stock will include the holding period for shares of Payless Common Stock exchanged therefor to the extent that such shares of Payless Common Stock was held as a capital asset at the effective time of the Merger; and

          (3) no gain or loss will be recognized by New Payless or Payless on account of the Merger or the issuance of shares of New Payless Common Stock to the former holders of shares of Payless Common Stock in the Merger.

     The foregoing discussion does not cover the tax consequences of the Merger under state, local or foreign income or other tax laws. Shareowners of Payless are urged to consult with their own tax advisors with respect to the effects of such laws.

     Shareowners that are United States persons for federal income tax purposes and that exercise their right to dissent from the Merger and obtain cash in exchange for their shares of Payless Common Stock will be required to recognize capital gain or loss for United States federal income tax purposes equal to the difference between the cash received and the shareowners' tax basis in the Payless Common Stock (generally its cost). Long-term capital gain of a non-corporate shareowner is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum tax rate of 20% in respect of property held in excess of 18 months. Shareowners that are not United States persons for federal income tax purposes and that exercise their right to dissent from the Merger and obtain cash in exchange for their shares of Payless Common Stock will generally not be subject to tax.

DISSENTERS' RIGHTS

     Shareowners who do not vote in favor of adoption of the Merger Agreement and who follow the procedures summarized below will have the right to dissent from and obtain payment in cash of the fair value of their shares of Payless Common Stock in the event of the consummation of the Merger. No holder of Payless Common Stock dissenting from the Merger will be entitled to shares of New Payless Common Stock or any dividends or other distributions unless and until the holder fails to perfect or effectively withdraws or loses such holder's right to dissent from the Merger Agreement. See "-- The Merger Agreement -- Exchange of Certificates." The following is a summary of the procedures which must be followed by any shareowner who wishes to dissent and demand payment for his or her shares in the event of consummation of the Merger. The applicable procedures of the MGCL are set forth in Annex E to this Proxy Statement/Prospectus. Holders of Payless Common Stock receiving cash upon exercise of dissenters' rights will recognize a capital gain or loss for federal income tax purposes. See "-- Certain Federal Income Tax Consequences."

     A shareowner may assert dissenters' rights only if such shareowner:

     (i) delivers to Payless prior to or at the Annual Meeting a written objection to the Merger Agreement. Such objection should be delivered or mailed in time to arrive before the Annual Meeting to Payless ShoeSource, Inc., 3231 S.E. Sixth Street, Topeka, Kansas 66607,
           Attention: Corporate Secretary. Such a written objection must be made in addition to, and separate from, any proxy or other vote against adoption of the Merger Agreement. None of a vote against, a failure to vote for, or an abstention from voting will satisfy the requirement that a written objection be delivered to Payless before the vote is taken. Unless a shareowner files the written objection as provided above, he or she will not have any dissenters' rights of appraisal; and

     (ii)  does not vote in favor of adoption of the Merger Agreement; and

     (iii) delivers to Payless within twenty days after the Effective Time a written demand for payment of the fair value of his or her shares of Payless Common Stock as of the day prior to the date on which the vote for adoption of the Merger Agreement was taken and which demand includes a statement of the number of shares of Payless Common Stock owned. Such demand must be mailed or delivered to Payless at the address set forth in (i) above. Any shareowner who fails to make a written demand for payment within the twenty-day period after the Effective Time will be conclusively presumed to have consented to the Merger Agreement and will be bound by the terms thereof. Neither a vote against the Merger Agreement nor the written objection referred to in
           (i) satisfies the written demand requirement referred to in this clause (iii).

     A beneficial owner of shares of Payless Common Stock who is not the record owner may not assert dissenters' rights. If the shares of Payless Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the shares of Payless Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareowner of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner.

     If within thirty days of the Effective Time the value of a dissenting shareowner's shares of Payless Common Stock is agreed upon between the shareowner and Payless, Payless will make payment to the shareowner within ninety days of the Effective Time, upon the shareowner's surrender of his or her Payless Certificates. Upon payment of the agreed value, the dissenting shareowner will cease to have any interest in such shares or in Payless.

     If the dissenting shareowner and Payless do not agree on the fair value of the shares within thirty days of the Effective Time, the dissenting shareowner may, within sixty days thereafter, file a petition in any court of competent jurisdiction within Cole County, Missouri asking for a finding and a determination of the fair value of the shares. The dissenting shareowner is entitled to judgment against Payless for the amount of such fair value as of the day prior to the date on which such vote was taken adopting the Merger Agreement, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to Payless of the Payless Certificates representing said shares. Upon payment of the judgment, the dissenting shareowner shall cease to have any interest in such shares or in Payless. Unless the dissenting shareowner will file such petition within the time herein limited, such shareowner and all persons claiming under such shareowner will be conclusively presumed to have adopted and ratified the Merger Agreement, and will be bound by the terms thereof.

     The right of a dissenting shareowner to be paid the fair value for his or her shares will cease if the shareowner fails to comply with the procedures of the MGCL or if the Merger Agreement is terminated for any reason.

     The preceding is qualified in its entirety by the text of the appraisal provisions of the MGCL which are attached hereto as Annex E and are incorporated herein by reference.

ACCOUNTING TREATMENT

     The Payless Board expects the Merger to qualify as a corporate reorganization under common control similar to a pooling of interests. Pursuant to this type of accounting, as of the Effective Time, recorded balances for consolidated assets, liabilities, total shareowners' equity and results of operations of New Payless will be the same as those of Payless.

BOARD OF DIRECTORS AND MANAGEMENT OF NEW PAYLESS AFTER THE MERGER

     The New Payless Charter will divide the New Payless Board into three classes of directors with directors in each class being elected for a three-year term. New Payless expects that following the Merger the New Payless Board will consist of the same persons currently comprising the Payless Board. Presently, the New Payless Board and the Payless Board are comprised of the same persons. The Payless Board expects that as of the Effective Time, the New Payless Board will be comprised of Thomas A. Hays (if elected as a director of Payless at the Annual Meeting), Michael E. Murphy (if elected as a director of Payless at the Annual Meeting), Daniel Boggan Jr (if elected as a director of Payless at the Annual Meeting), Mylle B. Mangum (if elected as a director of Payless at the Annual Meeting), Steven J. Douglass, Richard A. Jolosky, Howard R.

Fricke and Robert L. Stark. The adoption by the holders of Payless Common Stock of the Merger Agreement (and, in the case of directors, the directors standing for election at the Annual Meeting) will constitute ratification of Mr. Hays, Mr. Murphy and Mr. Boggan as directors who will continue to be assigned to Class II of the New Payless Board whose terms will expire in 2001, Mr. Jolosky, Mr. Stark and Ms. Mangum as directors who will continue to be assigned to Class III of the New Payless Board whose terms will expire in 2000, and Mr. Douglas and Mr. Fricke as the directors who will continue to be assigned to Class I of the New Payless Board whose terms will expire in 1999.

     New Payless expects that the management of New Payless at the Effective Time will be substantially the same as that of Payless immediately prior to the Effective Time.

     For information concerning persons expected to become directors of New Payless, see "Proposal II: Election of Directors".

INDEPENDENT PUBLIC ACCOUNTANTS OF NEW PAYLESS

     The adoption by the holders of Payless Common Stock of the Merger Agreement will also constitute ratification of Arthur Andersen LLP, Independent Public Accountants, as described under the caption "Proposal III: Ratification of Independent Public Accountants of Payless" as the independent public accountants of New Payless for New Payless' 1998 fiscal year.

ISSUANCES OF NEW PAYLESS COMMON STOCK

     The adoption by the holders of Payless Common Stock of the Merger Agreement will also constitute approval of the assumption by New Payless of the Payless Plans and, where appropriate, the future issuance of shares of New Payless Common Stock in lieu of shares of Payless Common Stock under the Payless Plans, each as amended in connection with the Reorganization without further shareowner action.

NEW PAYLESS CHARTER

     The adoption by the holders of Payless Common Stock of the Merger Agreement will also constitute approval of all of the terms of the New Payless Charter in the form attached to this Proxy Statement/Prospectus as Annex B.

     THE PAYLESS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THAT THE MERGER AND THE REORGANIZATION ARE IN THE BEST INTERESTS OF PAYLESS AND ITS SHAREOWNERS, AND RECOMMENDS THAT THE HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND, ACCORDINGLY, APPROVE THE REORGANIZATION (INCLUDING THE NEVADA MERGER).

                       PROPOSAL II: ELECTION OF DIRECTORS

PROPOSAL II ON THE ACCOMPANYING PROXY CARD.

DIRECTORS AND NOMINEES FOR DIRECTORS

     The Payless Board currently consists of eight Directors divided into three classes serving staggered terms. Four of Payless' current directors are serving in two classes with terms that continue beyond the Annual Meeting, and they are not subject to election at the Annual Meeting. Two Directors, Messrs. Thomas A. Hays and Michael E. Murphy, serve in a class with terms that expire at the Annual Meeting, and these Directors are nominees of the Payless Board for reelection at the Annual Meeting. Once elected at the Annual Meeting each of Messrs. Hays and Murphy will serve a term of three years to expire at the annual meeting of shareowners to be held in the year 2001 or until his successor is elected and qualifies. Daniel Boggan Jr, who was elected to the Payless Board in September 1997, is also a nominee of the Payless Board for reelection at the Annual Meeting. He has been nominated to serve a term of three years to expire at the annual meeting of shareowners to be held in the year 2001 or until his successor is elected and qualifies. Mylle B. Mangum, who was elected to the Payless Board in November 1997, is also a nominee of the Payless Board for reelection at the Annual Meeting. She has been nominated to serve a term of two years to expire at the annual meeting of shareowners to be held in the year 2000 or until her successor is elected and qualifies.

     Two of Payless' continuing Directors, Messrs. Steven J. Douglass and Howard
R. Fricke have terms expiring at the 1999 annual meeting of shareowners, and the other two continuing Directors, Messrs. Richard A. Jolosky and Robert L. Stark, have terms expiring at the 2000 annual meeting of shareowners.

     Each nominee has consented to being named as a nominee and to serve if elected. If any nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the Payless Board may reduce the number of Directors to be elected.

     Further information concerning the nominees for election as Directors at the Annual Meeting and the continuing Directors, including their employment during at least the past five years, appears below.

     THOMAS A. HAYS is 65 years old and is the former Deputy Chairman of May Company. He had served in such capacity from 1993 through April 1996. He served as a director of May Company from 1983 through 1996. Mr. Hays joined May Company in 1969 in the finance and operations areas. From 1972 to 1984, he served as Chairman, President or Chief Executive Officer of several operating divisions of May Company. Mr. Hays was named Vice Chairman of May in 1982 and President in 1985. Mr. Hays is also a director of Ameren Corporation, Leggett & Platt Inc., Kinko's Inc., and an advisory board member of Schnuck Markets Inc. Mr. Hays has served as a Director of Payless since April 30, 1996.

     MICHAEL E. MURPHY is 61 years old and is the former Vice Chairman and Chief Administrative Officer of Sara Lee Corporation ("Sara Lee"). He served in such capacity from 1994 through 1997. In addition, he served as director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979, serving as Executive Vice President and Chief Financial and Administrative Officer from 1979 to 1993 and as Vice Chairman and Chief Financial and Administrative Officer from 1993 to 1994. Mr. Murphy is a member of Chicago Committee of the Chicago Council on Foreign Relations, a principal of Chicago United, and a director of:
American General Corporation, Bassett Furniture Industries, Inc., True North Communications, Inc., Northwestern Memorial Corporation (university hospitals), Civic Federation, Big Shoulders Fund and Jobs for Youth, Chicago Cultural Center Foundation, Chicago's Lyric Opera and GATX Corporation. Mr. Murphy has served as a Director of Payless since April 30, 1996.

     DANIEL BOGGAN JR is 52 years old and has served as Chief Operating Officer of the National Collegiate Athletic Association (the "NCAA") since 1995. He joined the NCAA in 1994 as Group Executive Director for Education Services. Prior to his tenure with the NCAA, Mr. Boggan was Vice Chancellor of the University of California from 1986 to 1994, and City Manager of Berkeley, California from 1982 to 1986. Mr. Boggan is a director of The Clorox Company. Mr. Boggan has served as a Director of Payless since September 18, 1997.

     MYLLE B. MANGUM is 49 years old and joined Carlson Wagonlit Travel in March 1997 as President-Global Payment System and Senior Vice President-Expense Management and Strategic Planning. She was previously Executive Vice President-Strategic Management for Holiday Inn Worldwide from 1992 to 1997. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992. She is a director of Reynolds Metals Company, Scientific-Atlanta and The Woodruff Arts Center. Ms. Mangum has served as a Director of Payless since November 20, 1997.

     STEVEN J. DOUGLASS is 48 years old and has served as Chairman of the Board and Chief Executive Officer of Payless since May 4, 1996, the date on which the Payless Common Stock was distributed in a spin-off by May Company to its shareowners (the "Spin-off"). Mr. Douglass has been Chairman and Chief Executive Officer of Payless since April, 1995. He joined Payless in 1993 and served as Senior Vice President/Director of Retail Operations from 1993 to January, 1995 and as Executive Vice President/Director of Retail Operations from January, 1995 to April, 1995. Prior to his association with Payless, Mr. Douglass held several positions at divisions of May Company, serving as Chairman of May Company, Ohio (1990-1993) and Senior Vice President and Chief Financial Officer of J.W. Robinsons (1986-1990). Mr. Douglass is a director of The Security Benefit Group of Companies. Mr. Douglass has served as a Director of Payless since April 30, 1996.

     RICHARD A. JOLOSKY is 63 years old and has served as President of Payless since January, 1996. He initially joined Payless in September, 1982, serving as Executive Vice President-Merchandising (1982-1984) and then as President (1985-1988). Mr. Jolosky was President and Chief Executive Officer of Silverman Jewelry Company (1995-1996) and Chief Executive Officer of the Richard Allen Company (1992-1995). Mr. Jolosky is a director of Stage Stores, Inc. Mr. Jolosky has served as a Director of Payless since April 30, 1996.

     HOWARD R. FRICKE is 62 years old and has been Chairman of the Board and Chief Executive Officer of The Security Benefit Group of Companies since 1988. Mr. Fricke also serves as a director of The Security Benefit Group of Companies, UMB Bank, N.A. and ONEOK, Inc. Mr. Fricke has served as a Director of Payless since April 30, 1996.

     ROBERT L. STARK is 64 years old and was Dean of The Regents Center at the University of Kansas from 1993 until his retirement in August 1997. Prior to his becoming Dean, Mr. Stark was employed by Hallmark Cards, Inc. for 35 years in several capacities, including: Executive Vice President and President of the Personal Communication Group, Senior Vice President and Group Vice President of Hallmark and President of Hallmark Canada. Mr. Stark served as a director of Hallmark (1976-1993). He is a director of Champion Enterprises, Inc., and Century Products. Mr. Stark has served as a Director of Payless since April 30, 1996.

THE PAYLESS BOARD AND COMMITTEES OF THE PAYLESS BOARD

     The Payless Board held six meetings during its 1997 fiscal year. Each director attended at least 80% of the aggregate of (i) the total number of board meetings held during the period for which such director held such office and
(ii) the total number of meetings held by all board committees ("Committees") on which such director served during the periods that such director served. Overall, the average percentage attendance for all directors at all Payless Board and Committee meetings was 91%.

     The Payless Board has two Committees: an Audit and Finance Committee (the "Audit and Finance Committee") and a Compensation and Nominating Committee (the "Compensation Committee").

     Compensation of Directors. Management directors are not entitled to additional compensation by reason of their directorship or attendance at meetings of the Payless Board or any Committee or at meetings of the shareowners. Under Payless' Restricted Stock Plan for Non-Management Directors, each director who is not an officer of Payless receives 1,000 shares of Payless Common Stock upon joining the Payless Board. As of the date of each annual meeting, non-management directors also are awarded an annual fee of $35,000 payable in Payless Common Stock and cash compensation of $5,000. All such shares of Payless Common Stock are subject to restrictions on transferability and to forfeiture. For 1997, the annual fee of $35,000 was paid as 775 shares of Payless Common Stock per non-management director, as determined based upon the arithmetic average of the high and low trading prices of the shares on the date of the annual meeting, May 23, 1997. The cash portion of the annual fee vests one-fifth on the date of each regular meeting of the Payless Board following the annual meeting. Non-management directors are also paid $1,000 in cash per meeting for attending more than twelve meetings (Payless Board and Committees) in a year. Non-management directors may elect to defer all or any portion of their compensation under the Deferred Compensation Plan for Non-Management Directors of Payless.

     The Restricted Stock Plan for Non-Management Directors referred to above provides for the issuance of not more than 300,000 shares of Payless Common Stock, subject to adjustment for changes in Payless' capital structure. Initial grant shares vest 20% per year over a five year period following the date of grant. The annual retainer shares vest one-half on November 1 following the date of the grant (annual meeting date) and one-half on the May 1 following the date of the grant. Shares awarded under the plan may not be sold during a person's term as a Director. The Restricted Stock Plan for Non-Management Directors may not be amended in a manner that would increase the number of shares of Payless Common Stock issuable thereunder, change the class of persons eligible to participate thereunder or otherwise materially increase benefits or modify eligibility requirements without shareowner approval.

     The Deferred Compensation Plan for Non-Management Directors referred to above allows each director to defer receipt of any fee received for services as a director, whether payable as restricted stock or cash, until after the calendar year in which the person ceases to serve as a director.

     Audit and Finance Committee. The functions of the Audit and Finance Committee include making recommendations to the Payless Board as to the selection of the firm of independent public accountants and auditors to examine the books and accounts of Payless for each fiscal year, the proposed engagement arrangements for the independent public accountants and auditors for each fiscal year, and the advisability of having the independent public accountants and auditors make specified studies and reports regarding auditing matters, accounting procedures, tax or other matters. The Audit and Finance Committee reviews results of the audit for each fiscal year, such accounting policies of Payless as are deemed appropriate for review by the Audit and Finance Committee, the coordination between the independent public accountants and auditors and Payless' internal auditing group, the scope and procedures of Payless' internal audit work and the quality and composition of Payless' internal audit staff. The Audit and Finance Committee is responsible for reviewing and making recommendations to the Payless Board with respect to matters such as the following: the financial policies of Payless, debt ratings, short-term versus long-term debt positions, debt-to-capitalization ratios, fixed charge coverage, working capital and bank lines, dividend policy, the long-range financial plans of Payless, Payless' capital expenditure program including rate of return standards and evaluation methods, specific debt and/or equity placement activities, external financial relationships (with investment bankers, commercial bankers, insurance companies, etc.), financial public relations and communication programs, profit sharing plan investments, financial aspects of proposed acquisitions and/or divestitures, and Payless insurance and risk management program. The members of the Audit and Finance Committee during the 1997 fiscal year were Messrs. Hays, Murphy (Chairman), Stark and Fricke, each of whom was an independent director as required by the rules of the NYSE. During the 1997 fiscal year, the Audit and Finance Committee met two times. It is expected that Messrs. Hays, Murphy (Chairman), Stark, Fricke and Ms. Mangum will be the members of the Audit and Finance Committee of New Payless after the Effective Time.

     Compensation and Nominating Committee. The functions of the Compensation Committee include such matters as considering and recommending to the Payless Board and Payless' management the overall compensation programs of Payless, reviewing and approving the compensation payable to the senior management personnel of Payless, and reviewing and monitoring the executive development efforts of Payless to assure development of a pool of management and executive personnel adequate for orderly management succession. The Compensation Committee reviews significant changes in employee benefit plans and stock related plans; serves as the "Committee" under Payless' profit sharing plans, 1996 Stock Incentive Plan, stock appreciation and phantom stock plan for international employees, executive incentive compensation plans for Payless executives, supplementary retirement plan and deferred compensation plan; and identifies and recommends candidates for Directors of the Payless Board, members of Committees and the successor to the chief executive officer. The Compensation Committee considers suggestions as to nominees for Directors from any source, including any shareowner. Any such recommendation for the 1999 election of Directors may be suggested at any time, but to potentially be brought before the annual meeting of shareowners, should be submitted in accordance with the terms of the New Payless Bylaws, in writing, at least 75 and not more than 90 days, prior to the 1999 annual meeting, to the Corporate Secretary of New Payless at 3231 S.E. Sixth Street, Topeka, Kansas, 66607. The members of the Compensation Committee during the last fiscal year were Messrs. Hays (Chairman), Fricke (until September 18, 1997), Murphy and Boggan (beginning September 18, 1997), each of whom was a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). During the 1997 fiscal year, the Compensation Committee met three times. It is expected that Messrs. Hays (Chairman), Murphy and Boggan will be the members of the Compensation Committee of New Payless after the Effective Time.

     The Payless Board and the New Payless Board may, from time to time, establish certain other committees to act on behalf of such boards of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except for Mr. Fricke, none of the members of the Compensation Committee was or has been an officer or employee of Payless or engaged in transactions with Payless (other than in his capacity as director). Mr. Fricke, Chief Executive Officer of the Security Benefit Group of Companies, served on the Compensation Committee until the time Mr. Douglass, Chairman of the Payless Board and Chief Executive Officer of Payless (the "CEO"), was elected to the Board of Directors of The Security Benefit Group of Companies. None of Payless' other executive officers serves as a director or member of the compensation committee of another entity one of whose executive officers serves as a member of the Compensation Committee or a Director of Payless.

COMPENSATION AND NOMINATING COMMITTEE REPORT

     The Compensation Committee reviews and approves, among other things, the compensation payable to each of the executive officers named in the Summary Compensation Table on page 35.

     Compensation Philosophy. Payless' basic compensation philosophy is that the compensation program should:

     a)   Attract, retain and motivate highly qualified executives;
     b)   be competitive;
     c)   align the executive's compensation with Payless' objectives; and
     d)   be related to the value created for shareowners.

     Compensation for executive officers is comprised of a base salary, bonus opportunities and long-term stock incentives. The Compensation Committee reviews compensation based on this philosophy, on the performance of Payless and on competitive practices. As part of its review of competitive pay levels, the Compensation Committee looks at the base salary levels, annual bonus levels and long-term incentives of a broad group of companies, including some of the companies in the peer groups in Payless' stock price performance graph on page 34, and other retail companies of similar size to Payless (the "survey companies"). The Compensation Committee intends to review annually the group of companies that comprise the survey companies and make appropriate additions or deletions to the group.

     Base Salary. Base salaries are targeted at approximately the 50th percentile of base salaries for comparable executive officer positions at the survey companies. The Compensation Committee intends to review base salaries on an annual basis and to adjust them based on the Compensation Committee's discretionary assessment of the individual executive's performance and competitive pay levels. Base salaries for most executive officers did not increase in 1997; the average increase for all executive officers was 1.3%.

     Bonus Opportunities. Executive officers participate in the Executive Incentive Compensation Plan for Payless Executives, which provides an opportunity for bonuses based on both annual and long-term results. Both the annual and long-term bonus opportunities are targeted at approximately the 65th percentile of the bonus opportunities for comparable positions at the survey companies for targeted above-market performance. Executive officers are eligible to receive annual cash awards for individual fiscal years, and long-term cash awards for long-term performance periods of three years. However, long-term performance periods are being phased in so that the initial long-term performance period covered only fiscal 1996, the second long-term performance period covered fiscal 1996-1997, and the third long-term performance period covers fiscal 1996-1998. The annual and long-term awards will be based upon attaining earnings per share ("EPS") growth and return on net assets ("RONA") performance standards relating to Payless as a whole.

     Awards are subject to an automatic upward or downward adjustment to reflect Payless' performance in EPS growth and RONA as compared to the performance on these measures of the Peer Company Group II Index of the Stock Price Performance graph. Each financial measure is ranked with the comparable financial measure of a group of peer companies designated in advance by the Compensation Committee. Payless' relative rank is determined based on data reviewed by the independent public accountants of Payless. The relative rank adjustment varies depending on the number of peer companies designated by the Compensation Committee. For example, for fiscal 1997, the Compensation Committee designated 17 other peer companies (the same peer companies as in the Peer Company Group II Index of the Stock Price Performance graph). If Payless were to rank first through fifth, the award for that measure would not be less than the target level; if Payless were to rank sixth through ninth, the award for that measure would not be less than threshold level; and if Payless were to rank fourteenth through eighteenth, the award for that measure would not be more than threshold level.

     The long-term award is also subject to an automatic upward (up to 50%) or downward (up to 25%) adjustment based on the performance of Payless Common Stock price over the long-term performance periods. For this purpose, the performance of Payless Common Stock is based on the difference between the average closing price of Payless Common Stock on the NYSE during the month of February of the calendar year in which a long-term performance period begins and the average closing price of Payless Common Stock during the month of February of the calendar year in which such long-term performance period ends. However, for the first three long-term performance periods, which began in 1996, the price of Payless Common Stock at the beginning of such periods is the average of the high and low daily trading prices of Payless Common Stock on the NYSE for each of the first 30 trading days on which Payless Common Stock traded on the NYSE.

     The annual award for fiscal 1997 could have ranged between 0% and 75% of base salary for the CEO, between 0% and 62.5% of base salary for the President of Payless and between 0% and 45% of base salary for the other executive officers named in the summary compensation table. For fiscal 1997, the threshold annual award was 25% of base salary for the CEO, 20.83% of base salary for the President of Payless and 15% of the base salary for the other executive officers named in the summary compensation table and the target annual award was 50% of base salary for the CEO, 41.67% of base salary for the President of Payless and 30% of base salary for the other executive officers named in the summary compensation table. The long-term award for fiscal 1997 could have ranged between 0% and 50% of average base salary over the long-term performance period for the CEO, between 0% and 41.66% of average base salary over the long-term performance period for the President and between 0% and 30% of average base salary over the long-term performance period for the other executive officers named in the summary compensation table, with the long-term awards remaining subject to the adjustment described above regarding stock price performance over each long-term period. For fiscal 1997, the threshold long-term award was 16.67% of average base salary over the long-term performance period for the CEO, 13.89% of average base salary over the long-term performance period for the President and 10% of average base salary over the long-term performance period for the other executive officers named in the summary compensation table, and the target long-term award was 33.33% of average base salary over the long-term performance period for the CEO, 27.78% of average base salary over the long-term performance period for the President and 20% of average base salary over the long-term performance period for the other executive officers named in the summary compensation table. All long-term awards are subject to the adjustment described above regarding stock price performance over the long-term period. The awards for the executive officers named in the summary compensation table may also be adjusted downward on a discretionary basis by the Compensation Committee.

     For both the fiscal 1997 period and the two-year "long-term" period (fiscal 1996 and 1997), (i) Payless' performance exceeded the maximum performance levels set by the Compensation Committee for both annual EPS growth and RONA, (ii) Payless' rank relative to the Peer Company Group II Index of the Stock Price Performance graph was 9th with respect to annual EPS growth, 9th with respect to annual RONA, 8th with respect to long-term EPS growth and 7th with respect to long-term RONA (therefore, no adjustment was made in any of the calculations based on Payless' relative rank in the Peer Company Group II Index of the Stock Price Performance graph), and (iii) the price of Payless Common Stock increased by $40.049 for the two-year "long-term" period above, resulting in a 50% increase in the long-term bonuses. Based on these results, the annual award represented 75% of base salary for the CEO, 62.5% of base salary for the President of Payless and 45% of base salary for each other executive officer, and the two-year "long-term" award represented 75% of average base salary for the long-term performance period for the CEO, 62.5% of average base salary for the long-term performance period for the President of Payless and 45% of average base salary for the long-term performance period for each other executive officer.

     Long-Term Stock Incentives. Payless may provide for long-term stock incentives with stock options, restricted stock, stock appreciation rights, phantom stock and performance units, which are deigned to attract, retain and motivate management associates and relate their compensation directly to the performance of Payless Common Stock. The mix of such awards is determined by the Compensation Committee in its discretion. The Compensation Committee has adopted a program for long-term stock incentives through the year 2001 with the goals of retaining and motivating executives, providing rewards commensurate with the growth in the value of Payless and aligning management interests more closely with those of Payless' shareowners. As part of this policy, the Compensation Committee believes that the long-term incentives provided to the executives of Payless should be targeted at approximately the 50th percentile of the long-term incentive opportunities for comparable positions at the survey companies. For 1997, the long-term stock incentives consisted of a grant of stock options and restricted stock to employees, including executive officers, in amounts as determined by the Compensation Committee in its discretion.

     Under the 1997 grant, the CEO received 12,500 shares of restricted Payless Common Stock and 92,000 stock options: the President of Payless received 8,500 shares of restricted Payless Common Stock and 64,000 stock options: the Executive Vice President Retail Operations of Payless received 4,400 shares of restricted Payless Common Stock and 33,000 stock options; and each other executive officer received 3,125 shares of restricted Payless Common Stock and 23,750 stock options. The restricted stock awards will vest one-third on each of the second, third and fourth anniversaries of the date of the grant. The stock option awards provided for 100% vesting on May 14, 2003, subject to acceleration if specific price targets for the Payless Common Stock were met. On January 28, 1998, the first of those specific price targets was achieved, resulting in 50% of the stock options granted in fiscal 1997 becoming vested.

     CEO Pay.  The CEO's base salary did not increase during fiscal 1997.

     The CEO's bonus for 1997 of $900,000 was determined entirely by the quantitative criteria set forth above, and his 1997 long-term grants were consistent with the Compensation Committee's policies regarding such grants.

     Executive Stock Ownership. Payless believes that it is important for every executive of Payless to establish and maintain an equity ownership interest in Payless that is significant relative to his or her base salary. Accordingly, in 1997, Payless adopted the following minimum stock ownership guidelines for senior management, including executive officers.

                              OWNERSHIP GUIDELINES

                                                           VALUE OF SHARES OF PAYLESS
                                                             COMMON STOCK OWNED AS
POSITION                                                   A MULTIPLE OF BASE SALARY
--------                                                   --------------------------
CEO....................................................            5.0 Times
President..............................................            3.5 Times
Executive Vice President...............................            2.0 Times
Senior Vice President..................................            1.5 Times
Vice President.........................................            1.0 Times

     These guidelines are expected to be attained by 2004 and may be satisfied through direct ownership of shares of Payless Common Stock, including share equivalents under the profit Sharing Plan of Payless and phantom stock under the Deferred Compensation Plan of Payless. Restricted shares of Payless Common Stock, however, are not taken into account until they vest.

     Deductibility of Compensation. Section 162(m) of the Code generally limits Payless' tax deduction to $1 million for compensation paid to the CEO and the five most highly compensated other executive officers who are executive officers on the last day of the tax year in question. However, exceptions are made for "performance-based" compensation.

     The Compensation Committee believes that all compensation paid to executive officers in fiscal 1997 is fully deductible and that all stock options granted in fiscal 1997 will, upon exercise, result in fully deductible compensation. The Compensation Committee's intention is to maintain full deductibility of compensation under the applicable law unless and until the Compensation Committee determines that this would not be in the best interests of Payless and its shareowners.

     Compensation and Nominating Committee:

Daniel Boggan Jr

Thomas A. Hays -- Chairman

Michael E. Murphy

STOCK PRICE PERFORMANCE

     The graph below compares the cumulative total shareowner return on the Payless Common Stock against the cumulative returns of the Standard and Poor's Corporation Composite Index (the "S&P 500 Index") and of two indices of peer group companies, some of which are competitors used in determining bonuses under Payless' performance based bonus plans (the "Peer Company Group I Index" and the "Peer Company Group II Index").

                    COMPARISON OF 21-MONTH CUMULATIVE RETURN
               PSS, S&P 500 INDEX, PEER COMPANY GROUP I INDEX AND
                          PEER COMPANY GROUP II INDEX

                                   [GRAPH]

                               5/6/96   6/1/96   7/6/96   8/3/96   8/31/96   10/5/96  11/2/96   11/30/96  1/4/97   2/1/97   3/1/97
                               ------   ------   ------   ------   -------   -------  -------   --------  ------   ------   ------
Payless                        $100     $ 99.12  $104.85  $112.78  $123.79   $128.63  $120.26   $137.89   $133.92  $132.16  $151.54
S&P 500                         100      104.42   103.17   103.96   102.32    110.70   111.07    119.47    118.66   124.70   125.44
Peer Company Group Index I      100      108.26   106.17   101.86   104.63    107.98   106.01    112.37    105.81   105.88   112.24
Peer Company Group Index II     100      107.79   105.80   101.37   103.89    106.82   104.93    110.38    104.96   104.05   110.56

                               4/5/97   5/3/97   5/31/97  7/5/97   8/2/97    8/30/97  10/4/97   11/1/97  11/29/97  1/3/98   1/30/98
                               ------   ------   -------  ------   ------    -------  -------   -------  --------  ------   -------
Payless                        $145.81  $154.54  $166.96  $198.68  $211.23   $225.99  $208.81   $196.48   $223.79  $234.36  $229.30
S&P 500                         120.80   129.57   135.20   146.78   151.62    143.99   155.14    147.04    153.60   157.41   158.26
Peer Company Group Index I      115.69   119.91   125.65   133.35   141.45    137.09   146.23    142.50    151.66   149.45   151.11
Peer Company Group Index II     115.20   116.30   122.91   130.02   138.14    133.41   143.12    138.54    147.49   144.96   146.22


                      COMPARISON OF 21-MONTH TOTAL RETURNS

                                                MAY 4, 1996    JANUARY 30, 1998
                                                -----------    ----------------
Payless.....................................      $100.00           229.30
S&P 500.....................................       100.00           158.26
Peer Company Group Index I..................       100.00           151.11
Peer Company Group Index II.................       100.00           146.22

     The graph assumes $100 invested on May 4, 1996 (the date of the Spin-Off) in Payless Common Stock, in the S&P 500 Index and in the Peer Company Group I Index and the Peer Company Group II Index and assumes the reinvestment of dividends. Companies comprising the Peer Company Group Index I are: Charming Shoppes, Inc., Circuit City Stores, Inc., Dayton Hudson Corporation, The Gap, Inc., The Home Depot, Inc., K-Mart Corporation, The Limited, Inc., Lowe's Companies, Inc., The Pep Boys-Manny, Moe & Jack, Inc., Price/Costco, Inc., Sears, Roebuck and Co., Tandy Corporation, The TJX Companies, Inc., Toys "R" Us, Inc., Wal-Mart Stores, Inc., Woolworth Corporation, and Melville Corporation (now called CVS Corporation ("CVS")). Companies comprising the Peer Company Group Index II are: Charming Shoppes, Inc., Circuit City Stores, Inc., Dayton Hudson Corporation, The Gap, Inc., The Home Depot, Inc., K-Mart Corporation, The Limited, Inc., Lowe's Companies, Inc., The Pep Boys-Manny, Moe & Jack, Inc., Price/Costco, Inc., Sears, Roebuck and Co., The TJX Companies, Inc., Tandy Corporation, Toys "R" Us, Inc., Wal-Mart Stores, Inc., Woolworth Corporation, and FootStar, Inc.

EXECUTIVE COMPENSATION

     The table below shows the compensation paid or accrued by Payless on behalf of the CEO and the five other most highly compensated executive officers of Payless (determined as of the end of the last fiscal year) for the last two fiscal years ended January 31, 1998 and February 1, 1997 respectively. Five people in addition to the CEO are covered by the table because two of the persons (the two with the lowest salary and annual bonus in the table) were paid the same consideration in fiscal 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION AWARDS
                                                                        -----------------------------------------
                                        ANNUAL COMPENSATION                               NUMBER OF              PAYOUTS
                               --------------------------------------                     SECURITIES   ----------------------------
                                                           OTHER          RESTRICTED      UNDERLYING   LONG-TERM
      NAME AND                              ANNUAL        ANNUAL             STOCK          STOCK      INCENTIVE       ALL OTHER
 PRINCIPAL POSITION     YEAR   SALARY(1)   BONUS(2)   COMPENSATION(3)      AWARDS(4)      OPTIONS(5)   PAYOUTS(6)   COMPENSATION(7)
 ------------------     ----   ---------   --------   ---------------     ----------      ----------   ----------   ---------------
Steven J. Douglass...   1997   $600,000   $450,000        $52,007          $568,750         92,000      $450,000          8,571
  Chairman of the       1996    587,500    438,540                          665,156        108,125                      236,909
  Board and Chief
  Executive Officer
Richard A. Jolosky...   1997    450,000    281,250         90,927           386,750         64,000       281,250          8,571
  President             1996    450,000    328,905         52,539           498,867         87,000                      221,506
Duane L. Cantrel1....   1997    301,150    137,250                          200,200         33,000       137,250          8,571
  Executive Vice        1996    290,371    212,473                          210,633         14,938                       79,769
  President Retail
  Operations
Bryan P. Collins.....   1997    300,000    135,000                          142,188         23,750       135,000          8,571
  Senior Vice           1996    286,775    210,645                          208,800         14,938                       79,232
  President --
  Division Director
  Parade of Shoes(8)
Jed L. Norden........   1997    267,800    120,500                          142,188         23,750       120,500          8,571
  Senior Vice           1996    265,850    195,735                          192,156         15,000                       73,469
  President Human
  Resources
Ullrich E. Porzig....   1997    267,800    120,500                          142,188         23,750       120,500          8,571
  Senior Vice           1996    262,465    195,735                          192,156          7,500                      142,913
  President Chief
  Financial Officer

-------------------------

(1) "Salary" reflects amounts paid to or deferred by the named executive officers during fiscal 1997. Annual salary changes for each of the named executive officers normally occur on May 1 of each year.

(2) "Annual Bonus" reflects the annual portion of the bonus paid under Payless' Executive Incentive Compensation Plan for Payless executives. It includes amounts deferred by the particular officer.

(3) "Other Annual Compensation" only includes amounts required to be reported under applicable SEC rules. For 1997, includes for Mr. Douglass $14,112 of imputed income due to life insurance coverage paid by Payless, $16,803 of automobile allowance and $18,149 of imputed income due to personal use of an airplane owned by Payless; and for Mr. Jolosky $27,375 of imputed income due to life insurance coverage paid by Payless, $14,777 of automobile allowance and $46,386 of imputed income due to personal use of an airplane owned by Payless. "Other Annual Compensation" for 1996 includes, for Mr. Jolosky $18,253 of imputed income due to life insurance coverage paid by Payless, $14,013 of automobile allowance and $12,273 of imputed income due to personal use of an airplane owned by Payless. Except as disclosed, non-cash compensation made available to the named executive officers does not exceed required disclosure thresholds.

(4) The dollar value of restricted stock awards is equal to the average of the high and low prices of Payless Common Stock on the date of grant, multiplied by the total number of shares granted to the named executive officer. In 1996 all restricted stock awards were made under Payless' Spin-Off Stock Plan. One-third of the shares awarded in 1996 vested on May 4, 1996, an additional one-third vested on May 4, 1997 and the remaining one-third will vest on May 4, 1998. In 1997 all restricted stock awards were made under Payless' 1996 Stock Incentive Plan. One-third of the shares awarded in 1997 will vest on May 14, 1999, an additional one-third will vest on May 14, 2000 and the final third will vest on May 14, 2001. The aggregate number of shares of restricted stock on which the restrictions have not lapsed and the value of such restricted stock owned by each of the named executive officers as of the end of fiscal year 1997 (at $65.0625 per share) was $1,301,250 for Mr. Douglass, representing 20,000 shares; $919,008 for Mr. Jolosky, representing 14,125 shares; $440,798 for Mr. Cantrell, representing 6,775 shares; $356,477 for Mr. Collins, representing 5,479 shares; $344,246. for Mr. Norden, representing 5,291 shares; and $344,246 for Mr. Porzig, representing 5,291 shares. Dividends will be paid on restricted shares at the same rate paid to all shareowners, if and when dividends are paid.

(5) For additional information regarding these grants, see the Stock Option Grants in Fiscal 1997 table on page 36.

(6) "Long-Term Incentive Payouts" represents the long-term portion of the bonus paid under Payless' Executive Incentive Compensation Plan for Payless Executives. It includes amounts deferred by the particular officer. The long-term performance periods of the plan are being phased in so that the initial long-term performance period covered only fiscal 1996, the second long-term performance period covered fiscal 1996-1997, and the third long-term performance period covers fiscal 1996-1998. For 1996, the long-term portion of the bonus was included in the annual bonus.

(7) "All Other Compensation" represents Payless' contribution to the named executive officer's account in Payless' profit sharing plan. In addition, in 1996 "All Other Compensation" included payments to relocate Mr. Jolosky ($47,321) and Mr. Porzig ($72,528) and amounts awarded under Payless' Spin-Off Cash Plan. Under the Spin-Off Cash Plan employees who remain employed with Payless at certain dates are eligible to receive cash payments equal to a percentage of base pay. The percentage ranges from 10% to 37.5% of base pay. Executive officers other than the CEO and President of Payless are eligible to receive 25% of base pay under the Spin-Off Cash Plan. The CEO and President of Payless are eligible to receive 37.5% of base pay under the Spin-Off Cash Plan. One-half of the payment was paid on May 4, 1997, and the second half will be paid on May 4, 1998.

(8) Parade of Shoes is a division of Payless.

     Stock Option Awards. The following table provides certain information concerning individual grants of stock options made to the named executive officers during the 1997 fiscal year under Payless' 1996 Stock Incentive Plan.

                       STOCK OPTION GRANTS IN FISCAL 1997

                                      NUMBER OF     PERCENT OF
                                      SECURITIES   TOTAL OPTIONS
                                      UNDERLYING    GRANTED TO
                                       OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION    GRANT DATE
                NAME                  GRANTED(1)    FISCAL YEAR      PER SHARE         DATE      FAIR VALUE(2)
                ----                  ----------   -------------   --------------   ----------   -------------
Steven J. Douglass..................    92,000         5.28            45.50        5/14/2007      2,418,403
Richard A. Jolosky..................    64,000         3.68            45.50        5/14/2007      1,682,367
Duane L. Cantrell...................    33,000         1.89            45.50        5/14/2007        867,471
Bryan P. Collins....................    23,750         1.36            45.50        5/14/2007        624,316
Jed L. Norden.......................    23,750         1.36            45.50        5/14/2007        624,316
Ullrich E. Porzig...................    23,750         1.36            45.50        5/14/2007        624,316

-------------------------

(1) These options, granted under the 1996 Stock Incentive Plan, have a term for 10 years. Pursuant to the terms of these options, 50% vested on January 28, 1998. The remaining options vest on May 14, 2003, subject to accelerated vesting. These options have an exercise price equal to the average of the high and low trading prices of Payless Common Stock on the date of grant.

(2) The grant date fair values were determined using the Black-Scholes option pricing model. The estimated values under the model are based on assumptions as to variables such as option term, risk-free interest rates, stock price volatility and dividend yield. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. The grant date fair value calculation is presented in accordance with SEC proxy disclosure requirements. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the Black-Scholes model. The model assumes: (a) an option term of 10 years, which represents the length of time between the grant date of options and the latest possible exercise date by the named executive officers; (b) a risk-free interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option's term; (c) stock price volatility calculated based on the monthly volatility of the price of Payless Common Stock and the stock prices of the companies included in the Peer Company Group II Index on page 34 for the 10 year period ending January 30, 1998; and (d) dividends at the rate of $0 per share, the annual dividend rate with respect to a share of Payless Common Stock on the grant date.

     The following table presents information with respect to exercised and unexercised options held by the named executive officers at January 31, 1998:

                AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1997
                       AND FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SHARES OF PAYLESS
                                                    COMMON STOCK UNDERLYING        VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                           SHARES                       FISCAL-YEAR END            AT FISCAL-YEAR END(1)
                         ACQUIRED ON    VALUE     ---------------------------   ---------------------------
         NAME             EXERCISE     REALIZED   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
         ----            -----------   --------   -------------   -----------   -------------   -----------
Steven J. Douglass.....         0      $      0      118,813        81,312       $7,730,271     $5,290,362
Richard A. Jolosky.....    18,750       560,320       88,250        32,000        5,741,766      2,082,000
Duane L. Cantrell......         0             0       25,844        22,094        1,681,475      1,437,491
Bryan P. Collins.......         0             0       21,219        17,469        1,380,561      1,136,577
Jed L. Norden..........         0             0       21,250        17,500        1,382,578      1,138,594
Ullrich E. Porzig......         0             0       17,500        13,750        1,138,594        894,609

-------------------------

(1) "In-The-Money Options" are options outstanding at the end of the 1997 fiscal year for which the fair market value of Payless Common Stock at the end of the 1997 fiscal year ($65.0625 per share) exceeded the exercise price of the options.

     Long Term Awards. During the 1997 fiscal year, each of the named executive officers became eligible to receive a potential long-term cash award for the three fiscal years 1997 to 1999. The following table shows the maximum long-term cash awards payable to each of them for these long-term periods.

                 LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 1997

                                                                              ESTIMATED MAXIMUM FUTURE
                                             PERFORMANCE OR OTHER PERIOD      PAYOUTS UNDER NON-STOCK
                 NAME                        UNTIL MATURATION OF PAYOUT         PRICE BASED PLAN(1)
                 ----                      -------------------------------    ------------------------
Steven J. Douglass.....................    Three Fiscal Year Period                   $450,000
                                           (1997-1999) Ending 1/29/00
Richard A. Jolosky.....................    Three Fiscal Year Period                    281,250
                                           (1997-1999) Ending 1/29/00
Duane L. Cantrell......................    Three Fiscal Year Period                    130,815
                                           (1997-1999) Ending 1/29/00
Bryan P. Collins.......................    Three Fiscal Year Period                    135,000
                                           (1997-1999) Ending 1/29/00
Jed L. Norden..........................    Three Fiscal Year Period                    120,510
                                           (1997-1999) Ending 1/29/00
Ullrich E. Porzig......................    Three Fiscal Year Period                    120,510
                                           (1997-1999) Ending 1/29/00

-------------------------

(1) Estimates are based on annual salaries as of January 31, 1998. Payouts may range from $0 to the "maximum" award value. The estimate above assumes that the individual remains eligible to participate throughout the long-term performance period, the maximum performance goals have been met, Payless' performance compared to the group of peer companies included in Peer Company Group II Index of the Stock Price Performance graph is such that no downward adjustment is required for any award, and that the stock price has increased sufficiently to result in the maximum stock price adjustment (all as described in the Compensation Committee report on pages 30-33. Actual payouts will be based on performance and the executive's average annual salary rate during the applicable performance period. The maximum dollar amount of any such award for any executive for any long-term performance period is $1,500,000.

     Profit Sharing Plans and Supplementary Retirement Plan. Executive officers of Payless may participate in the Payless ShoeSource, Inc. Profit Sharing Plan. Contributions to this plan are related to Payless' performance each year. Subject to management's discretion each year, Payless expects to contribute 2.5% of its pretax net profits to this plan each year. Employees are able to voluntarily contribute to the profit sharing plans on both a before-tax and after-tax basis under Section 40l(k) of the Code. Employees are also able to direct that Payless' contribution to their accounts and/or their voluntary contributions be invested in a Payless Common Stock fund or in one of several other investment funds.

     Payless does not have a broad-based, defined benefit retirement plan. Payless does, however, have a supplementary retirement plan (the "Supplementary Plan") covering employees who have had compensation in a calendar year equal to at least twice the amount of "wages" then subject to the payment of old age, survivor and disability insurance Social Security taxes. Under the Supplementary Plan, covered employees become entitled to a single life annuity retirement benefit equal to (i) 2% of the average of the highest three out of the last five fiscal years of total annual salary and bonuses (reported as salary and annual and long-term bonus in the Summary Compensation Table) multiplied by their years of service, up to a maximum of 25 years, reduced by (ii) primary Social Security benefits, benefits provided under Payless' profit sharing plan and, benefits under retirement plans operated by May Company which may be payable to the employee, and if appropriate, by amounts to reflect early retirement. Benefits are payable upon retirement after reaching age 55 and completing at least 5 years of service. The minimum benefit under the Supplementary Plan is the amount of benefits provided by Payless which would have been payable under Payless' profit sharing plan and employer provided benefits under the May Company Profit Sharing Plan and May Company Retirement Plan, determined without regard to any statutory limits, less the amount of benefits actually payable under those plans.

     The Supplementary Plan provides that, in the event of a "change-in-control" (as defined in the Supplementary Plan), vesting would be accelerated in limited circumstances and benefits would not be forfeitable. Payless plans to establish a trust which will be funded upon a potential change in control to provide accrued benefits under the Supplementary Plan and which would, upon an actual change-in-control, become irrevocable. The Reorganization will not constitute a change-in-control under the Supplemental Plan.

     The following table shows the estimated aggregate annual benefits payable upon retirement (assuming a retirement in 1997 at age 65) for persons in specified compensation and years of service classifications covered by Payless' profit sharing plan and, if eligible, the Supplementary Plan. The individuals named in the Summary Compensation Table had, as of December 31, 1997, the following years of service, respectively: Mr. Douglass, 22 years; Mr. Jolosky, 21 years; Mr. Cantrell, 19 years; Mr. Collins, 17 years; Mr. Norden, 13 years; and Mr. Porzig, 13 years.

                                                             YEARS OF SERVICE
                                                          ----------------------
               AVERAGE ANNUAL EARNINGS                     20-24      25 OR MORE
               -----------------------                    --------    ----------
$500,000..............................................    $200,000     $250,000
600,000...............................................     240,000      300,000
700,000...............................................     280,000      350,000
800,000...............................................     320,000      400,000
900,000...............................................     360,000      450,000
1,000,000.............................................     400,000      500,000
1,100,000.............................................     440,000      550,000
1,200,000.............................................     480,000      600,000
1,300,000.............................................     520,000      650,000
1,400,000.............................................     560,000      700,000
1,500,000.............................................     600,000      750,000

     Employment Contracts, Termination of Employment and Change in Control Arrangements. Each of the named executive officers have individual contracts of employment with Payless which expire at various dates on or before May 31, 2001, and which provide for annual base salaries at rates not less than the amounts reported in the Summary Compensation Table.

     Payless has also entered into severance agreements with the executive officers named in the Summary Compensation Table. The agreements provide that the executive is entitled to benefits if (i) a change in control of Payless (as defined in such severance agreement) occurs and (ii) during the 180 days following such change in control, the executive determines in good faith that as a result of the change in control he is unable to execute his duties effectively. Following such 180-day period, employment must be actually or constructively terminated other than for cause or disability during the term of such severance agreement for benefits to be payable. Under the severance agreements, a change in control would include any of the following events: (i) any "person," as defined in the Exchange Act, acquires 50% or more of Payless' voting securities; (ii) a majority of Payless' Directors are replaced during a two-year period; or (iii) shareowners approve certain mergers, or a liquidation, or sale of all or substantially all of Payless' assets. The Reorganization will not constitute a "change-of-control" under these severance agreements. The severance agreements provide a lump sum payment equal to three times the sum of
(i) base salary at termination or, if greater, base salary immediately prior to the change in control plus (ii) target bonus with maximum share price adjustment for the year in which the change in control occurs. Each agreement also provides 36 months of continued medical and life insurance benefits and, if the terminated executive is within five years of his or her eligibility date, eligibility in Payless' post-retirement life and medical insurance benefits. The agreements with officers who are subject to Section 16(b) of the Exchange Act provide for a cash payment in cancellation of stock options. The agreement with the CEO provides a "tax gross-up" payment to ensure that the above-mentioned payments are not subject to net reduction due to imposition of excise taxes which are payable under Section 4999 of the Code. The agreement with the President of Payless provides for 50% of such payment. Payless plans to establish a trust which would be funded upon a potential change in control to provide the benefits under the severance agreements and which would, upon an actual change in control, become irrevocable.

     In addition, in the event of a change in control, (i) amounts deferred under Payless' deferred compensation plan will be immediately distributed to participants in a lump sum cash payment, (ii) all options and stock appreciation rights outstanding on that date will become immediately and fully exercisable,
(iii) all restrictions on any restricted shares (including restricted stock under Payless' Spin-Off Stock Plan) or phantom stock units will lapse and such shares and units will become fully vested, (iv) any performance units will be earned and become fully payable, and (v) cash payments under the Spin-Off Cash Plan will be accelerated. The Reorganization will not constitute a "change of control" under these plans.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, NOMINEES, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

     The following table sets forth certain information known to the Company regarding beneficial ownership of Payless Common Stock as of January 31, 1998 (including shares of Payless Common Stock held in Payless Profit Sharing Plan account for executive officers) by (a) each person known by Payless to own beneficially more than 5% of the Payless Common Stock, (b) each Director and nominee for election as a Director of Payless and each of the executive officers named in the Summary Compensation Table on page 35, and all current Directors, nominees and executive officers as a group. The shares allocated to the accounts of named participants in the Payless Profit Sharing Plan constitute approximately 2% of Payless Common Stock (see note (1) below).

                                          VOTING POWER           INVESTMENT POWER
                                      --------------------   ------------------------                  PERCENT
                NAME                   SOLE        SHARED      SOLE          SHARED          TOTAL     OF CLASS
                ----                   ----        ------      ----          ------          -----     --------
HOLDER OF MORE THAN FIVE PERCENT OF
COMMON STOCK
FMR Corp. ..........................  357,008            0   4,281,094              0      4,281,094     11.5%
  82 Devonshire Street
  Boston, MA 02109-3614
Putnam Investments, Inc. ...........        0      258,750           0      3,281,900      3,281,900      8.0%
  One P.O. Box Square
  Boston, MA 02109
DIRECTORS, NOMINEES AND
EXECUTIVE OFFICERS(1)
Daniel Boggan Jr....................    1,373            0          93              0          1,373     *
Howard R. Fricke....................    7,070            0       5,883              0          7,070     *
Thomas A. Hays......................   39,575            0      38,388              0         39,575     *
Mylle B. Mangum.....................    1,282            0           0              0          1,282     *
Michael E. Murphy...................    3,166            0       1,979              0          3,166     *
Robert L. Stark.....................    3,166            0       1,979              0          3,166     *
Steven J. Douglass..................  165,632            0     145,632              0        165,632     *
Richard A. Jolosky..................   79,565            0      65,440              0         79,565     *
Duane L. Cantrell...................   42,111            0      35,336              0         42,111     *
Bryan P. Collins....................   33,072            0      28,692              0         33,072     *
Jed L. Norden.......................   39,182          464      33,894            464         39,182     *
Ullrich E. Porzig...................   30,248            0      24,957              0         30,248     *
All directors, nominees and
  executive officers as a group (21
  persons)..........................  658,202          464     555,767            464        658,202      1.7%

-------------------------
 *  Less than one percent.

(1) The Payless Profit Sharing Plan provides for an investment fund which is invested in shares of Payless Common Stock (the "Payless Profit Sharing Plan Common Stock Fund"). As of January 31, 1998, the trust under the Payless Profit Sharing Plan owned approximately 769,476 shares of Payless Common Stock (approximately 2% of the shares of Payless Common Stock outstanding) in the Payless Profit Sharing Plan Common Stock Fund. Shares shown as beneficially owned by the persons referred to in the table include any shares allocated to their accounts under the Payless Profit Sharing Plan. The shares shown as to which sole voting power is indicated include shares of restricted stock which have not yet vested, but with respect to which the individual or group has been granted voting rights; restricted stock which has not vested is not included in shares as to which investment power is indicated.

     Shares shown as beneficially owned include shares subject to options which are presently exercisable or which will become exercisable before the Annual Meeting, as follows: Steven J. Douglass -- 116,625 shares; Richard A.
Jolosky -- 47,625 shares; Duane L. Cantrell -- 27,688 shares; Jed L.
Norden -- 23,125 shares; Ullrich E. Porzig -- 15,625 shares; all directors, nominees and executive officers as a group -- 395,485 shares.

                   PROPOSAL III: RATIFICATION OF INDEPENDENT
                         PUBLIC ACCOUNTANTS OF PAYLESS

PROPOSAL III ON THE ACCOMPANYING PROXY CARD.

     Upon recommendation of the Audit and Finance Committee, the Payless Board appointed Arthur Andersen LLP, independent public accountants, as auditors of Payless and its subsidiaries for the fiscal year ending January 30, 1999, subject to ratification by the shareowners at the Annual Meeting. It is intended that, unless otherwise directed by shareowners, proxies will be voted for the Accountant Proposal.

     A member of the firm of Arthur Andersen LLP will be present at the meeting to make such statements as that firm may desire and to answer any questions by shareowners.

THE PAYLESS BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF THE ACCOUNTANT PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                               VALIDITY OF SHARES

     The validity of the shares of New Payless Common Stock to be issued in the Merger will be passed upon by Sullivan & Cromwell, special counsel to Payless and New Payless, 125 Broad Street, New York, New York 10004.

                                    EXPERTS

     The consolidated financial statements incorporated by reference into this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Payless for the fiscal year ended January 31, 1998 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, and on the authority of said firm as experts in auditing and accounting.

                                 OTHER MATTERS

     Payless reserves the right, subject to the provisions of the MGCL, to adjourn or postpone the Annual Meeting one or more times and to continue to solicit proxies, if insufficient affirmative votes are present in person or by proxy at the Annual Meeting for the proposal to adopt the Merger Agreement.

     Since Payless will no longer be publicly held and New Payless will be the sole owner of Payless Common Stock after the Merger, there will be no meetings of shareowners of Payless in 1999 or thereafter to which the public will be invited.

SECTION 16 FILINGS

     Section 16(a) of the Exchange Act requires Payless directors, executive officers and greater than ten percent beneficial owners ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Payless Common Stock. Specific due dates for these reports have been established and Payless is required to report in this Proxy Statement/Prospectus any failure by the Reporting Persons to file by these dates. During the fiscal year ended January 31, 1998, to Payless' knowledge all
Section 16(a) filing requirements applicable to Reporting Persons were timely met except that, due to an administrative error made by Payless, the Form 3 of JoAnn Ogee, Senior Vice President-General Merchandise Manager-Women's, was filed eight days after its due date and the Form 5 of Gary Stone, a Senior Vice President, reporting one transaction reportable on Form 5 was filed 22 days after its due date. In making these statements, Payless has relied solely on a review of the copies of such reports furnished to it and written representations by directors and executive officers that no reports other than those reviewed by Payless were required with respect to such fiscal year.

1999 SHAREOWNERS PROPOSAL

     If the proposal relating to the adoption of the Merger Agreement is adopted, then shareowner proposals for the 1999 annual meeting of shareowners of New Payless must be received at the principal executive offices of New Payless, 3231 South East Sixth Street, Topeka, Kansas, 66607, Attention: Corporate Secretary, on or prior to December 23, 1998, for inclusion in New Payless' proxy statement and proxy card for such meeting. If the proposal relating to the adoption of the Merger Agreement is not adopted then shareowner proposals will be due by the same date and to the same place, but will be with respect to the 1999 annual meeting of shareowners of Payless.

ADDITIONAL INFORMATION

     Payless files an annual report on Form 10-K with the SEC which includes additional information concerning Payless and its operations. This report, except for exhibits, will be furnished at no cost to shareowners upon written request to the Corporate Secretary, Payless ShoeSource, Inc., 3231 S.E. Sixth Street, Topeka, Kansas 66607-2207.

                                   By Order of the Board of Directors,

                                   William J. Rainey
                                   Secretary

April 21, 1998

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           PAYLESS SHOESOURCE, INC.,

                       PAYLESS SHOESOURCE HOLDINGS, INC.

                                      AND

                              PAYLESS MERGER CORP.

                           DATED AS OF APRIL 20, 1998

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of April 20, 1998, among Payless ShoeSource, Inc., a Missouri corporation (the "Company"), Payless ShoeSource Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Parent"), and Payless Merger Corp., a Missouri corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger"), further approved the Merger upon the terms and subject to the conditions set forth in this Agreement and approved this Agreement;

     WHEREAS, Parent and Merger Sub are newly formed corporations organized for the purpose of participating in the transactions contemplated by this Agreement;

     WHEREAS, the Boards of Directors of the Company and Merger Sub have directed the submission of this Agreement to a vote of their respective shareholders;

     WHEREAS, the Company desires to create a new holding company structure and permit its shareowners to own equity interests in a Delaware corporation by consummating the Merger and converting each outstanding Share (as defined herein) into one share of Parent Common Stock (as defined herein), all in accordance with the terms of this Agreement;

     WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a corporate reorganization under common control similar to a pooling of interests; and

     WHEREAS, the parties will not permit the Effective Time (as defined herein) to occur prior to May 5, 1998;

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                           THE MERGER; EFFECTIVE TIME

     1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and except as provided herein, the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Missouri General and Business Corporation Law, as amended (the "MGCL").

     1.2. EFFECTIVE TIME. As soon as practicable following the satisfaction of the conditions set forth in this Agreement, the Company and Merger Sub will cause Articles of Merger (the "Missouri Articles of Merger") to be executed in duplicate as provided in Section 351.430 of the MGCL and delivered to the Secretary of State of Missouri as provided in Section 351.435 of the MGCL. The Merger shall become effective at the time when the Secretary of State of Missouri issues a Certificate of Merger attaching to it the Missouri Articles of Merger (the "Effective Time").

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1. THE CERTIFICATE OF INCORPORATION. The amended and restated certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that Article TENTH shall be deleted in its entirety and each following Article shall be correspondingly renumbered, Article ELEVENTH shall be amended by amending each reference therein to Article ELEVENTH to be a reference to Article TENTH and Articles SECOND, THIRD and FOURTH of the Charter shall each be amended in their entirety to provide as follows:

   "SECOND.  The Corporation's registered agent shall be Corporation
     Service Company d/b/a CSC-Lawyers Incorporating Service Company at 222 East Dunklin Street, Jefferson City, Missouri 65101.

     THIRD. The aggregate number of shares that the Corporation shall have authority to issue is 10,000,000 shares of Common Stock, par value $.01 per share.

     FOURTH. The number of directors constituting the first Board of Directors is FIVE (5). The number of directors to constitute all subsequent Boards of Directors shall be fixed by, or in the manner provided in, the Corporation's bylaws. Any change in the number of directors constituting the Board of Directors shall be reported by the corporation to the Missouri Secretary of State within 30 calendar days after such change."

     2.2. THE BY-LAWS. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III
                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     3.1. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or By-laws.

     3.2. DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or By-laws or as otherwise provided by law.

                                   ARTICLE IV
                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     4.1. EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any capital stock of the Company:

          (a) MERGER CONSIDERATION. Each share of the Common Stock, par value $.01 per share, of the Company (a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by any direct or indirect subsidiary of the Company not held on behalf of third parties or Shares ("Dissenting Shares") that are owned by stockholders ("Dissenting Stockholders") exercising dissenters' rights pursuant to Section 351.455 of the MGCL (collectively, "Excluded Shares")) shall be converted into one share of Common Stock, par value $.01 per share, of

     Parent ("Parent Common Stock") together with one attached right ("Rights") to purchase shares of Series A Preferred Stock par value $.01 per share of Parent which shall have the rights and preferences described in the Rights Agreement dated as of April 20, 1998 between Parent and UMB Financial Corp.

          (b) CANCELLATION OF SHARES AND CERTAIN SHARES OF PARENT COMMON
     STOCK. Each share of Parent Common Stock owned by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) MERGER SUB. At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (d) OPTIONS. At the Effective Time, each option or right to purchase (each, a "Company Option") Shares pursuant to any of the Company's incentive plans or employee benefit plans, including the Company's 1996 Stock Incentive Plan and the Company's Stock Ownership Plan (the "Option Plans") shall become an option or right to purchase shares of Parent Common Stock on the same terms as an option or right to purchase Shares under an Option Plan at an exercise price equal to the exercise price per share of such Company Option under an Option Plan.

          (e) RESTRICTED AND OTHER SHARE BASED AWARDS OR RIGHTS. At the Effective Time, each right or obligation to receive a Share or payment of an amount based on a Share under any of the Company's incentive plans or benefit plans, including the Company's 1996 Stock Incentive Plan, Restricted Stock Plan for Non-Management Directors, Spin-Off Stock Plan, Deferred Compensation Plan and Deferred Compensation Plan for Non-Management Directors shall become a right or obligation, as the case may be, to receive shares or payment of an amount based on shares of Parent Common Stock on the same terms as the right or obligation to receive Shares or payment of an amount based on Shares existed under any of such plans immediately prior to the Effective Time.

          (f) NO SURRENDER OF CERTIFICATES. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate (other than certificates representing Excluded Shares) that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Parent Common Stock together with attached Rights.

          (g) DISSENTERS' RIGHTS. No Dissenting Stockholder shall be entitled to shares of Parent Common Stock or any dividends or other distributions thereon unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger Agreement under the MGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 351.455 of the MGCL with respect to Shares owned by such Dissenting Stockholder. If any person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into shares of Parent Common Stock pursuant to Section 4.1(a) hereof. The right to payment pursuant to Section 351.455 of the MGCL shall cease to exist if and when the Company shall abandon the Merger.

                                   ARTICLE V
                             ACTIONS TO BE TAKEN IN
                           CONNECTION WITH THE MERGER

     5.1. ASSUMPTION OF PLANS AND AGREEMENTS. Parent and the Company hereby agree that they shall, at or prior to the Effective Time, execute, acknowledge and deliver an assumption agreement pursuant to which Parent will, from and after the Effective Time, be substituted for, assume and agree to perform, or cause the Company to perform, all obligations of the Company pursuant to any and all employee benefit plans established or maintained by the Company immediately prior to the Effective Time, all severance and employment agreements in effect immediately prior to the Effective Time between the Company and an individual named therein and all compensation and incentive plans established or maintained by the Company immediately prior to the Effective Time, in each case as Parent and the Company may provide in such assumption agreement, including the Option Plans, Restricted Stock Plan for Non-Management Directors, Spin-Off Stock Plan, Profit Sharing Plan, Profit Sharing Plan for Puerto Rico Associates, Deferred Compensation Plan, Deferred Compensation Plan for Non-Management Directors and Stock Appreciation and Phantom Stock Unit Plan for International Employees. In connection with such assumption and without further action by shareholders of Parent or the Company, such plans shall be amended such that all references to the Company and the Shares shall become references to Parent, if provided in the assumption agreement referred to in the preceding sentence, and Parent Common Stock, respectively.

                                   ARTICLE VI
                                   CONDITIONS

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by holders of at least two-thirds of the issued and outstanding Shares and shall have been duly approved by Parent as the sole stockholder of Merger Sub in accordance with applicable law and the certificate of incorporation and bylaws of each such corporation.

          (b) NYSE LISTING. The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) CLOSING DATE. The date shall be after May 4, 1998. The parties hereto acknowledge and agree that the condition set forth in this Section 5.1(c) may not be waived.

                                  ARTICLE VII
                                  TERMINATION

     7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 6.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

                                  ARTICLE VIII
                           MISCELLANEOUS AND GENERAL

     8.1. MODIFICATION OR AMENDMENT. Subject to the provisions of the applicable law, at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 6.1(a), the parties hereto may modify or amend this Agreement, by written agreement approved by the respective parties' Boards of Directors and executed and delivered by duly authorized officers of the respective parties, except that (i) the parties may not amend Section 6.1(c) and (ii) no amendment shall alter or change the amount or kind of shares to be received by shareholders of the Company or otherwise alter or change any of the terms and conditions of this Agreement so as to adversely affect the Company's shareholders.

     8.2. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law except for the condition set forth in Section 6.1(c).

     8.3. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     8.4. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MISSOURI WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

     8.5. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          PAYLESS SHOESOURCE, INC.

                                          By: /s/ STEVEN J. DOUGLASS
                                             -----------------------------------
                                            Name: Steven J. Douglass
                                            Title: Chairman and Chief Executive
                                              Officer

                                          PAYLESS SHOESOURCE HOLDINGS, INC.

                                          By: /s/ STEVEN J. DOUGLASS
                                            ------------------------------------
                                            Name: Steven J. Douglass
                                            Title: Chairman and Chief Executive
                                              Officer

                                          PAYLESS MERGER CORP.

                                          By: /s/ STEVEN J. DOUGLASS
                                             -----------------------------------
                                            Name: Steven J. Douglass
                                            Title: Chairman and Chief Executive
                                              Officer

                                    ANNEX B

                                    FORM OF

                    RESTATED CERTIFICATE OF INCORPORATION OF

                                       OF

                            PAYLESS SHOESOURCE, INC.

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            PAYLESS SHOESOURCE, INC.

     Payless ShoeSource, Inc., a Delaware corporation, hereby certifies as follows:

     FIRST. The name of the corporation is Payless ShoeSource, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was April 15, 1998 under the name Payless ShoeSource Holdings, Inc.

     SECOND. This Restated Certificate of Incorporation amends and restates the Certificate of Incorporation, and has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

     THIRD. The text of the Certificate of Incorporation is hereby restated to read herein as set forth in full:

     FIRST. The name of the corporation is Payless ShoeSource, Inc. (the "Corporation").

     SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

     THIRD. A. CLASSES AND NUMBER OF SHARES. The aggregate number of shares that the Corporation shall have authority to issue is two hundred sixty-five million (265,000,000), consisting of two hundred forty million (240,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and twenty-five million (25,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

     B. PREFERRED STOCK. Shares of Preferred Stock may be issued in series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

          (a) the distinctive serial designation of such series which shall distinguish it from other series;

          (b) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the board of directors in the resolution or resolutions providing for the issue of such series;

          (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

          (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

          (e) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation;

          (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

          (g) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

        (i) the voting rights, if any, of the holders of the shares of such series.

     FOURTH. A. NUMBER AND CLASSIFICATION. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than 3 nor more than 15 directors, the exact number of directors within such range shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, with the term of office of the directors of one class expiring each year. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, the directors elected to Class I as of April 16, 1998 shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1998, the directors elected to Class II as of April 16, 1998 shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1999, and the directors elected to Class III as of April 16, 1998 shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 2000. Each director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and qualified, subject, however, to such director's earlier death, resignation, disqualification or removal from office (in accordance with this Certificate of Incorporation). In the event of any change in the authorized number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall, so far as possible, equalize the number of directors in each class. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article THIRD applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FOURTH unless expressly provided by such terms.

     B. VACANCIES. Any vacancy in the Board of Directors resulting from any increase in the number of directors and any other vacancy occurring in the Board of Directors may be filled by the Board of Directors acting by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and any director so elected to fill a vacancy shall hold office until the next election of the class of directors into which such director was placed and such director's successor is elected and qualified or until such director's earlier resignation or removal. In no event shall a decrease in the number of directors shorten the term of any incumbent director.

     C. REMOVAL OF DIRECTORS. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, at a meeting called for that purpose, any or all of the directors of the Corporation, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article FOURTH as one class. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of this Certificate of Incorporation, the provisions of this Article FOURTH shall apply in respect of the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the holders of the outstanding shares as a whole.

     FIFTH. Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the By-Laws of the Corporation shall otherwise provide.

     SIXTH. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

     SEVENTH. The By-Laws of the Corporation may be amended, altered, changed or rescinded, and new or amended By-Laws adopted, by a vote of a majority of the entire Board of Directors or by a vote of sixty-six and two-thirds percent
(66 2/3%) of the outstanding securities of the Corporation then entitled to vote generally in the election of directors.

     EIGHTH. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation. Special meetings of stockholders of the Corporation may not be called by any other person or persons.

     NINTH. Any action required or permitted to be taken by the holders of the outstanding securities of the Corporation then entitled to vote generally in the election of directors, must be taken at a meeting of the stockholders and may not be taken by written consent or consents regardless of whether such consent or consents are signed by all holders of such securities.

     TENTH. A. In addition to any affirmative vote required by the DGCL or this Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section B of this Article TENTH, approval of any Business Combination (as hereinafter defined) with an Interested Stockholder (as hereinafter defined) shall require the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock (as hereinafter defined) entitled to vote at a meeting of stockholders called for such purpose, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder or any Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that a lesser percentage or separate class vote may be specified, by the DGCL or in any agreement with any national securities exchange or otherwise.

     B. The provisions of Section A of this Article TENTH shall not be applicable to any Business Combination involving an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, and such Business Combination shall require only such affirmative vote, if any, as is required by law, any other provision of this Certificate of Incorporation of the Corporation, the By-Laws of the Corporation or otherwise, if:

          1. The Business Combination shall have been approved by the Board of Directors of the Corporation prior to such Interested Stockholder's Stock Acquisition Date (as hereinafter defined), or the purchase of stock made by such Interested Stockholder on such Interested Stockholder's Stock Acquisition Date had been approved by the Board of Directors of the Corporation prior to such Interested Stockholder's Stock Acquisition Date; or

          2. All of the following conditions shall have been satisfied with respect to the Business Combination:

             (a) The aggregate amount of the cash and the Market Value (as hereinafter defined) as of the Consummation Date (as hereinafter defined) of consideration other than cash to be received per share by holders of outstanding shares of Common Stock of the Corporation in such Business Combination is at least equal to the greater of the following:

                (1) The highest per share price paid by such Interested Stockholder at a time when such Interested Stockholder was the Owner (as hereinafter defined), directly or indirectly, of five percent or more of the outstanding Voting Stock of the Corporation, for any shares of Common Stock acquired by it within the three-year period immediately prior to the Announcement Date (as hereinafter defined) with respect to such Business Combination, or within the three-year period immediately prior to, or in, the transaction in which such Interested Stockholder became an Interested Stockholder, whichever is greater; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the Consummation Date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Market Value of any dividends paid other than in cash, per share of Common Stock since such earliest date, up to the amount of the interest calculated; and

                (2) The Market Value per share of Common Stock on the Announcement Date with respect to such Business Combination or on such Interested Stockholder's Stock Acquisition Date, whichever is greater; plus interest compounded annually from such date through the Consummation Date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Market Value of any dividends paid other than in cash, per share of Common Stock since such date, up to the amount of the interest calculated;

             (b) The aggregate amount of the cash and the Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of outstanding shares of any class or series of stock, other than Common Stock, of the Corporation is at least equal to the greatest of the following, whether or not such Interested Stockholder has previously acquired any shares of such class or series of stock:

                (1) The greatest per share price paid by such Interested Stockholder at a time when such Interested Stockholder was the Owner, directly or indirectly, of five percent or more of the outstanding Voting Stock of the Corporation, for any shares of such class or series of stock acquired by such Interested Stockholder within the three-year period immediately prior to the Announcement Date with respect to such Business Combination, or within the three-year period immediately prior to, or in, the transaction in which such Interested Stockholder became an Interested Stockholder, whichever is greater; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the Consummation Date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Market Value of any dividends paid other than in cash, per share of such class or series of stock since such earliest date, up to the amount of the interest calculated;

                (2) The highest preferential amount per share to which the holders of shares of such class or series of stock are entitled in the event of any voluntary liquidation, dissolution or winding up of the Corporation, plus the aggregate amount of any dividends declared or due as to which such holders are entitled prior to payment of dividends on some other class or series of stock, unless the aggregate amount of such dividends is included in such preferential amount; and

                (3) The Market Value per share of such class or series of stock on the Announcement Date with respect to such Business Combination or on such Interested Stockholder's Stock Acquisition Date, whichever is greater; plus interest compounded annually from such date through the Consummation Date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Market Value of any dividends paid other than in cash, per share of such class or series of stock since such date, up to the amount of the interest calculated;

             (c) The consideration to be received by holders of a particular class or series of outstanding stock, including Common Stock, of the Corporation in such Business Combination is in cash or in the same form as the Interested Stockholder has used to acquire the largest number of shares of such class or series of stock previously acquired by it, and such consideration shall be distributed promptly;

             (d) The holders of all outstanding shares of stock of the Corporation not beneficially owned by such Interested Stockholder immediately prior to the Consummation Date are entitled to receive in such Business Combination cash or other consideration for such shares in compliance with paragraphs (a), (b) and (c) of this Section;

             (e) After such Interested Stockholder's Stock Acquisition Date and prior to the Consummation Date with respect to such Business Combination, such Interested Stockholder has not become the Owner of any additional shares of Voting Stock of the Corporation except (i) as part of the transaction which resulted in such Interested Stockholder becoming an Interested Stockholder, (ii) by virtue of proportionate stock splits, stock dividends or other distributions of stock in respect of stock not constituting a Business Combination under Paragraph (l)(d) of Section C of this Article TENTH, (iii) through a Business Combination meeting all of the conditions of this Section B, or (iv) through purchase by such Interested Stockholder at any price which, if such price had been paid in an otherwise permissible Business Combination the Announcement Date and Consummation Date of which were the date of such purchase, would have satisfied the requirements of paragraphs (a), (b), and (c) of this Section.

     C.  For purposes of this Article TENTH:

          1.  The term "Business Combination" shall mean:

             (a) Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (i) an Interested Stockholder, or (ii) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder;

             (b) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions except proportionately as a stockholder of the Corporation, to or with an Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation having an aggregate Market Value equal to ten percent or more of the aggregate Market Value of all the assets, determined on a consolidated basis, of the Corporation, or having an aggregate Market Value equal to ten percent or more of the aggregate Market Value of all the outstanding stock of the Corporation;

             (c) The issuance or transfer by the Corporation or any direct or indirect majority-owned subsidiary of the Corporation, in one transaction or a series of transactions, of any stock of the Corporation or such subsidiary of the Corporation to an Interested Stockholder except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such, (ii) pursuant to a merger under Section 251(g) of the DGCL, (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders subsequent to the time the Interested Stockholder became such, (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all Stockholders, or (v) any issuance or transfer of stock by the Corporation, provided however, that in no case under (iii)-(v) above shall there be an increase in the Interested Stockholder's proportionate share of the stock of the Corporation or of the Voting Stock of the Corporation;

             (d) Any reclassification of securities, including, without limitation, any stock split, stock dividend, or other distributions of stock in respect of stock, or any reverse stock split, or recapitalization of the Corporation, any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or any such subsidiary which is owned by such Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any share of stock not caused, directly or indirectly, by the Interested Stockholder; or

             (e) Any receipt by an Interested Stockholder of the benefit, directly or indirectly, except proportionately as a stockholder of the Corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

          2. The term "Voting Stock" shall mean all shares of capital stock of the Corporation entitled to vote generally in the election of directors.

          3. The term "person" shall mean any individual, corporation, partnership, unincorporated association or other entity.

          4. The term "Interested Stockholder" shall mean any person who:

             (a) Is the Owner (as hereinafter defined), directly or indirectly, of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation; or

             (b) Is an Affiliate or Associate of the Corporation and at any time within the three-year period immediately prior to the date in question was the Owner, directly or indirectly, of fifteen percent (15%) or more of the then outstanding Voting Stock of the Corporation; and

             (c) The Affiliates and Associates of any person described in (a) or
        (b) above provided that, for the purpose of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock of the Corporation deemed to be outstanding shall include shares deemed to be owned by the person but shall not include any other unissued shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          5. The term "Owner" of any capital stock, including the terms "own," "owned," and "ownership," means a person who:

             (a) Individually or with or through any of its Affiliates or Associates, beneficially owns such stock, directly or indirectly; or

             (b) Individually or with or through any of its Affiliates or Associates, has (i) the right to acquire such stock, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement or understanding, whether or not in writing, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the Owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a person shall not be deemed the Owner of any stock under this item if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

             (c) Has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting, except voting pursuant to a revocable proxy or consent as described in paragraph (b) of this subsection, or disposing of such stock with any other person that beneficially owns or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

          6. The term "Affiliate" shall mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

          7. The term "Associate," when used to indicate a relationship with any person, means any corporation, partnership, unincorporated association or other entity of which such person is an officer or partner or is, directly or indirectly, the Owner of twenty percent (20%) or more of any class of Voting Stock, any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

          8. The term "Consummation Date," with respect to any Business Combination, means the date of consummation of such Business Combination, or, in the case of a Business Combination as to which a stockholder vote is taken, the later of the business day prior to the vote or 20 days prior to the date of consummation of such Business Combination;

          9. The term "control," including the terms "controlling," "controlled by" and "under common control with," shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person's ownership of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall create a presumption that such person has control of such corporation. Notwithstanding the foregoing, a person shall not be presumed to have control if such person holds Voting Stock, in good faith and not for the purpose of circumventing this Article, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have control of such corporation.

        10. The term "stock" means:

             (a) Any stock or similar security, any certificate of interest, any participation in any profit sharing agreement, any voting trust certificate, or any certificate of deposit for stock; and

             (b) Any security convertible, with or without consideration, into stock, or any warrant, call or other option or privilege of buying stock without being bound to do so, or any other security carrying any right to acquire, subscribe to or purchase stock;

          11. The term "Stock Acquisition Date," with respect to any person and the Corporation, means the date that such person first becomes an Interested Stockholder of the Corporation.

        12. The term "Market Value" means:

             (a) In the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on such composite tape or if such stock is not listed on such exchange, on the principal United States securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the Corporation in good faith; and

             (b) In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors of the Corporation in good faith.

          13. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (2)(a) and (2)(b) of Section B of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class or series of capital stock retained by the holders of such shares.

          14. The term "Announcement Date" when used in reference to any Business Combination, means the date of the first public announcement of the final proposal for such Business Combination.

     ELEVENTH. A. INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS. The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a party to or otherwise involved in any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. A director of the Corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. The rights provided to any person by this Article ELEVENTH shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Article ELEVENTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

     B. INSURANCE, INDEMNIFICATION AGREEMENTS AND OTHER MATTERS. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plans or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the law. The Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing for indemnification to the fullest extent authorized or permitted by law and including as part thereof any or all of the foregoing, to ensure the payment of such sums as may become necessary to effect full indemnification.

     C. NONEXCLUSIVITY. The rights to indemnification and advancement of expenses conferred in this Article ELEVENTH shall not be deemed exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation of the Corporation, or the By-Laws or any agreement, vote of stockholders or directors or otherwise.

     TWELFTH. Notwithstanding the fact that a lesser percentage may be specified by the DGCL, this Certificate of Incorporation or the By-Laws of the Corporation, any proposal to amend, repeal or adopt any provision of ARTICLES FOUR, SEVEN, EIGHT, NINE AND TEN of this Certificate of Incorporation shall require the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of stock of the Corporation entitled to vote thereon.

     IN WITNESS WHEREOF, I have signed this certificate of incorporation this day of May, 1998.

                                          PAYLESS SHOESOURCE, INC.

                                    ANNEX C

                                    FORM OF

                          AMENDED AND RESTATED BY-LAWS

                                       OF

                            PAYLESS SHOESOURCE, INC.

                          AMENDED AND RESTATED BY-LAWS

                                       OF

                            PAYLESS SHOESOURCE, INC.

                  (Amended and Restated as of May      , 1998)

                                   ARTICLE I
                                    OFFICES

     Section 1. The registered office of the Corporation in the State of Delaware shall be at the office of Corporation Service Company at 1013 Centre Road in the City of Wilmington, County of New Castle, or at such other place within the State of Delaware as the Board of Directors may at any time and from time to time designate.

     Section 2. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

     Section 1. All meetings of the stockholders shall be held either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

     Section 2. The annual meeting of stockholders for the election of directors shall be held at such place within or without the State of Delaware, at such hour and on such date, commencing in 1999, not earlier than May 1 in each year as the Board of Directors may specify in the call of such meeting, at which meeting the stockholders shall elect directors by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors and to transact such other business as may properly be brought before the meeting.

     Section 3. Except as otherwise required by law, written notice of the annual meeting stating the place, date and hour of the meeting shall be given by mail, postage prepaid, not less than ten or more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting at such address as shall appear on the books of the Corporation.

     Section 4. The Secretary of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if, not so specified, at the place where the meeting is to be held. The list shall also be produced and kept open at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

     Section 5. Special meetings of the stockholders, for any purpose or purposes, may be called by persons specified in the Certificate of Incorporation. The business transacted at a special meeting of stockholders shall be confined to the purpose or purposes specified in the notice therefore.

     Section 6. Except as otherwise required by law, written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given by mail, postage prepaid, not less than ten or more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting at such address as shall appear on the books of the Corporation.

     Section 7. At each meeting of stockholders, except where otherwise provided by law or the Certificate of Incorporation or these By-laws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the manner provided by Section 8 of Article II of these by-laws until a quorum of such class shall be so present or represented. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

     Section 8. Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 9. Other than in the election of directors, unless otherwise provided by law or by the Certificate of Incorporation or these by-laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the stockholders. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

     Section 10. Except as otherwise provided by the Certificate of Incorporation, each stockholder of record shall at every meeting of the stockholders be entitled to one vote for each share of capital stock of the Corporation entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy, but no proxy shall be valid after three years from the date of its execution unless otherwise provided in the proxy. Subject to applicable law, the Board of Directors shall prescribe the rules and regulations for voting at all meetings of the stockholders; provided, however, the vote for the election of directors, and upon the direction of the presiding officer of the meeting, the vote on any other question before the meeting, shall be by written ballot.

     Section 11. To be properly brought before the annual or any special stockholders' meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before an annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be
(i) delivered to or mailed and (ii) received at the principal executive offices of the Corporation by the Secretary of the Corporation not less than 75 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (i) the text of the proposal to be presented and a brief written statement of the reasons why such stockholders favor the proposal, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of common stock of the Corporation which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

     Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at the annual or any special meeting except in accordance with the procedures set forth in this Section 11.

     The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 11, and if he should so determine and declare, any such business not properly brought before the meeting shall not be transacted.

     Section 12. Except as provided in Section 3 of Article III, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation at the annual meeting may be made at the meeting by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholders of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 12. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 75 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of common stock of the Corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and, if such information is different, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Corporation); and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of common stock of the Corporation which are beneficially owned by the stockholder. Such notice shall be accompanied by the executed consent of each nominee to serve as a director if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

     The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine and declare, the defective nomination shall be disregarded.

     Section 13. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by the Chief Executive Officer, or in the absence of the Chief Executive Officer by the President, or in the absence of the President by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

     The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

     Section 14. Prior to any meeting of stockholders, the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the person who will be presiding over such meeting shall appoint one or more inspectors to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by telegram, cablegram or other electronic transmission from which it can be determined that the proxy was authorized by the stockholder, ballots and the regular books and records of the Corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors' belief that such information is accurate and reliable.

                                  ARTICLE III
                                   DIRECTORS

     Section 1. Except as otherwise required by law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     Section 2. The number of directors of the Corporation from time to time shall be fixed in the manner provided in the Certificate of Incorporation.

     Section 3. Except as otherwise required by the Certificate of Incorporation, any vacancy in the Board of Directors resulting from any increase in the number of directors and any other vacancy occurring in the Board of Directors may be filled by the Board of Directors acting by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and any director so elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected and such director's successor is elected and qualified or until such director's earlier resignation or removal. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by the sole remaining director so elected. In no event shall a decrease in the number of directors shorten the term of any incumbent director.

     Section 4. The Board of Directors may hold its meetings, both regular and special, and cause the books of the Corporation to be kept, either within or without the State of Delaware at such place or places as they may from time to time determine or as otherwise may be provided in these by-laws.

     Section 5. Subject to Section 8 of this Article III there shall be an annual meeting of the Board of Directors on the day of the annual meeting of stockholders in each year or as soon thereafter as convenient, such annual meeting to be at such place and time (and, if applicable, on such date) as the Chairman of the Board or the Chief Executive Officer shall designate by written notice to the directors, and regular meetings shall be held on such dates and at such times and places either as the directors shall by resolution provide or as the Chairman of the Board or the Chief Executive Officer shall designate by written notice to the directors. Except as provided, no notice of said annual meeting or such regular meetings of the Board of Directors need be given.

     Section 6. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or the Treasurer and shall be called by one of the foregoing officers on the written request of a majority of the entire Board of Directors specifying the object or objects of such special meeting. In the event that one of the foregoing officers shall fail to call a meeting within two days after receipt of such request, such meeting may be called in like manner by the directors making such request. The person or persons calling the special meeting may fix the place, either within or without the State of Delaware, as a place for holding the meeting. Notice of each special meeting, stating the date, place and time of the meeting and the purpose or purposes for which it is called, shall be deposited in the regular or overnight mail, sent by telecopy, telegram or delivered by hand to each director not later than the day preceding the date of such meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

     Section 7. At all meetings of the Board of Directors a majority of the entire Board of Directors in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, the Certificate of Incorporation or by these by-laws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     Section 8. Except as otherwise required by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken by the Board of Directors at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or the committee as the case may be.

     Section 9. Any one or more members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

     Section 10. The Board of Directors may, by resolution passed by a majority of the entire Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any committee meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any absent or disqualified member. Any such committee, to the extent allowed by law and as provided in the resolution, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

     Section 11. Each committee of the Board shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

     Section 12. Directors and members of committees may receive such compensation for their services, and such reimbursement of expenses, as the Board of Directors may from time to time determine. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

     Section 13. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (a) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     Section 14. As used in these by-laws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

                                   ARTICLE IV
                                    NOTICES

     Section 1. Whenever written notice is required by law, the Certificate of Incorporation or these by-laws, to be given to any director, committee member or stockholder, such requirement shall not be construed to mean personal notice, but such notice may be given in writing, by mail addressed to such director, committee member or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telecopy, telegram, telex or cable or by overnight mail. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

     Section 2. Whenever any notice is required by law, the Certificate of Incorporation or these by-laws, to be given to any director, committee member or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these by-laws.

                                   ARTICLE V
                                    OFFICERS

     Section 1. The officers of the Corporation elected by the Board of Directors shall consist of a Chairman of the Board, a Chief Executive Officer, a President and a Secretary and such other officers as the Board of Directors may deem necessary and proper, including, without limitation, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Treasurer, and one or more Assistant Secretaries or Assistant Treasurers. The Board of Directors shall elect the Chairman of the Board, the Chief Executive Officer, the President and the Secretary at its first meeting held after each annual meeting of stockholders and may elect such other officers from time to time as it deems necessary or advisable. Any two or more of such offices, excepting the offices of President and Secretary, may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument on behalf of the Corporation in more than one capacity.

     Section 2. The Chairman of the Board, the Chief Executive Officer, the President and such other officer or officers as the Board may from time to time by resolution designate may appoint one or more Vice Presidents, a Controller, and one or more Assistant Controllers, Assistant Secretaries and Assistant Treasurers, who shall also be officers of the Corporation.

     Section 3. The Board of Directors may determine or provide the method of determining the compensation of all officers.

     Section 4. The officers of the Corporation shall hold office until their successors are chosen and qualify, or until their earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation that was filled by the Board of Directors pursuant to
Article V, Section 1 also shall be filled by the Board of Directors.

     Section 5. Each officer of the Corporation shall be subject to the control of the Board of Directors and shall have such duties in the management of the Corporation as may be provided by appropriate resolution of the Board of Directors and/or provided in these by-laws.

     Section 6. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

     Section 7. In the case of the absence of any officer of the Corporation, or for any other reason that the Board may deem sufficient, the Board of Directors may delegate the powers or duties of such officer to any other officer or to any other director, or to any other person for the time being.

                                   ARTICLE VI
                             CERTIFICATES OF STOCK

     Section 1. The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation's stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares of stock registered in certificate form owned by such holder. Any signature on such certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

     If the Corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. The provisions of this paragraph will not apply to the common stock of the Corporation so long as and to the extent that the Corporation shall have only one class of common stock outstanding.

     Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

     Section 2. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

     Section 3. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, and which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors; provided, however that if the Board of Directors does not set a record date for the determination of the stockholders entitled to notice of, and to vote at, a meeting of stockholders, only the stockholders of record at the close of business on the day next preceding the day on which notice is given (or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held) shall be entitled to notice of, and to vote at, the meeting and any adjournment of the meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new date for the adjourned meeting.

     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days prior to such action, and which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board; provided, however that if the Board of Directors does not set a record date in relation to such action, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

                                  ARTICLE VII
                               GENERAL PROVISIONS

     Section 1. All checks or demands for money and all notes and other obligations of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may at any time and from time to time designate.

     Section 2. The fiscal year of the Corporation shall end on the Saturday closest to the 31st day of January in each year or shall otherwise be as determined by the Board of Directors.

     Section 3. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors and shall be kept by the Secretary. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE VIII
                                   AMENDMENTS

     These by-laws may be amended, altered, changed or rescinded, in whole or in part, or new by-laws may be adopted, in the manner provided in the Certificate of Incorporation.

                                    ANNEX D

                                    FORM OF

                    STOCKHOLDER RIGHTS PROTECTION AGREEMENT

                                       OF

                       PAYLESS SHOESOURCE HOLDINGS, INC.

================================================================================

                    STOCKHOLDER PROTECTION RIGHTS AGREEMENT
                                  DATED AS OF
                                 APRIL 20, 1998
                                    BETWEEN
                       PAYLESS SHOESOURCE HOLDINGS, INC.
                                      AND
                                 UMB BANK, N.A.
                                AS RIGHTS AGENT

================================================================================

                    STOCKHOLDER PROTECTION RIGHTS AGREEMENT

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
                               ARTICLE I
                              DEFINITIONS
1.1   Definitions.................................................      1
                               ARTICLE II
                               THE RIGHTS
2.1   Summary of Rights...........................................      5
2.2   Legend on Common Stock Certificates.........................      5
2.3   Exercise of Rights; Separation of Rights....................      5
2.4   Adjustments to Exercise Price; Number of Rights.............      6
2.5   Date on Which Exercise is Effective.........................      7
      Execution, Authentication, Delivery and Dating of Rights
2.6   Certificates................................................      7
2.7   Registration, Registration of Transfer and Exchange.........      7
2.8   Mutilated, Destroyed, Lost and Stolen Rights Certificates...      8
2.9   Persons Deemed Owners.......................................      8
2.10  Delivery and Cancellation of Certificates...................      9
2.11  Agreement of Rights Holders.................................      9
                              ARTICLE III
                      ADJUSTMENTS TO THE RIGHTS IN
                   THE EVENT OF CERTAIN TRANSACTIONS
3.1   Flip-in.....................................................      9
3.2   Flip-over...................................................     11
                               ARTICLE IV
                            THE RIGHTS AGENT
4.1   General.....................................................     11
4.2   Merger or Consolidation or Change of Name of Rights Agent...     11
4.3   Duties of Rights Agent......................................     12
4.4   Change of Rights Agent......................................     14
                               ARTICLE V
                             MISCELLANEOUS
5.1   Redemption..................................................     14
5.2   Expiration..................................................     14
5.3   Issuance of New Rights Certificates.........................     14
5.4   Supplements and Amendments..................................     15
5.5   Fractional Shares...........................................     15
5.6   Rights of Action............................................     15
5.7   Holder of Rights Not Deemed a Stockholder...................     15
5.8   Notice of Proposed Actions..................................     15
5.9   Notices.....................................................     16
5.10  Suspension of Exercisability................................     16
5.11  Costs of Enforcement........................................     16
5.12  Successors..................................................     16
5.13  Benefits of this Agreement..................................     16
5.14  Determination and Actions by the Board of Directors, etc....     17
5.15  Descriptive Headings........................................     17
5.16  Governing Law...............................................     17

                                                                      PAGE
                                                                      ----
5.17  Counterparts................................................     17
5.18  Severability................................................     17

EXHIBITS
--------
Exhibit A    Form of Rights Certificate
             (Together with Form of Election to Exercise)
Exhibit B    Form of Certificate of Designation and Terms of
             Participating Preferred Stock

                    STOCKHOLDER PROTECTION RIGHTS AGREEMENT

     STOCKHOLDER PROTECTION RIGHTS AGREEMENT (as amended from time to time, this "Agreement"), dated as of April 20, 1998, between Payless ShoeSource Holdings, Inc., a Delaware corporation (the "Company"), and UMB Bank, N.A., a national banking association organized and existing under the laws of the United States of America, as rights agent (the "Rights Agent", which term shall include any successor Rights Agent hereunder).

                                  WITNESSETH:

     WHEREAS, the Board of Directors of the Company has (a) authorized and declared a dividend of one right ("Right") in respect of each share of Common Stock (as hereinafter defined) held of record as of the close of business on May 21, 1998 (the "Record Time") and (b) as provided in Section 2.4, authorized the issuance of one Right in respect of each share of Common Stock issued after the Record Time and prior to the Separation Time (as hereinafter defined) and, to the extent provided in Section 5.3, each share of Common Stock issued after the Separation Time;

     WHEREAS, subject to the terms and conditions hereof, each Right entitles the holder thereof, after the Separation Time, to purchase securities or assets of the Company (or, in certain cases, securities of certain other entities) pursuant to the terms and subject to the conditions set forth herein; and

     WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

     NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

     "Acquiring Person" shall mean any Person who is a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include any Person (i) who is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock on the date of this Agreement or who shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time hereafter or thereafter as any of such Persons shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) who becomes the Beneficial Owner of 15% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock or (iii) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an "Option Holder") by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock), Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option, and (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Option Holder after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock. In addition, Payless, the Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company shall not be an Acquiring Person.

     "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, as such Rule is in effect on the date of this Agreement.

     "Agreement" shall have the meaning set forth in the preamble.

     A Person shall be deemed the "Beneficial Owner", and to have "Beneficial Ownership" of, and to "Beneficially Own", any securities as to which such Person or any of such Person's Affiliates or Associates is or may be deemed to be the beneficial owner of pursuant to Rule 13d-3 and 13d-5 under the Exchange Act, as such Rules are in effect on the date of this Agreement, as well as any securities as to which such Person or any of such Person's Affiliates or Associates has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner", or to have "Beneficial Ownership" of, or to "Beneficially Own", any security (i) solely because such security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered security is accepted for payment or exchange or (ii) solely because such Person or any of such Person's Affiliates or Associates has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy given in response to a public proxy or consent solicitation made to more than ten holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act and pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report). For purposes of this Agreement, in determining the percentage of the outstanding shares of Common Stock with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Kansas City, Missouri are generally authorized or obligated by law or executive order to close.

     "Close of business" on any given date shall mean 5:00 p.m. New York City time on such date or, if such date is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day.

     "Common Stock" shall mean the shares of Common Stock, par value $.01 per share, of the Company.

     "Company" shall have the meaning set forth in the preamble.

     "Effective Time" shall mean the effective time of the merger of Payless and Payless Merger Corp., a Missouri corporation.

     "Election to Exercise" shall have the meaning set forth in Section 2.3(d) hereof.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Ratio" shall have the meaning set forth in Section 3.1(c) hereof.

     "Exchange Time" shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c) hereof.

     "Exercise Price" shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $250.

     "Expansion Factor" shall have the meaning set forth in Section 2.4(a) hereof.

     "Expiration Time" shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the close of business on the tenth anniversary of the Record Time and (iv) immediately prior to the effective time of a consolidation, merger or share exchange of the Company (A) into another corporation or (B) with another corporation in which the Company is the surviving corporation but Common Stock is converted into cash and/or securities of another corporation, in either case pursuant to an agreement entered into by the Company prior to a Stock Acquisition Date.

     "Flip-in Date" shall mean any Stock Acquisition Date or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred.

     "Flip-over Entity," for purposes of Section 3.2, shall mean (i) in the case of a Flip-over Transaction or Event described in clause (i) of the definition thereof, the Person issuing any securities into which shares of Common Stock are being converted or exchanged and, if no such securities are being issued, the other party to such Flip-over Transaction or Event and (ii) in the case of a Flip-over Transaction or Event referred to in clause (ii) of the definition thereof, the Person receiving the greatest portion of the (A) assets or (B) operating income or cash flow being transferred in such Flip-over Transaction or Event, provided in all cases if such Person is a subsidiary of a corporation, the parent corporation shall be the Flip-Over Entity.

     "Flip-over Stock" shall mean the capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the Flip-Over Entity.

     "Flip-over Transaction or Event" shall mean a transaction or series of transactions after a Flip-in Date in which, directly or indirectly, (i) the Company shall consolidate or merge or participate in a share exchange with any other Person if, at the time of the consolidation, merger or share exchange or at the time the Company enters into any agreement with respect to any such consolidation, merger or share exchange, the Acquiring Person Controls the Board of Directors of the Company and either (A) any term of or arrangement concerning the treatment of shares of capital stock in such consolidation, merger or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of the Common Stock or (B) the Person with whom the transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate of the Acquiring Person or (ii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of the Company and its Subsidiaries (taken as a whole) to any Person (other than the Company or one or more of its wholly owned Subsidiaries) or to two or more such Persons which are Affiliates or Associates or otherwise acting in concert, if, at the time of the entry by the Company (or any such Subsidiary) into an agreement with respect to such sale or transfer of assets, the Acquiring Person Controls the Board of Directors of the Company. An Acquiring Person shall be deemed to Control the Company's Board of Directors when, following a Flip-in Date, the persons who were directors of the Company (or persons nominated and/or appointed as directors by vote of a majority of such persons) before the Stock Acquisition Date shall cease to constitute a majority of the Company's Board of Directors.

     "Market Price" per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section
2.4 hereof shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, Inc. or, if the securities are not listed or admitted to trading on the New York Stock Exchange, Inc., as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by the National Association of Securities Dealers, Inc.

Automated Quotation System or such other system then in use, or, if on any such date the securities are not listed or admitted to trading on any national securities exchange or quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected by the Board of Directors of the Company; provided, however, that if on any such date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of securities on such date as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent.

     "Option Holder" shall have the meaning set forth in the definition of Acquiring Person.

     "Payless" shall mean Payless ShoeSource, Inc., a Missouri corporation.

     "Person" shall mean any individual, firm, partnership, association, group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as such Rule is in effect on the date of this Agreement), corporation or other entity.

     "Preferred Stock" shall mean the Series A Preferred Stock, par value $.01 per share, of the Company to be created by a Certificate of Designation and Terms in substantially the form set forth in Exhibit B hereto appropriately completed.

     "Record Time" shall have the meaning set forth in the Recitals.

     "Redemption Price" shall mean an amount equal to one cent, $0.01.

     "Redemption Time" shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 5.1 hereof.

     "Right" shall have the meaning set forth in the Recitals.

     "Rights Agent" shall have the meaning set forth in the Preamble.

     "Rights Certificate" shall have the meaning set forth in Section 2.3(c) hereof.

     "Rights Register" shall have the meaning set forth in Section 2.7(a) hereof.

     "Separation Time" shall mean the close of business on the earlier of (i) the tenth business day (or such earlier or later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person commences a tender or exchange offer which, if consummated, would result in such Person's becoming an Acquiring Person and (ii) the Flip-in Date; provided, that if any tender or exchange offer referred to in clause (i) of this paragraph is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed, for purposes of this paragraph, never to have been made.

     "Stock Acquisition Date" shall mean the close of business on the first date of public announcement by the Company (by any means) that a Person has become an Acquiring Person.

     "Subsidiary" of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity interest is Beneficially Owned, directly or indirectly, by such Person.

     "Trading Day," when used with respect to any securities, shall mean a day on which the New York Stock Exchange, Inc. is open for the transaction of business or, if such securities are not listed or admitted to trading on the New York Stock Exchange, Inc., a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a Business Day.

                                   ARTICLE II

                                   THE RIGHTS

     2.1 Summary of Rights. As soon as practicable after the Effective Time, the Company will mail a letter summarizing the terms of the Rights to each holder of record of Common Stock immediately following the Effective Time, at such holder's address as shown by the records of the Company and shall provide a copy of such letter to the Rights Agent.

     2.2 Legend on Common Stock Certificates. Certificates for the Common Stock issued after the Record Time but prior to the Separation Time shall evidence one Right for each share of Common Stock represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

     Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement, dated as of April 20, 1998 (as such may be amended from time to time, the "Rights Agreement"), between Payless Shoe Source Holdings, Inc. (the "Company") and UMB Bank, N.A., as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may become exercisable for securities or assets of the Company or securities of another entity, may be exchanged for shares of Common Stock or other securities or assets of the Company, may expire, may become void (if they are "Beneficially Owned" by an "Acquiring Person" or an Affiliate or Associate thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge after the receipt of a written request therefor.

Certificates representing shares of Common Stock that are issued and outstanding at the Record Time shall evidence one Right for each share of Common Stock evidenced thereby notwithstanding the absence of the foregoing legend.

     2.3 Exercise of Rights; Separation of Rights. (a) Subject to Sections 3.1,
5.1 and 5.10 and subject to adjustment as herein set forth, each Right will entitle the holder thereof, after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one one-hundredth of a share of Preferred Stock.

     (b) Until the Separation Time, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated share of Common Stock (together, in the case of certificates issued prior to the Record Time, with the letter mailed to the record holder thereof pursuant to Section 2.1) and will be transferable only together with, and will be transferred by a transfer (whether with or without such letter) of, such associated share.

     (c) Subject to the terms and conditions hereof, after the Separation Time and prior to the Expiration Time, the Rights (i) may be exercised and (ii) may be transferred independent of shares of Common Stock. Promptly following the Separation Time, the Rights Agent will mail to each holder of record of Common Stock as of the Separation Time (other than any Person whose Rights have become void pursuant to Section 3.1(b)), at such holder's address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose), (x) a certificate (a "Rights Certificate") in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any national securities exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage, and (y) a disclosure statement describing the Rights.

     (d) Subject to the terms and conditions hereof, Rights may be exercised on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent at the principal office of the Rights Agent in New York City the Rights Certificate evidencing such Rights with an Election to Exercise (an "Election to Exercise") substantially in the form attached to the Rights Certificate duly completed, accompanied by a signature guarantee and such other documents as the Rights Agent may reasonably request, together with payment in cash, or by certified or official bank check or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised.

     (e) Upon receipt of a Rights Certificate, with an Election to Exercise accompanied by payment as set forth in Section 2.3(d), and subject to the terms and conditions hereof, the Rights Agent will thereupon promptly (i)(A) requisition from any transfer agent stock certificates evidencing such number of shares or other securities to be purchased (the Company hereby irrevocably authorizing its transfer agents to comply with all such requisitions) and (B) if the Company elects pursuant to Section 5.5 not to issue certificates representing fractional shares, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be purchased or requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.5 and (ii) after receipt of such certificates, depositary receipts and/or cash, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered (in the case of certificates or depositary receipts) in such name or names as may be designated by such holder.

     (f) In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder's Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder's duly authorized assigns.

     (g) The Company covenants and agrees that it will (i) take all such action as may be necessary to ensure that all shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable; (ii) take all such action as may be necessary to comply with any applicable requirements of the Securities Act of 1933 or the Exchange Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights; and (iii) pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided, that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares in a name other than that of the holder of the Rights being transferred or exercised.

     2.4 Adjustments to Exercise Price; Number of Rights. (a) In the event the Company shall at any time after the Record Time and prior to the Separation Time
(i) declare or pay a dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares of Common Stock, (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of shares of Common Stock (the "Expansion Factor") that a holder of one share of Common Stock immediately prior to such dividend, subdivision or combination would hold thereafter as a result thereof and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the shares of Common Stock with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision or combination, so that each such share of Common Stock will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.

     In the event the Company shall at any time after the Record Time and prior to the Separation Time issue any shares of Common Stock otherwise than in a transaction referred to in the preceding paragraph, each such share of Common Stock so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share. To the extent provided in Section 5.3, Rights shall be issued by the Company in respect of shares of Common Stock that are issued or sold by the Company after the Separation Time.

     (b) In the event the Company shall at any time after the Record Time and prior to the Separation Time issue or distribute any securities or assets in respect of, in lieu of or in exchange for Common Stock (other than pursuant to a regular periodic cash dividend or a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapitalization (including any such transaction involving a merger, consolidation or share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights as the Board of Directors of the Company, in its sole discretion, may deem to be appropriate under the circumstances in order to adequately protect the interests of the holders of Rights generally, and the Company and the Rights Agent shall amend this Agreement as necessary to provide for such adjustments.

     (c) Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) promptly file with the Rights Agent and with each transfer agent for the Common Stock a copy of such certificate.

     (d) Rights certificates shall represent the securities purchasable under the terms of this Agreement, including any adjustment or change in the securities purchasable upon exercise of the Rights, even though such certificates may continue to express the securities purchasable at the time of issuance of the initial Rights Certificates.

     2.5 Date on Which Exercise is Effective. Each person in whose name any certificate for shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented thereby on the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.

     2.6 Execution, Authentication, Delivery and Dating of Rights
Certificates. (a) The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.

     Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

     Promptly after the Separation Time, the Company will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for counter-signature, and, subject to Section 3.1(b), the Rights Agent shall manually countersign and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c) hereof. No Rights Certificate shall be valid for any purpose unless manually countersigned by the Rights Agent.

     (b) Each Rights Certificate shall be dated the date of countersignature thereof.

     2.7 Registration, Registration of Transfer and Exchange. (a) After the Separation Time, the Company will cause to be kept a register (the "Rights Register") in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed "Rights Registrar" for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Separation Time as herein provided. In the event that the

Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Separation Time.

     After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Section 2.7(c) and (d), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.

     (b) Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

     (c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder's attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

     (d) The Company shall not be required to register the transfer or exchange of any Rights after such Rights have become void under Section 3.1(b), been exchanged under Section 3.1(c) or been redeemed under Section 5.1.

     2.8 Mutilated, Destroyed, Lost and Stolen Rights Certificates. (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, then, subject to Sections 3.1(b), 3.1(c) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

     (b) If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, subject to Sections 3.1(b), 3.1(c) and 5.1 and in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

     (c) As a condition to the issuance of any new Rights Certificate under this
Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

     (d) Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and, subject to Section 3.1(b) shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

     2.9 Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the person in whose name such Rights Certificate (or, prior to the Separation Time, such Common Stock certificate) is registered on the Rights Register maintained by the Rights Agent as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, including the payment of the Redemption Price and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Agreement, unless the context otherwise requires, the term "holder" of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated shares of Common Stock) as recorded on the Rights Register maintained by the Rights Agent.

     2.10 Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent and a certificate of cancellation shall be delivered by the Rights Agent to the Company. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates, in accordance with applicable law, and shall deliver a certificate of destruction to the Company, if destroyed.

     2.11 Agreement of Rights Holders. Every holder of Rights by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:

          (a) prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated share of Common Stock;

          (b) after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

          (c) prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate) is registered on the Rights Register maintained by the Rights Agent as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

          (d) Rights beneficially owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become void; and

          (e) this Agreement may be supplemented or amended from time to time pursuant to Section 2.4(b) or 5.4 hereof.

                                  ARTICLE III

                          ADJUSTMENTS TO THE RIGHTS IN
                       THE EVENT OF CERTAIN TRANSACTIONS

     3.1 Flip-in. (a) In the event that prior to the Expiration Time a Flip-in Date shall occur, except as provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof (but subject to Section 5.10), that number of shares of Common Stock having an aggregate Market Price on the Stock Acquisition Date equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after such Stock Acquisition Date an event of a type analogous to any of the events described in Section 2.4(a) or (b) shall have occurred with respect to the Common Stock).

     (b) Notwithstanding the foregoing, any Rights that are or were Beneficially Owned on or after the Stock Acquisition Date by an Acquiring Person or an Affiliate or Associate thereof or by any transferee, direct or indirect, of any of the foregoing shall become void and any holder of such Rights (including transferees) shall thereafter have no right to exercise or transfer such Rights under any provision of this Agreement. If any

Rights Certificate is presented for assignment or exercise and the Person presenting the same will not complete the certification set forth at the end of the form of assignment or notice of election to exercise and provide such additional evidence of the identity of the Beneficial Owner and its Affiliates and Associates (or former Beneficial Owners and their Affiliates and Associates) as the Company shall reasonably request, then the Company shall be entitled conclusively to deem the Beneficial Owner thereof to be an Acquiring Person or an Affiliate or Associate thereof or a transferee of any of the foregoing and accordingly will deem the Rights evidenced thereby to be void and not transferable or exercisable.

     (c) The Board of Directors of the Company may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock, elect to exchange all (but not less than all) the then outstanding Rights (which shall not include Rights that have become void pursuant to the provisions of
Section 3.1(b)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted in order to protect the interests of holders of Rights generally in the event that after the Separation Time an event of a type analogous to any of the events described in Section 2.4(a) or
(b) shall have occurred with respect to the Common Stock (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the "Exchange Ratio").

     Immediately upon the action of the Board of Directors of the Company electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right (other than Rights that have become void pursuant to Section 3.1(b)) will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give notice thereof (specifying the steps to be taken to receive shares of Common Stock in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become void pursuant to Section 3.1(b)) outstanding immediately prior thereto by mailing such notice in accordance with Section 5.9.

     Each Person in whose name any certificate for shares is issued upon the exchange of Rights pursuant to this Section 3.1(c) or Section 3.1(d) shall for all purposes be deemed to have become the holder of record of the shares represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.

     (d) Whenever the Company shall become obligated under Section 3.1(a) or (c) to issue shares of Common Stock upon exercise of or in exchange for Rights, the Company, at its option, may substitute therefor shares of Preferred Stock, at a ratio of one one-hundredth of a share of Preferred Stock for each share of Common Stock so issuable.

     (e) In the event that there shall not be sufficient treasury shares or authorized but unissued shares of Common Stock or Preferred Stock of the Company to permit the exercise or exchange in full of the Rights in accordance with
Section 3.1(a) or (c), and the Company elects not to, or is otherwise unable to, make the exchange referred to in Section 3.1(c), the Company shall either (i) call a meeting of stockholders seeking approval to cause sufficient additional shares to be authorized (provided that if such approval is not obtained the Company will take the action specified in clause (ii) of this sentence) or (ii) take such action as shall be necessary to ensure and provide, to the extent permitted by applicable law and any agreements or instruments in effect on the Stock Acquisition Date to which it is a party, that each Right shall thereafter constitute the right to receive, (x) at the Company's option, either (A) in return for the Exercise Price, debt or equity securities or other assets (or a combination thereof) having a fair value equal to twice the Exercise Price, or
(B) without payment of consideration (except as otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the Exercise Price, or (y) if the Board of Directors of the Company elects to exchange the Rights in accordance with
Section 3.1(c), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the product of the

Market Price of a share of Common Stock on the Flip-in Date times the Exchange Ratio in effect on the Flip-in Date, where in any case set forth in (x) or (y) above the fair value of such debt or equity securities or other assets shall be as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm.

     3.2 Flip-over. (a) Prior to the Expiration Time, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event unless and until it shall have entered into a supplemental agreement with the Flip-over Entity, for the benefit of the holders of the Rights, providing that, upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms hereof, that number of shares of Flip-over Stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that after such date of consummation or occurrence an event of a type analogous to any of the events described in Section 2.4(a) or (b) shall have occurred with respect to the Flip-over Stock) and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to this Agreement. The provisions of this Section
3.2 shall apply to successive Flip-over Transactions or Events.

     (b) Prior to the Expiration Time, unless the Rights will be redeemed pursuant to Section 5.1 hereof in connection therewith, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event if at the time thereof there are any rights, warrants or securities outstanding or any other arrangements, agreements or instruments that would eliminate or otherwise diminish in any material respect the benefits intended to be afforded by this Rights Agreement to the holders of Rights upon consummation of such transaction.

                                   ARTICLE IV

                                THE RIGHTS AGENT

     4.1 General. (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable costs, charges, expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted to be done by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability.

     (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for securities purchasable upon exercise of Rights, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons.

     4.2 Merger or Consolidation or Change of Name of Rights Agent. (a) any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

     (b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

     4.3 Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement and undertakes those duties and obligations which are reasonably incidental to those duties and obligations imposed by this Agreement upon the following terms and conditions and shall not be construed to have undertaken any other duties or obligations, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

          (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or the Rights Agent), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

          (b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

          (c) The Rights Agent will be liable hereunder only for its own negligence, bad faith or willful misconduct.

          (d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for securities purchasable upon exercise of Rights or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

          (e) The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate for securities purchasable upon exercise of Rights or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 3.1(b) hereof) or any adjustment required under the provisions of Section 2.4, 3.1 or 3.2 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities purchasable upon exercise of Rights or any Rights or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable. Subject to the provisions set forth in this Agreement, the Rights Agent shall not be liable for the misuse of any Rights Certificates.

          (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

          (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President or the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Company, and to apply to such persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such person. The Rights Agent shall also not be liable for failing to take any action solely as a result of the delay of any of the aforementioned persons in providing any such advice or instructions.

          (h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Stock, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

          (i) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the Rights Certificate attached to the form of assignment or form of election to purchase, as the case may be, is incomplete in any manner, the Rights Agent shall be under no obligation to take further action with respect to such requested exercise or transfer without first consulting with the Company.

          (j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds to believe that repayment of such funds or adequate indemnification against such risk or liability, as applicable, is not reasonably likely to be available.

          (k) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

          (l) The Rights Agent shall not be required to pay the Company or any holders of Rights interest or earnings on any monies held by the Rights Agent pursuant to this Agreement, unless the Rights Agent shall fail on a timely basis to provide any such monies to a Person when such monies are due.

          (m) The Rights Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including, but not limited to, a Flip-In Date, Stock Acquisition Date, Separation Time, any adjustment of the Exercise Price or the Common Stock, the existence of an Acquiring Person, or a Beneficial Owner or any other event or condition that may require action by the Rights Agent, unless the Rights Agent shall be specifically (i) notified in writing by the Company or (ii) notified orally by an officer of the Company of such event or condition, and all written notices or other instruments required by this subsection to be delivered to the Rights Agent must, in order to be effective, be received at the principal office of the Rights Agent, and, in the absence of oral or written notice delivered in accordance with the terms of this Agreement, the Rights Agent may conclusively assume no such event or condition exists.

     4.4 Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days' notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. The Company may remove the Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder's Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (i) a corporation organized and doing business under the laws of the United States or any state of the United States, in good standing, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (ii) a subsidiary of a corporation described in clause (i) of this sentence; provided that the corporation described in clause (i) guarantees the obligations of such subsidiary. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

                                   ARTICLE V

                                 MISCELLANEOUS

     5.1 Redemption. (a) The Board of Directors of the Company may, at its option, at any time prior to the Flip-in Date, elect to redeem all (but not less than all) the then outstanding Rights at the Redemption Price and the Company, at its option, may pay the Redemption Price either in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

     (b) Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights (or, if the resolution of the Board of Directors electing to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Board of Directors. Promptly after the Rights are redeemed, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice in accordance with
Section 5.9.

     5.2 Expiration. The Rights and this Agreement shall expire at the Expiration Time and no Person shall have any rights pursuant to this Agreement or any Right after the Expiration Time, except, if the Rights are exchanged or redeemed, as provided in Section 3.1 or 5.1 hereof, respectively.

     5.3 Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares of stock purchasable upon exercise of Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock by the Company following the Separation Time and prior to the Expiration Time pursuant to the terms of securities convertible or redeemable into shares of Common Stock or to options, in each case issued or granted prior to, and outstanding at, the Separation Time, the Company shall issue to the holders of such shares of Common Stock, Rights Certificates representing the appropriate number of Rights in connection with the issuance or sale of such shares of Common Stock; provided, however, in each case, (i) no such Rights Certificate shall be issued, if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom such Rights Certificates would be issued, (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall have otherwise been made in lieu of the issuance thereof, and (iii) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate or Associate of an Acquiring Person or any transferee of any of the foregoing.

     5.4 Supplements and Amendments. The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights (i) prior to the Flip-in Date, in any respect and (ii) on or after the Flip-in Date, to make any changes that the Company may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of Rights generally or in order to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any other provisions herein or otherwise defective. The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company which satisfies the terms of the previous sentence.

     5.5 Fractional Shares. If the Company elects not to issue certificates representing fractional shares upon exercise or redemption of Rights, the Company shall, in lieu thereof, in the sole discretion of the Board of Directors, either (a) evidence such fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, providing that each holder of a depositary receipt shall have all of the rights, privileges and preferences to which such holder would be entitled as a beneficial owner of such fractional share, or (b) pay to the registered holder of such Rights the appropriate fraction of the Market Price per share in cash.

     5.6 Rights of Action. Subject to the terms of this Agreement (including Sections 3.1(b) and 5.14), rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder's own behalf and for such holder's own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder's right to exercise such holder's Rights in the manner provided in such holder's Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

     5.7 Holder of Rights Not Deemed a Stockholder. No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities which may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 5.8 hereof), or to receive dividends or subscription rights, or otherwise, until such Rights shall have been exercised or exchanged in accordance with the provisions hereof.

     5.8 Notice of Proposed Actions. In case the Company shall propose after the Separation Time and prior to the Expiration Time (i) to effect or permit a Flip-over Transaction or Event or (ii) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a

Right, in accordance with Section 5.9 hereof, a notice of such proposed action, which shall specify the date on which such Flip-over Transaction or Event, liquidation, dissolution, or winding up is to take place, and such notice shall be so given at least 20 Business Days prior to the date of the taking of such proposed action.

     5.9 Notices. Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                            Payless ShoeSource Holdings, Inc.
                            3231 SE Sixth Street
                            Topeka, Kansas 66607
                            Attention: Corporate Secretary

Any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by registered or certified mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                            UMB Bank, N.A., as Rights Agent
                            928 Grand Avenue
                            Kansas City, MO 64106
                            Attention: Corporate Trust Department

Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the Rights Register maintained by the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

     5.10 Suspension of Exercisability. To the extent that the Company determines in good faith that some action will or need be taken pursuant to
Section 3.1 or to comply with federal or state securities laws, the Company may suspend the exercisability of the Rights for a reasonable period in order to take such action or comply with such laws. In the event of any such suspension, the Company shall issue as promptly as practicable a public announcement stating that the exercisability or exchangeability of the Rights has been temporarily suspended. Notice thereof pursuant to Section 5.9 shall not be required.

     Failure to give a notice pursuant to the provisions of this Agreement shall not affect the validity of any action taken hereunder.

     5.11 Costs of Enforcement. The Company agrees that if the Company or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce such holder's rights pursuant to any Rights or this Agreement.

     5.12 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     5.13 Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement and this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

     5.14 Determination and Actions by the Board of Directors, etc. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement. All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board of Directors of the Company to any liability to the holders of the Rights.

     5.15 Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     5.16 Governing Law. THIS AGREEMENT AND EACH RIGHT ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

     5.17 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     5.18 Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          PAYLESS SHOESOURCE HOLDINGS, INC.

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                          UMB BANK, N.A., as Rights Agent

                                          By:
                                             -----------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT A

                          [FORM OF RIGHTS CERTIFICATE]

CERTIFICATE NO. W-                                  ____ RIGHTS

     THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS OR AFFILIATES OR ASSOCIATES THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BE VOID.

                               RIGHTS CERTIFICATE

                       PAYLESS SHOESOURCE HOLDINGS, INC.

     This certifies that                          , or registered assigns, is
the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Stockholder Protection Rights Agreement, dated as of April 20, 1998 (as amended from time to time, the "Rights Agreement"), between Payless ShoeSource Holdings, Inc. a Delaware corporation (the "Company"), and UMB Bank, N.A., a national banking association organized and existing under the laws of the United States of America, as Rights Agent (the "Rights Agent", which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the close of business on April 20, 2008, one one-hundredth of a fully paid share of Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company (subject to adjustment as provided in the Rights Agreement) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed at the principal office of the Rights Agent in The City of New York. The Exercise Price shall initially be $250 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

     In certain circumstances described in the Rights Agreement, the Rights evidenced hereby may entitle the registered holder thereof to purchase securities of an entity other than the Company or securities of the Company other than Preferred Stock or assets of the Company, all as provided in the Rights Agreement.

     This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the principal office of the Company and are available without cost upon written request.

     This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

     Subject to the provisions of the Rights Agreement, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances, at its option, at a redemption price of $0.01 per Right or (b) exchanged by the Company under certain circumstances, at its option, for one share of Common Stock or one one-hundredth of a share of Preferred Stock per Right (or, in certain cases, other securities or assets of the Company), subject in each case to adjustment in certain events as provided in the Rights Agreement.

                                      D-A-1

     No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised or exchanged as provided in the Rights Agreement.

     This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

     WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Date:
------------------------------

ATTEST:                                      PAYLESS SHOESOURCE HOLDINGS, INC.

-----------------------------------          By
Secretary                                       ------------------------------

Countersigned:

UMB BANK, N.A, as Rights Agent

By
  ---------------------------------
  Authorized Signature

                                      D-A-2

                                    [FORM OF REVERSE SIDE OF RIGHTS CERTIFICATE]

                               FORM OF ASSIGNMENT

                (TO BE EXECUTED BY THE REGISTERED HOLDER IF SUCH
              HOLDER DESIRES TO TRANSFER THIS RIGHTS CERTIFICATE.)

     FOR VALUE RECEIVED ____________________________ hereby sells, assigns and transfers unto
--------------------------------------------------------------------------------
                 (Please print name and address of transferee) this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ____________________ Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated: ____________________

Signature Guaranteed:                   ----------------------------------------
                                        Signature

                                        (Signature must correspond to name as
                                        written upon the face of this Rights
                                        Certificate in every particular, without alteration or enlargement or any change whatsoever)

     Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to SEC Rule 17Ad-15.

----------------------------------------
               (To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).

                                        ----------------------------------------
                                        Signature

                                     NOTICE

     In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

                                      D-A-3

                                     [TO BE ATTACHED TO EACH RIGHTS CERTIFICATE]

                          FORM OF ELECTION TO EXERCISE

                      (To be executed if holder desires to
                       exercise the Rights Certificate.)

TO: PAYLESS SHOESOURCE HOLDINGS, INC.

     The undersigned hereby irrevocably elects to exercise           whole
Rights represented by the attached Rights Certificate to purchase the shares of Participating Preferred Stock issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

         --------------------------------------------------------------

         Address:
         --------------------------------------------------------------

         --------------------------------------------------------------
         Social Security or Other Taxpayer
         Identification Number:
         --------------------------------------------------------------

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

         --------------------------------------------------------------

         Address:
         --------------------------------------------------------------

         --------------------------------------------------------------
         Social Security or Other Taxpayer
         Identification Number:
         --------------------------------------------------------------

Dated: ________________ , ____

Signature Guaranteed:                     --------------------------------------
                                          Signature
                                          (Signature must correspond to name as
                                          written upon the face of the attached
                                          Rights Certificate in every
                                          particular, without alteration or
                                          enlargement or any change whatsoever)

                                      D-A-4

     Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to SEC Rule 17Ad-15.

--------------------------------------------------------------------------------
                           (To be completed if true)

     The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).

                                          --------------------------------------
                                          Signature

                                     NOTICE

     In the event the certification set forth above is not completed in connection with a purported exercise, the Company will deem the Beneficial Owner of the Rights evidenced by the attached Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

                                      D-A-5

                                                                       EXHIBIT B

                  FORM OF CERTIFICATE OF DESIGNATION AND TERMS
                      OF PARTICIPATING PREFERRED STOCK OF
                       PAYLESS SHOESOURCE HOLDINGS, INC.

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

     We, the undersigned,                     and                     , the
                    , and                     , respectively, of Payless
ShoeSource Holdings, Inc., a Delaware corporation (the "Corporation"), do hereby certify as follows:

     Pursuant to authority granted by Article THIRD of the Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions fixing the designation and certain terms, powers, preferences and other rights of a new series of the Corporation's Preferred Stock, par value $.01 per share, and certain qualifications, limitations and restrictions thereon:

          RESOLVED, that there is hereby established a series of Preferred Stock, par value $.01 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

             (i) The distinctive serial designation of this series shall be "Series A Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

             (ii) The number of shares in this Series shall initially be
                       , which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of this Series.

             (iii) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess
        (if any) of $          * over the aggregate dividends paid per whole
        share of this Series during the three month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which

---------------

* Insert an amount equal to 1/4 of 1% of the Exercise Price divided by the number of shares of Preferred
  Stock purchasable upon exercise of one Right (i.e., a guaranteed 1% dividend).
                                      D-B-1
             such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

             The term "Reference Package" shall initially mean 100 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Corporation. In the event the Corporation shall at any time after the
        close of business on             ,      * (A) declare or pay a dividend
        on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

             Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

             So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

             (iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

             (v) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole
        share of this Series equal to the greater of (A) $          ** or (B)
        the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

             In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled

---------------

 * For a certificate of designation relating to shares to be issued pursuant to
Section 2.3 of the Rights
   Agreement, insert the Separation Time. For a certificate of designation relating to shares to be issued pursuant to Section 3.1(d) of the Rights
   Agreement, insert the Flip-in Date.

** Insert an amount equal to 100 times the Exercise Price in effect as of the
   Separation Time.
                                      D-B-2
        pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

             Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

             For the purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

             (vi) The shares of this Series shall not be redeemable.

             (vii) In addition to any other vote or consent of stockholders required by law or by the Restated Certificate of Incorporation, as amended, of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

     IN WITNESS WHEREOF, the undersigned have signed and attested this
certificate on the        day of                     ,      .

                          ------------------------------------------------------

Attest:

------------------------------------------------------

                                      D-B-3

                                    ANNEX E

                               SECTION 351.455 OF

               THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW

     351.455 SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES,
WHEN. -- 1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholders and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New Payless Charter provides that New Payless will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of New Payless) by reason of the fact that such person is or was a director, officer, employee or agent of New Payless or is or was serving at the request of New Payless as a director, of ricer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by New Payless in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by New Payless.

     The New Payless Charter further states that the right to indemnification and advancement of expenses provided therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled, and shall continue as to a person who has ceased to be a director, of ricer, employee or agent and shall inure to the benefit of the heirs, and personal representatives of such a person.

     Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or of ricers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonable entitled to indemnity for such expenses despite such adjudication of liability.

     As permitted by Section 102(b)(7) of the DGCL, the New Payless Charter provides that no director of New Payless will be liable to New Payless or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to New Payless or its shareowners; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) under
Section 174 of the DGCL; or (4) for any transaction from which a director derived an improper benefit.

     New Payless will maintain, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in such capacities.

ITEM 21.  EXHIBITS

     The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
   2(a)    Agreement and Plan of Merger (attached to Proxy
           Statement/Prospectus as Annex A).
   3(a)    Form of Restated Certificate of incorporation of New Payless
           (attached to Proxy Statement Prospectus as Annex B).
   3(b)    Form of Bylaws of New Payless (attached to Proxy
           Statement/Prospectus as Annex C).
   3(c)    Restated Certificate of incorporation of Payless
           (incorporated by reference to Exhibit 3.1 of Payless' Form
           10-Q (file number 1-11633) for the quarter ended May 4,
           1996).
   3(d)    Bylaws of Payless (incorporated by reference to Exhibit 3.2 of Payless' Form 10-K (file number 1-11633) for the year
           ended January 31, 1998).
   4       Form of New Payless Rights Agreement (attached to the Proxy
           Statement/Prospectus as Annex D).
   5       Opinion of Sullivan & Cromwell.
  23(a)    Consent of Sullivan & Cromwell (included in Exhibit 5).
  23(b)    Consent of Arthur Andersen LLP.
  24       Power of Attorney.
  99(a)    Form of Proxy Card.
  99(b)    Confidential Voting instructions.
  99(c)    Confidential Voting instructions.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes

          (1) To file, during any period in which offers or sates are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

             (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the tow or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The undersigned Registrant hereby undertakes that every prospectus
     (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on the 21st of April, 1998.

                                          PAYLESS SHOESOURCE HOLDINGS, INC.

                                          By: /s/ STEVEN J. DOUGLASS

                                            ------------------------------------
                                          Name: Steven J. Douglass
                                          Title: Chairman of the Board and
                                             Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Date April 21, 1998                                    By: /s/ STEVEN J. DOUGLASS
                                                       -------------------------------------------------------
                                                           Steven J. Douglass, Director,
                                                           Chairman of the Board and Chief
                                                           Executive Officer

Date April 21, 1998                                    By: /s/ RICHARD A. JOLOSKY
                                                       -------------------------------------------------------
                                                           Richard A. Jolosky, Director and
                                                           President

Date April 21, 1998                                    By: /s/ ULLRICH E. PORZIG
                                                       -------------------------------------------------------
                                                           Ullrich E. Porzig, Senior Vice
                                                           President and Chief Financial Officer

Date April 21, 1998                                    By: /s/ RONALD A. COOPERMAN
                                                       -------------------------------------------------------
                                                           Ronald A. Cooperman
                                                           Controller

Date April 21, 1998                                    By: *
                                                       -------------------------------------------------------
                                                           Thomas A. Hays, Director

Date April 21, 1998                                    By: *
                                                       -------------------------------------------------------
                                                           Michael E. Murphy, Director

Date April 21, 1998                                    By: *
                                                       -------------------------------------------------------
                                                           Daniel Boggan Jr, Director

Date April 21, 1998                                    By: *
                                                       -------------------------------------------------------
                                                           Mylle B. Mangum, Director

Date April 21, 1998                                    By: *
                                                       -------------------------------------------------------
                                                           Howard R. Fricke, Director

Date April 21, 1998                                    By: *
                                                       -------------------------------------------------------
                                                           Robert L. Stark, Director

*By: /s/ WILLIAM J. RAINEY
     -------------------------------
     William J. Rainey
     Attorney in fact